Exhibit 10.2

EXECUTION COPY

EQUITY PURCHASE AGREEMENT

by and among

The GMT Members,

Joseph A. Sperske (as the Members’ Representative),

and

Mine Safety Appliances Company

Dated as of September 7, 2010

2

ARTICLE III COVENANTS OF THE PARTIES PRIOR TO CLOSING DATE	32
3.1. Expenses	32
3.2. Conduct of Business	32
3.3. Further Assurances	32
3.4. Access and Information; Contact with Customers and Suppliers	33
3.5. Public Announcements	33
3.6. Confidentiality	33
3.7. Employees	33
3.8. Due Diligence	34
3.9. Notification	34
3.10. No Negotiation	35
3.11. Members’ Representative	35
3.12. Consents	36
3.13. Tax Matters	36
3.14. Governmental Filings	43
3.15. Acknowledgment by Buyer	43
3.16. Union Bank Debt	43

ARTICLE IV CLOSING CONDITIONS	44
4.1. Conditions to Obligations of Buyer	44
4.2. Conditions to Obligations of GMT Members	47

ARTICLE V INDEMNITY	49
5.1. General	49
5.2. Procedures for Indemnification	52
5.3. Procedures for Third Party Claims	53
5.4. Insurance; Other Indemnity	54
5.5. Escrow; Release of Escrow Amounts	54
5.6. Adjustments	54
5.7. Remedies	55
5.8. Mitigation	55

ARTICLE VI POST CLOSING COVENANTS	55
6.1. Restrictions on Competition	55
6.2. Non-Solicitation of Customers	55
6.3. Non-Solicitation of Employees	55
6.4. Authorization to Modify Restrictions	56
6.5. 50th Anniversary Celebration	56
6.6. Employees	56
6.7. COBRA	57
6.8. Accrued Compensation and Accrued Vacation	57
6.9. Real Estate	57
6.10. Products Liability Coverage	57
6.11. Access to Records	57

ARTICLE VII TERMINATION	57
7.1. Termination Events	57

3

7.2. Effect of Termination	58

ARTICLE VIII MISCELLANEOUS	58
8.1. Entire Agreement	58
8.2. Descriptive Headings; Certain Interpretations	58
8.3. Notices	59
8.4. Counterparts	60
8.5. Survival	60
8.6. Benefits of Agreement	60
8.7. Amendments and Waivers	60
8.8. Governing Law	60
8.9. Jurisdiction; Service of Process; Waiver of Jury Trial	60
8.10. Severability	61
8.11. Time of Essence	61
8.12. Further Assurances	61
8.13. Specific Performance	61

EXHIBITS, ANNEXES AND SCHEDULES
Annex A	Working Capital Calculation
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Robbibaro Employment Agreement
Exhibit C	Form of Joinder Agreement
Exhibit D	Form of Individual Purchase Agreement
Schedule	2.2(c)
Schedule	4.1(p)
Schedule	6.1
Schedule	6.2
Schedule	6.3
Schedule	6.10
Disclosure Schedules

4

INDEX

Accounts Receivable	28
Accounts Receivable List	28
Acquisition	2
Action	21
Actual Closing Date Working Capital Amount	6
Adjusted Closing Date Working Capital Amount	4
Agreement	1
Baseline Working Capital Amount	4
Benefit Plan Resolution	57
Buyer	1
Buyer Indemnitees	49
Cash Purchase Price	3
CERCLA	23
CERCLIS	23
Closing	4
Closing Date	4
Closing Date Balance Sheet	4
Closing Date Working Capital Amount	4
COBRA	57
Code	12
Company	1
Company Accounting Practices	4
Company Group	2
Confidentiality Agreement	33
Core Representations	52
Current Financial Statements	28
Customer List	10
Damages	49
Deductible Amount	52
Disclosure Schedule	7
DOL	26
Electrasem	1
Electrasem Equityholder	1
Electrasem Equityholders	1
Electrasem Interests	1
employee benefit plan	26
Environmental Conditions	22
Environmental Law	24
Environmental Permits	22
ERISA	26
Escrow Agent	3
Escrow Agreement	3
Escrow Amount	3
Escrow Period	54
Financial Statements	28

5

FIRPTA Certificate	46
Foreign GMT Members	46
Form W-9	46
Fundamental Representations	52
Gassonic	1
Gassonic Equityholder	1
Gassonic Equityholders	1
Gassonic Interests	1
GM Group	17
GMHK	2
GMHK Interest	2
GMI	2
GMI Transaction	2
GMIL	2
GMIL Sellers	2
GMIL Transaction	2
GMP	1
GMP Interests	1
GMS	1
GMS Equityholder	1
GMS Equityholders	1
GMS Interests	1
GMSA	1
GMSA Interests	1
GMT Indemnitees	51
GMT Interests	1
GMT Joinder Members	2
GMT Member	1
GMT Members	1
GMT Parties	7
Governmental Authority	22
gross up	27
Hazardous Substances	25
HSR Act	43
Indebtedness	29
Indemnified Party	51
Indemnifying Party	51
Individual Purchase Agreement	47
Intellectual Property	20
Interests	2
IRS	26
Known	7
Lien	7
Liens	7
Material Adverse Effect	8
Material Contract List	21

6

Members’ Representative	1
Most Recent Balance Sheet	28
multi-employer plan	27
multiple employer welfare arrangement	27
Negotiation Period	53
Order	22
Permitted Encumbrances	17
Person	10
Plan	26
Pre-Closing Period	37
Pre-Closing Period Tax Return	38
Pre-Closing Taxes	38
Purchase Price	3
Purchase Price Allocation	6
Related Persons	17
Release	25
Representatives	9
Robbibaro Trust	1
Securities Act	7
Shannon Trust	1
Shelley Trust	1
Software	20
Special Representations	52
Sperske Trust	1
Stasia Trust	1
Statutory Plans	25
Straddle Period	37
Straddle Period Tax Return	40
Tax	13
Tax Claim Notice	41
Tax Contest	41
Taxes	13
Third Party Claim	54
to the Knowledge of the GMT Parties	7
Transfer Taxes	40
Unaudited Financial Statements	28
voluntary employees’ beneficiary association	27
Working Capital Amount	4
Working Capital Firm	5
Working Capital Objection Notice	5
Wuxi	2
Wuxi Interest	2

7

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, dated as of September 7, 2010 (this “Agreement”), with respect to the equity interests of General Monitors Transnational, LLC, a Nevada limited liability company (the “Company”), by and among (i) Cecil Lenihan; David Woods; Denis Connolly; Joseph A. Sperske, as Trustee of the Shelley Trust (the “Shelley Trust”); Joseph A. Sperske, as Trustee of the Stasia Trust (the “Stasia Trust”); Joseph A. Sperske, as Trustee of the Shannon Trust (the “Shannon Trust”); Darin Brame; George Purvis; Joseph A. Sperske, as Trustee of the Joseph A. Sperske Revocable Trust (the “Sperske Trust”)”); and Phillip A. Robbibaro and Michelle Robbibaro, as Trustees of the Robbibaro Family Trust (the “Robbibaro Trust”) (each of the aforementioned in (i) is a “GMT Member” and collectively, are the “GMT Members”); (ii) Joseph A. Sperske, as agent for the GMT Members (the “Members’ Representative”); and (iii) MINE SAFETY APPLIANCES COMPANY, a Pennsylvania corporation (“Buyer”).

INTRODUCTION

WHEREAS, the GMT Members own all of the issued and outstanding membership interests (the “GMT Interests”) of the Company;

WHEREAS, the Company, along with Frank G. Dagerman, Thomas Dagerman, and Edwin Choo Yong Liang (each a “GMS Equityholder,” and collectively, the “GMS Equityholders”), own all of the issued and outstanding ownership interests (the “GMS Interests”) of General Monitors Systems, LLC, a Nevada limited liability company (“GMS”);

WHEREAS, GMS owns all of the issued and outstanding ownership interests (the “GMSA Interests”) of General Monitors Systems Asia Pte. Ltd., a limited private company organized under the laws of Singapore (“GMSA”);

WHEREAS, the Company, along with Melinda Brown, Brenda K. Denny, Paul E. Morris, DeWayne Brown, Catherine Vaughn and Alan Austin (each an “Electrasem Equityholder,” and collectively, the “Electrasem Equityholders”), own all of the issued and outstanding ownership interests (the “Electrasem Interests”) of Electrasem, LLC, a California limited liability company (“Electrasem”);

WHEREAS, the Company owns all of the issued and outstanding ownership interests (the “GMP Interests”) of General Monitors Pacifica, Pte., Ltd., a private company limited by shares organized under the laws of Singapore (“GMP”);

WHEREAS, the Company, along with Gregma Holding ApS and Bjarni Invest ApS, (each a “Gassonic Equityholder,” and collectively, the “Gassonic Equityholders”), own all of the issued and outstanding ownership interests (the “Gassonic Interests”) of Gassonic A/S, a company organized under the laws of Denmark (“Gassonic”);

WHEREAS, the Company holds a thirty percent interest (the “GMHK Interest”) in General Monitors (HK) Co., Limited, a private company limited by shares organized under the laws of Hong Kong (“GMHK”);

WHEREAS, the Company holds a thirty percent interest (the “Wuxi Interest”) in Wuxi General Monitors Co., Ltd. (“Wuxi”), a limited liability company organized under the laws of the Peoples Republic of China; provided that the parties understand and agree that the Company also holds an additional five percent interest in Wuxi in its name as a nominee for Andrew Yong pursuant to a Nominee Shareholder Agreement dated October 15, 2008, which interest shall be transferred to Mr. Yong upon payment in full of that certain promissory note dated October 15, 2008 in the original principal amount of US$124,677.57, and the parties intend that the terms of the nominee arrangement between the Company and Mr. Yong shall not be modified at the Closing Date;

WHEREAS, on or about the date hereof, Buyer, General Monitors, Inc., a Nevada corporation (“GMI”) and a representative of GMI will enter into an asset purchase agreement whereby Buyer will purchase substantially all of the assets of GMI and assume certain liabilities of GMI (the “GMI Transaction”);

WHEREAS, on or about the date hereof, Buyer will purchase all of the outstanding stock of General Monitors Ireland Limited, an Irish corporation (“GMIL”), subject to and in accordance with the terms of a purchase agreement among GMIL, the holders of the capital stock of GMIL (the “GMIL Sellers”), and a representative of the GMIL Sellers (the “GMIL Transaction”);

WHEREAS, the GMT Interests, GMS Interests, GMSA Interests, Electrasem Interests, Gassonic Interests, GMP Interests, Wuxi Interest and GMHK Interest are collectively the “Interests”;

WHEREAS, the Company, GMS, GMSA, Electrasem, Gassonic, and GMP are collectively the “Company Group”;

WHEREAS, subject to the terms and conditions of this Agreement, the GMT Members desire to sell to Buyer, and Buyer desires to purchase from the GMT Members, all of the GMT Interests (the “Acquisition”);

WHEREAS, five of the GMT Members, Denis Connolly, Cecil Lenihan, David Woods, Darin Brame and George Purvis (the “GMT Joinder Members”), will not execute this Agreement as of the date hereof but are expected to execute a Joinder Agreement after the date hereof, effective as of the date hereof, to join this Agreement; and

WHEREAS, Don Edwards, Phillip Robbibaro, Shannon Edwards Honarvar, and Stasia Edwards Mate are benefitting from the sale of the business and the goodwill of the Company Group and the consideration to be paid therefor and to be received by the GMT Members which are trusts set up by Messrs. Edwards and Robbibaro and Mmes. Honarvar and Mate for their own benefit or the benefit of family members.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, intending to be legally bound, the parties agree as follows:

ARTICLE I

SALE AND TRANSFER OF INTERESTS; CLOSING

1.1. Purchase and Sale.

(a) Subject to the terms and conditions set forth herein, on the Closing Date (as defined in Section 1.3), the GMT Members will sell and deliver to Buyer free and clear of any Liens (as defined in Section 2.1(a) hereof) and together with all rights attaching thereto on and after the Closing Date, and Buyer will purchase from the GMT Members, the GMT Interests.

(b) Buyer, in its sole discretion, may designate one or more entities (which entities need not be affiliates of Buyer) as the entity or entities to which the GMT Interests shall be transferred at Closing; provided that notwithstanding any such designation, Buyer shall continue to be bound by the terms, conditions, and provisions of this Agreement. In the event Buyer elects to make such a designation, Buyer shall deliver to the Members’ Representative at least one day prior to the Closing Date a letter identifying the entity or entities to which the GMT Interests are to be transferred at Closing, together with the number of GMT Interests to be transferred to such entity or entities.

(c) Prior to the Closing, the GMT Members will use reasonable efforts to cause the GMT Joinder Members to join this Agreement as described in Section 4.1(r). For the avoidance of doubt, this Agreement will be binding upon and enforceable against the parties who have signed this Agreement whether or not any or all of the GMT Joinder Members sign; provided, that as set forth in Section 4.1(r), Buyer shall not be required to close unless all of the GMT Members shall sign this Agreement (including through the Joinder Agreement).

1.2. Consideration. In consideration for the GMT Interests, and subject to the terms and conditions herein, Buyer will pay the GMT Members $80,188,000 USD, as adjusted as provided in Section 1.4 (the “Purchase Price”), payable as follows:

(a) Cash Purchase Price. On the Closing Date, Buyer will pay to the GMT Members by wire transfer in immediately available funds, in accordance with written instructions to be provided by the GMT Members to Buyer no less than two (2) business days prior to the Closing Date, an aggregate amount equal to $69,305,300 USD (the “Cash Purchase Price”). Buyer shall withhold taxes as required by law and shall remit such taxes to the appropriate authorities.

(b) Escrow Amount. The remaining $10,882,700 USD shall be held back and placed in escrow (the “Escrow Amount”) with PNC Bank, N.A. (the “Escrow Agent”) in accordance with the terms of the Escrow Agreement by and among Buyer, the Members’ Representative and the Escrow Agent (the “Escrow Agreement”). The Escrow Amount will be delivered to the GMT Members at such time and in such amounts as set forth in the Escrow Agreement. By executing this Agreement, a Joinder Agreement or an Individual Purchase Agreement, the GMT Members (including without limitation the GMT Joinder Members), the GMS Equityholders, the Electrasem Equityholders, and the Gassonic Equityholders each agree to the terms of the Escrow Agreement.

1.3. Closing; Closing Date. The closing (the “Closing”) for the consummation of the transactions contemplated by this Agreement shall take place as soon as practicable after the satisfaction or waiver of all conditions to Closing set forth herein or such other date as may be mutually agreed upon by the parties hereto (such date of the Closing being hereinafter called the “Closing Date”); provided, at Buyer’s option the Closing shall not occur until October 1, 2010. The Closing shall be deemed to have occurred effective as of 12:01 a.m. on the Closing Date.

1.4. Working Capital.

(a) Baseline Working Capital Amount; Working Capital Amount. The “Baseline Working Capital Amount” shall mean $7,570,689, which is the Working Capital Amount as set forth in the balance sheet of the Company contained in the unaudited, consolidating management reports for the Company Group, GMI, and GMIL as of March 31, 2010. The “Working Capital Amount” shall mean, as of a particular date, an amount equal to (i) the consolidated current assets of the Company Group minus (ii) the consolidated current liabilities of the Company Group (excluding, for the avoidance of doubt, long-term portion of any liabilities and deferred Tax liabilities that solely relate to the difference between book income and taxable income), in each case calculated in accordance and consistently with the past practices of the Company Group (“Company Accounting Practices”). In calculating the Working Capital Amount, the calculation shall be performed in a manner consistent with the example of the net working capital calculation attached hereto as Annex A. For the avoidance of doubt, for purposes of the calculation of the Working Capital Amount, all deferred Tax liabilities of the Company Group shall be properly accrued on the balance sheet contained in the unaudited, consolidating management reports for the Company Group in accordance and consistently with their respective past practices, as adjusted in this Section 1.4(a) and Annex A attached hereto.

(b) Post-Closing Determination. Within sixty (60) calendar days after the Closing Date, Buyer, or its designee, will conduct a review of the Working Capital Amount as of the Closing Date (the “Closing Date Working Capital Amount”) and will prepare and deliver to the Members’ Representative a balance sheet as of 12:00:01 a.m. on the Closing Date (the “Closing Date Balance Sheet”), together with a computation of the Closing Date Working Capital Amount and the Adjusted Closing Date Working Capital Amount (as defined below). The Closing Date Balance Sheet shall be prepared in a manner consistent with the preparation of the balance sheet contained in the unaudited, consolidating management reports for the Company Group as of March 31, 2010. The Closing Date Working Capital Amount shall be adjusted to: (i) (x) add the amount of any net increase in net fixed assets of the Company Group from March 31, 2010 to the Closing Date, or (y) subtract the amount of any net decrease in net fixed assets of the Company Group from March 31, 2010 to the Closing Date, and (ii) (x) add the amount of any net decrease in long term Indebtedness of the Company Group from March 31, 2010 to the Closing Date or (y) subtract the amount of any net increase in long term Indebtedness of the Company Group from March 31, 2010 to the Closing Date (as so adjusted, (the “Adjusted Closing Date Working Capital Amount”).

The Company Group and Buyer will make available to the Members’ Representative all information, data, records and work papers used in preparing the Closing Date Balance Sheet and calculating the working capital adjustment hereunder and such other records and work papers as are necessary for the Members’ Representative to review the calculations and to resolve any disputed related thereto, including without limitation access to (and the ability to make copies of) the books and records of the Company Group. Buyer further agrees to make its personnel and accountants available to explain any information, data, records and work papers used in preparing the Closing Date Balance Sheet and calculating the working capital adjustment hereunder.

If the Members’ Representative disagrees with the computation of the Adjusted Closing Date Working Capital Amount or the items reflected on the Closing Date Balance Sheet, the Members’ Representative may, within thirty (30) calendar days after receipt of the Closing Date Balance Sheet, deliver a notice (a “Working Capital Objection Notice”) to Buyer identifying with reasonable specificity those items of the Closing Date Balance Sheet prepared by Buyer to which the Members’ Representative is objecting and the amounts with respect thereto that the Members’ Representative asserts to be the correct amounts and setting forth the Members’ Representative’s calculation of the Adjusted Closing Date Working Capital Amount. If the Members’ Representative does not deliver a Working Capital Objection Notice within such thirty (30) calendar day period, then the Adjusted Closing Date Working Capital Amount shall be deemed to be finally determined as the amount calculated by Buyer. If the Members’ Representative timely delivers a Working Capital Objection Notice to Buyer, the Members’ Representative and Buyer will use reasonable efforts to resolve any disagreement as to the computation of the Adjusted Closing Date Working Capital Amount as soon as practicable, but if they cannot reach a final resolution within thirty (30) calendar days after Buyer has received the Working Capital Objection Notice, Buyer and the Members’ Representative will jointly retain a mutually agreeable independent accounting firm of recognized national standing (the “Working Capital Firm”) to resolve their disagreement. If Buyer and the Members’ Representative are unable to agree on the choice of the Working Capital Firm, then the Working Capital Firm will be an independent accounting firm of recognized national standing selected by lot (after excluding one firm designated by Buyer and one firm designated by the Members’ Representative). Buyer and the Members’ Representative will direct the Working Capital Firm to render a determination as promptly as practicable but in no event later than forty-five (45) calendar days of its retention. Buyer and the Members’ Representative and their respective agents will cooperate fully with the Working Capital Firm during its engagement to facilitate its resolution of the remaining disputes, including by providing the information, data, records, and work papers used by each party to calculate the adjustment amount due and the remaining disputes, and making its personnel and accountants available to explain any such information, data, records, or work papers. The Working Capital Firm will consider only those items and amounts in the Closing Date Balance Sheet set forth in the Working Capital Objection Notice which Buyer and the Members’ Representative are unable to resolve. In resolving any disputed item, the Working Capital Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Working Capital Firm’s determination will be based on such review as the Working Capital Firm deems necessary to make its determination, and on the definition of the Adjusted Closing Date Working Capital Amount included herein. The determination of the Adjusted Closing Date Working Capital Amount by the Working Capital Firm will be conclusive and binding upon Buyer, the Members’ Representative and the GMT Members, in the absence of fraud or manifest error. Each of the parties shall bear its own costs and expenses in connection with the work of the Working Capital Firm. Buyer, on the one hand, and the GMT Members, on the other hand, shall bear the costs and expenses of the Working Capital Firm based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party. The Adjusted Closing Date Working Capital Amount, as finally determined pursuant to this Section 1.4(b), is referred to herein as the “Actual Closing Date Working Capital Amount.”

(c) Payment of Working Capital Adjustments.

(i) If the Actual Closing Date Working Capital Amount exceeds the Baseline Working Capital Amount, Buyer shall, within five (5) business days after the determination thereof, pay to the Members’ Representative (for the benefit of the GMT Members) an amount equal to the amount by which (A) the Actual Closing Date Working Capital Amount exceeds (B) the Baseline Working Capital Amount. Such payment shall be payable by Buyer to the Members’ Representative (for the benefit of the GMT Members) in accordance with written instructions to be provided by the Members’ Representative to Buyer no less than two (2) business days after the determination thereof. Such payment shall be made by Buyer to the Members’ Representative (for the benefit of the GMT Members) in cash, by cashier’s or certified check, or by wire transfer of immediately available funds in United States Dollars to the accounts designated by the GMT Members pursuant to the immediately preceding sentence.

(ii) If the Actual Closing Date Working Capital Amount is less than the Baseline Working Capital Amount, Buyer shall be entitled to receive an amount by which (A) the Baseline Working Capital Amount exceeds (B) the Actual Closing Date Working Capital Amount. Buyer shall be permitted to withdraw such amount from the Escrow Account maintained with respect to the Company and the Members’ Representative shall cooperate in providing the joint written instructions to the Escrow Agent with respect thereto.

(iii) If, pursuant to Section 1.4(a) above, a dispute exists as to the final determination of the Actual Closing Date Working Capital Amount, the Company Group and Buyer, on one hand, and the GMT Members, on the other hand, shall promptly pay to the other, as appropriate in accordance with Sections 1.4(c)(i) and 1.4(c)(ii), such amounts as are not in dispute, pending final determination of such dispute pursuant to Section 1.4(b).

(d) Working Capital Adjustments in Individual Purchase Agreements. The parties agree that to the extent any working capital adjustment arises under any Individual Purchase Agreement, any payment due hereunder shall be offset by the amount of the payment made pursuant to such Individual Purchase Agreement such that there will be no double counting of any working capital adjustments or payments relating thereto.

1.5. Purchase Price Allocation. The parties shall cooperate to prepare an allocation of the Purchase Price in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Purchase Price Allocation”). The parties agree that the Purchase Price Allocation will bind them for federal, state, local, and foreign income and personal property sales tax purposes in connection with the transactions contemplated hereunder and will be consistently reflected by them on any tax returns or reports they file or prepare. The parties shall consult with each other concerning all issues relating to such allocation in connection with any tax audit and the parties shall not initiate any positions inconsistent with such allocation in connection with any tax audit. Notwithstanding the above, the parties agree to determine the portion of the Purchase Price to be allocated to any United States real property interests (as defined in Section 897 of the Code and the underlying Treasury regulations) prior to the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties by the GMT Members. The GMT Members represent and warrant to Buyer, except as set forth in the disclosure schedule or the lists attached to the disclosure schedule (the “Disclosure Schedule”), and except for events, transactions, or occurrences contemplated or required by this Agreement, as follows. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections in this Article II and the disclosure of a particular matter in any section of the Disclosure Schedule shall be deemed to be disclosed in all other relevant sections of the Disclosure Schedule to the extent that it is reasonably apparent to Buyer from such disclosure that such disclosure is applicable to such other sections. The inclusion of any matter on the Disclosure Schedule shall not (i) be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the GMT Members in this Agreement or an admission as to the materiality of any such matter and (ii) be deemed to establish a standard of materiality. To the extent used herein, “to the Knowledge of the GMT Parties” or “Known” by the GMT Parties shall mean the actual knowledge after reasonable inquiry. With respect to determining whether something is to the “Knowledge of the GMT Parties” or “Known” by the GMT Parties, the GMT Parties shall include the knowledge of the GMT Members, Phil Robbibaro, Joseph A. Sperske, Richard Lamishaw and Don Edwards and such persons shall be the “GMT Parties”).

(a) Title to Interests. The GMT Members are the sole record and beneficial owners of the GMT Interests and at the Closing will transfer to Buyer (or its designee as contemplated by Section 1.1(b)), good and marketable title to the GMT Interests and will transfer the GMT Interests free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other encumbrances, other than restrictions under the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws, (each a “Lien” and, collectively, “Liens”), and with no restriction on the voting rights, transfer rights and the other incidents of record and beneficial ownership pertaining to the GMT Interests, except for such restrictions arising under the Securities Act and state securities laws. The Company directly or indirectly legally and beneficially owns the stock, interests and equity of each other entity in the Company Group, Wuxi or GMHK as set forth in Section 2.1(a) of the Disclosure Schedule free and clear of any Liens.

(b) Organization, Standing and Power.

(i) Section 2.1(b)(i) of the Disclosure Schedule contains a complete and accurate list for the Company of the jurisdiction of organization and each other jurisdiction in which it is authorized to do business. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Nevada and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry out its business as now being conducted. The Company is duly qualified to do business as a foreign company and is in good standing under the laws of each state or other jurisdiction in which the ownership or use of properties owned by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, a “Material Adverse Effect” means an event, circumstance or condition which: (A) if quantifiable, would result in a cost, liability or other expense or diminution in value of more than $100,000 or (B) if not quantifiable, would be materially adverse to the business, assets, financial condition or results of operations of the Company and each other entity in the Company Group, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (I) any adverse change, event, development or effect resulting from or relating to (t) general business or economic conditions, including without limitation any effect that is the result of factors affecting any national, regional or world economy, (u) any occurrence or condition affecting generally the industries in which the Company and the other entities in the Company Group operate, (v) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (w) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (x) changes in generally accepted accounting principles and/or changes in laws, (y) the execution or announcement of this Agreement or the transactions contemplated hereby (including without limitation a reduction or delay in purchases of products or services from the Company, any other entity in the Company Group, Wuxi or GMHK), or (z) any actions taken with the consent or at the direction of Buyer (including without limitation any actions done in compliance with the terms of this Agreement), (II) any existing event, occurrence, change, development, or circumstance with respect to which Buyer has knowledge as of the date of this Agreement other than matters which are required to be but are not set forth in the Disclosure Schedule (except as otherwise set forth in Section 5.1(f)), or (III) any adverse change, event, development, or effect on or regarding the Company, any other entity in the Company Group, Wuxi, and/or GMHK that is disclosed to Buyer and cured before the earlier of the Closing Date or the date on which this Agreement is terminated.

(ii) Section 2.1(b)(ii) of the Disclosure Schedule identifies the jurisdiction of incorporation or organization of each other entity in the Company Group and each other jurisdiction in which such entity is authorized to do business. Section 2.1(b)(ii) of the Disclosure Schedule identifies the jurisdiction of incorporation or organization of Wuxi and GMHK. Each other entity in the Company Group is duly organized, validly existing and in good standing under the laws of its state or country of incorporation or organization as set forth on Section 2.1(b)(ii) of the Disclosure Schedule and has all requisite power and authority to own, lease and operate its properties and to carry out its business as now being conducted. Each other entity in the Company Group is qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which the ownership or use of properties owned by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified could not reasonably be expected to result in a

Material Adverse Effect. The Company does not directly or indirectly own any capital stock of, or other equity interests in, any entity other than the other entities in the Company Group, Wuxi and GMHK.

(iii) The GMT Members have delivered or made available to Buyer or its Representatives true, correct and complete copies of all of the organizational documents of the Company, each other entity in the Company Group, Wuxi and GMHK, in each case as currently in effect. “Representatives” of a party means such party’s legal counsel, investment bankers, accountants and other advisors.

(c) Binding Agreement. Upon execution and delivery of this Agreement (i) on the date hereof by the GMT Members (other than the GMT Joinder Members) and the Members’ Representative, or (ii) through a Joinder Agreement by the GMT Joinder Members, and upon the execution and delivery of an Individual Purchase Agreement and a stockholders’ or members’ consent and waiver by each of (i) the GMS Equityholders, (ii) the Electrasem Equityholders, and (iii) the Gassonic Equityholders, this Agreement will have been duly executed and delivered by each of the GMT Members and by the Members’ Representative pursuant to all necessary authorization and, assuming due authorization, execution and delivery by the other parties hereto, and will be the valid and legally binding obligation of each such Persons, respectively, enforceable against such Persons in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

(d) Conflicts; Consents. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor compliance by the GMT Members with any of the provisions hereof will: (i) conflict with or result in a breach of the charter, by-laws or other constitutive documents of the GMT Members or any entity in the Company Group, Wuxi and GMHK, and (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any agreement binding upon the GMT Members or any entity in the Company Group, including any contract identified on the Material Contract List referred to in Section 2.1(l), which would adversely affect the ability of the GMT Members to perform their respective duties and obligations under this Agreement or which would have a Material Adverse Effect, (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the GMT Members, or any entity in the Company Group or such a party’s properties or assets which would adversely affect the ability of the GMT Members to perform their respective duties and obligations under this Agreement, or which would have a Material Adverse Effect, or (iv) result in the imposition or creation of any Lien upon or with respect to the GMT Interests or the assets of the Company or any other entity in the Company Group. No consent or approval by, or any notification of or filing with, any public body or authority is required to be obtained or made at or prior to the Closing by the GMT Members or any entity in the Company Group, other than the HSR Act filing contemplated herein, in connection with the execution, delivery and performance by the GMT Members of this Agreement or the consummation of the transactions contemplated hereby.

(e) Capitalization; Equity Interests. Section 2.1(e) of the Disclosure Schedule sets forth the authorized capital stock or other equity interest and the number of issued and outstanding shares of each class of stock or other equity interest of the Company and each other entity in the Company Group, Wuxi and GMHK, together with the names of the holders of all such outstanding equity interests and the percentage of outstanding equity interests held by each such holder. There are no other shares of capital stock or other equity interests of the Company or each other entity in the Company Group, Wuxi and GMHK issued or outstanding. All of the GMT Interests and the interests of the Company in each other entity in the Company Group, Wuxi and GMHK are validly issued and outstanding, fully paid and nonassessable. Neither the GMT Members nor any other any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority (each, a “Person”) is entitled to any preemptive or similar rights with respect to the GMT Interests or the Company’s interest in each other entity in the Company Group, Wuxi or GMHK. There are no outstanding or authorized options, warrants, call agreements, convertible securities or other rights, agreements, arrangements or commitments relating to the GMT Interests or the Company’s interest in each other entity in the Company Group, Wuxi or GMHK or obligating GMT Members, the Company, each other entity in the Company Group, Wuxi or GMHK to issue or sell any of the GMT Interests or the Company’s interest in each other entity in the Company Group, Wuxi or GMHK or any other shares of capital stock of, or any other interest in, the Company or any other entity in the Company Group, Wuxi and GMHK. Notwithstanding the foregoing, the parties agree that with respect to any representation and warranty made with respect to Wuxi and GMHK in this Section 2.1(e) (other than with respect to the interests in Wuxi and GMHK which are owned by the Company), the representation and warranty as it pertains to Wuxi and GMHK shall be true and correct to the actual knowledge of the GMT Members.

(f) [Reserved]

(g) Customers. The customer list which has been attached to Section 2.1(g) of the Disclosure Schedule (the “Customer List”) sets forth (i) the names and addresses of all customers that generated revenues for each entity in the Company Group with an aggregate value for each such customer of $150,000 or more during each of the calendar years 2010, 2009 and 2008 and (ii) the amount for which each such customer was invoiced during each such periods; provided that for 2010, such list shall be as of the date specified on the Customer List. To the Knowledge of the GMT Parties, as of the date of execution of this Agreement, neither the Company nor any other entity in the Company Group has received any written notice that any customer listed on the Customer List either (A) has ceased, or will cease, to use the services of the Company or any other entity in the Company Group pursuant to the customer’s current arrangement or contract with any entity in the Company Group, (B) has substantially reduced or will substantially reduce, the use of the services of the Company or any other entity in the Company Group or (C) has sought, or is seeking, to reduce the price it will pay for services of the Company or any other entity in the Company Group, including in each case after the consummation of the transactions contemplated hereby. To the Knowledge of the GMT Parties, as of the date of execution of this Agreement, no customer listed on the Customer List has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(h) Absence of Changes. Since June 30, 2010, the Company and each other entity in the Company Group have conducted their business only in the ordinary course of business consistent with past practice. Without limiting the foregoing, since June 30, 2010, there has not been any:

(i) change in the authorized or issued capital stock or ownership interests of the Company, any other entity in the Company Group, Wuxi or GMHK; grant of any stock option or right to purchase any ownership interests of the Company, any other entity in the Company Group, Wuxi or GMHK; issuance of any security convertible into such ownership interests; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company, any other entity in the Company Group, Wuxi or GMHK of any of their respective ownership interests; or declaration or payment of any dividend or other distribution or payment in respect of such ownership interests (except to the Company, any other entity in the Company Group wholly or partially owned by the Company, Wuxi or GMHK and except for tax distributions to the holders of Interests in any such entities);

(ii) amendment to the organizational documents of the Company, any other entity in the Company Group, Wuxi or GMHK;

(iii) (A) payment or increase, or commitment to pay or increase, by the Company or any other entity in the Company Group of any bonuses, salaries, or other compensation to any shareholder, member, director, manager of a limited liability company, or officer (except (I) in the ordinary course of business consistent with past practice, or (II) for payments or increases in wages or salaries required under existing agreements, arrangements or understandings), or (B) entry into any employment, severance, or similar contract with any shareholder, member, director, manager of a limited liability company, officer, or employee (other than employment, severance or similar contracts entered into with non-United States residents in the ordinary course of business in compliance with statutory requirements of the applicable laws of the country of such person’s residence or employment);

(iv) adoption of, or increase in the payments to or benefits under, any Plan (as defined in Section 2.1(o)) for or with any employees of the Company or any other entity in the Company Group, except to the extent such adoption of or increase in the payment to or benefits under is required by law;

(v) damage to or destruction or loss of any asset or property of the Company or any other entity in the Company Group, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect;

(vi) entry into, failure to renew, termination of, or receipt of notice of termination of any license (other than end-user licenses in the ordinary course of business consistent with past practice), vendor, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or any other contract or transaction (or series of related contracts or transactions), outside the ordinary course of business, involving a total remaining commitment by or to the Company or any other entity in the Company Group of at least $100,000;

(vii) sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease, or other disposition of any material asset or property of the Company or any other entity in the Company Group or Lien on any material asset or property of the Company or any other entity in the Company Group;

(viii) cancellation or waiver of any claims or rights with a value to the Company or any other entity in the Company Group in excess of an aggregate of $100,000;

(ix) change in annual accounting period of the Company or any other entity in the Company Group;

(x) action that would cause either the Company or any other entity in the Company Group to make or rescind any Tax election, except to the extent such action is the result of the sale of the GMT Interests pursuant to this Agreement;

(xi) adoption or change in any method of accounting for the Company or any other entity in the Company Group (except as required by a change in law (including U.S. generally accepted accounting principles) or international accounting standards for those entities in the Company Group which issue financial statements outside of the United States);

(xii) reversal of accruals with respect to the Company or any other entity in the Company Group (except as required by a change in law (including U.S. generally accepted accounting principles) or international accounting standards for those entities in the Company Group which issue financial statements outside of the United States);

(xiii) incurrence or assumption of any Indebtedness or any other obligation or liability, absolute, accrued, contingent or otherwise, individually or in the aggregate in excess of $100,000, except current liabilities in the ordinary course of business consistent with past practice, or the incurrence of any Lien upon the assets of the Company or any other entity in the Company Group;

(xiv) capital expenditures, additions or improvements by the Company or any other entity in the Company Group in excess of an aggregate of $100,000;

(xv) institution, settlement or agreement to settle any litigation, action or proceeding by the Company or any other entity in the Company Group other than in the ordinary course of business consistent with past practice;

(xvi) failure by the Company or any other entity in the Company Group to maintain in full force and effect or renew policies of insurance in effect at June 30, 2010;

(xvii) election or change in any election by the Company or any other entity in the Company Group, filing of any amended tax return by the Company or any other entity in the Company Group, entry into any “closing agreement” as described in Section 7121 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any corresponding or similar provision of state, local or foreign income Tax law) by the Company or any other entity in the Company Group, settlement of any claim for Taxes or assessment of Taxes relating to the Company or any other entity in the Company Group, surrender of any right to claim a refund of

Taxes by the Company or any other entity in the Company Group, consent to any extension or waiver of the limitation period applicable to any claim for Taxes or assessment of Taxes relating to the Company or any other entity in the Company Group, or other similar action relating to the filing of any tax return or the payment of any Taxes, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could have the effect of increasing the liability for Taxes of the Company or any other entity in the Company Group for any period ending after the Closing Date or decreasing any tax attribute of the Company or any other entity in the Company Group existing on the Closing Date;

(xviii) entry into, or commitment to enter into, any transactions with Related Persons; or

(xix) agreement, whether oral or written, by the Company or any other entity in the Company Group to do any of the foregoing.

Notwithstanding the foregoing, the parties agree that with respect to any representation and warranty made with respect to Wuxi and GMHK in this Section 2.1(h), the representation and warranty as it pertains to Wuxi and GMHK shall be true and correct to the actual knowledge of the GMT Members.

(i) Tax Matters.

(i) The Company and each other entity in the Company Group are accrual basis taxpayers and their tax liabilities are determined on that basis.

(ii) Each of the Company and each other entity in the Company Group: (i) timely filed all Tax returns required to be filed by them, and all such Tax returns are true, correct and complete in all material respects; and (ii) timely paid all Taxes shown to be due and owing by such entity on any such Tax return, and all other material Taxes due and payable by such entity, except for Taxes being contested in good faith and for which adequate reserves have been established and maintained for such Tax liability in accordance with Company Accounting Practices, and specifically listed in Section 2.1(i) of the Disclosure Schedule and reflected on the Financial Statements. For purposes of this Agreement, “Tax” or “Taxes” means all (A) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other taxing authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar laws), (B) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (A) or (ii) the failure to comply with any requirement imposed with respect to any Tax return, and (C) liability in respect of any items described in clause (A) and/or (B) payable by reason of contract (including any tax sharing agreement), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign law)) or otherwise.

(iii) The Company and each other entity in the Company Group has established reserves in accordance and consistent with Company Accounting Practices that are adequate for the payment of all Taxes which are the obligation of any such entity but are not yet due and payable or that are being contested in good faith, and all such reserves have been disclosed to Buyer in writing. Since December 31, 2009, neither the Company nor any entity in the Company Group has incurred any liability for Taxes other than in the ordinary course of business.

(iv) Each of the Company and each other entity in the Company Group has timely withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, shareholder, creditor, holder of securities or other third party, and each of the Company and each other entity in the Company Group have complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(v) There are no Liens relating or attributable to Taxes encumbering (and no taxing authority has threatened to encumber) the assets of any of the Company or any other entity in the Company Group, except for statutory Liens for current Taxes not yet due and payable, or Liens for Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with Company Accounting Practices on the Financial Statements. There are no Liens relating or attributable to Taxes encumbering (and no taxing authority has threatened to encumber) the GMT Interests or the equity interests in any entity in the Company Group.

(vi) There are no pending or, to the Knowledge of the GMT Parties, threatened claims by any governmental entity with respect to Taxes which are the responsibility of any entity in the Company Group. Neither the Company nor any other entity in the Company Group has received for any open period from any federal, state, local or foreign Tax authority any written (A) notice of deficiency for any Tax, (B) claim for additional Taxes, or (C) other dispute or claim relating or attributable to any Tax liability of any of the Company or any other entity in the Company Group, which has not been properly reflected in the Financial Statements.

(vii) Neither the Company nor any entity in the Company Group is a party to, or is bound by, nor has an obligation under any agreement, plan, contract or arrangement that would result, separately or the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any “gross-up” payment from any of the Company or any other entity in the Company Group in the event that the excise Tax of Section 4999(a) of the Code is imposed on such Person.

(viii) Each Plan that provides for nonqualified deferred compensation has, since January 1, 2005, been operated and maintained materially in accordance with good faith, reasonable interpretations of Section 409A of the Code, as determined under applicable guidance of the Department of Treasury and IRS, as was in effect from time to time, with respect to amounts deferred (within the meaning of Section 409A of the Code) after January 1, 2005.

(ix) Neither the Company nor any other entity in the Company Group has waived any statute of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(x) Neither the Company nor any other entity in the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following actions or events: (i) change in method of accounting for any taxable period ending on or prior to the Closing Date pursuant to Section 481(c) of the Code (or any similar provision of state, local or foreign law); (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed prior to the Closing Date; (iii) installment sale or open transaction disposition made prior to the Closing Date; (iv) prepaid income received prior to the Closing Date or (v) method of accounting that defers the recognition of income to any period ending after the Closing Date.

(xi) Neither the Company nor any other entity in the Company Group (i) is a party to, is bound by, or has any obligation under, any tax sharing agreement or (ii) have any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such tax sharing agreement.

(xii) Neither the Company nor any entity in the Company Group (i) is a party to, is bound by, or has any obligation under, any closing or similar agreement, Tax abatement or similar agreement or any other agreements with any taxing authority with respect to any period for which the statute of limitations has not expired or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such agreement.

(xiii) No power of attorney that currently is in effect has been granted by any of the Company or any entity in the Company Group.

(xiv) Neither the Company nor any entity in the Company Group has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor or as a result of similar liability, operation of law, by contract (including any tax sharing agreement) or otherwise.

(xv) Neither the Company nor any entity in the Company Group has (i) taken a reporting position on a Tax return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law), (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-3(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest,” or (iii) entered into any other transaction that required or will require the filing of an IRS Form 8886.

(xvi) The Company has delivered or made available, or in the case of GMS, GMSA, Electrasem, Gassonic and GMP will deliver or make available, to Buyer or its Representatives: (i) correct and complete copies of all income Tax returns filed by each of the Company and each other entity in the Company Group prior to the date of this Agreement for the three taxable years ending immediately preceding the date of this Agreement; (ii) all ruling requests, technical advice memoranda, closing or similar agreements, “gain recognition agreements” (within the meaning of Treasury Regulations Section 1.367(a)-8 or 8T (as applicable)), or similar agreements or documents relating or attributable to each of the Company and each entity in the Company Group that could reasonably be expected to affect any period ending after the Closing Date or for which the statute of limitations has not expired or for which the Company or any entity in the Company Group has any Tax or other liability thereunder; (iii) all tax sharing agreements for which any of the Company or any entity in the Company Group is a party; (iv) all Tax abatement or similar agreements (or any other agreements) with any taxing authority for which any of the Company or any entity in the Company Group is a party; and (v) all revenue agent’s reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests, material correspondence and other similar documentation relating to Taxes or Tax returns of each of the Company and each entity in the Company Group relating to any period for which the statute of limitations has not expired.

(xvii) Neither the Company nor any other entity in the Company Group has distributed stock of another Person, or had its stock distributed by another Person in a transaction that was intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(xviii) Other than Messrs. Connolly, Woods and Lenihan, no GMT Member is a foreign person within the meaning set forth in Treasury Regulations Section 1.1445-2(b)(2).

(xix) Except for the Interests described in the recitals to this Agreement as well as the interests owned by the Company in Wuxi and GMHK, neither the Company nor any entity in the Company Group is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.

(xx) Neither the Company nor any entity in the Company Group owns any interest in any Person except as described in the Recitals to this Agreement.

(xxi) No cancellation or elimination of intercompany debt will result in any income, gain, deduction or loss to the Company.

(xxii) The Company has been at all times since its formation, a Nevada limited liability company that has been treated for United States federal income tax purposes as a partnership.

(xxiii) No property owned by the Company or any other entity in the Company Group (i) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (ii) is “tax-exempt financed property” within the meaning of Section 168(g) of the Code.

(j) Assets, Property and Related Matters.

(i) The Company and each other entity in the Company Group have marketable title to, or a valid leasehold interest in, or a formal or informal arrangement or understanding with another entity in the GM Group (as defined below) to use, as applicable, all of the properties and assets (whether real, personal or mixed, and whether tangible or intangible) (A) that it purports to own and (B) that are necessary for the conduct of the business presently being conducted by the Company Group in each case including all of the properties and assets reflected on the Most Recent Balance Sheet (as defined in Section 2.1(q) hereof) free and clear of all Liens, except for (I) Permitted Encumbrances and (II) properties and assets disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet. Neither the GMT Members nor any Related Persons (as defined below) of the GMT Members, own any properties or assets necessary for the conduct of the business currently conducted by the Company or any other entity in the Company Group. “Related Persons” shall mean (i) any immediate family member of an individual, (ii) any entity in which such individual or an immediate family member of such individual has a material financial interest, other than any entity in the GM Group, and (iii) any entity with respect to which such individual serves as a director, officer, partner, member, trustee or in a similar capacity, other than any entity in the GM Group. “Permitted Encumbrances” shall mean: with respect to each parcel of real property (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith, and for which appropriate reserves have been established in the Company’s Financial Statements in accordance and consistent with their respective past practices; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable or which are being contested in good faith and which have been reserved against in the Company’s Financial Statements in accordance and consistent with their respective past practices, and which in any case would not, individually or in the aggregate, have a Material Adverse Effect; (c) zoning and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real property; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which, to the Knowledge of the GMT Parties, do not materially impair the use or occupancy of such real property in the operation of the business of the Company as currently conducted thereon; (e) any Liens in existence on the Closing Date (i) securing the Indebtedness of the Company disclosed on the Most Recent Balance Sheet or (ii) as disclosed in the Disclosure Schedules; and (f) minor imperfections which do not materially interfere with the present use, of the property subject thereto or affected thereby. The “GM Group” means the Company Group, GMI, and GMIL.

(ii) Section 2.1(j)(ii) of the Disclosure Schedule sets forth a list of all real property owned or leased by the Company or any other entity in the Company Group. With respect to property leased by the Company or any other entity in the Company Group in connection with its business as indicated on Section 2.1(j)(ii) of the Disclosure Schedule, to the Knowledge of the GMT Parties: (A) all such leases are in full force and effect and constitute valid and binding obligations of the Company or any other entity in the Company Group, and of the other parties thereto, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity; and (B) the Company or any other entity in the Company Group has not received any written notice from any landlord under any such lease that it is in default or breach thereof. To the Knowledge of the GMT Parties, no such real property is subject to any pending or threatened condemnation proceeding by any public or quasi-public agency or other authority. The use, occupancy and ownership or leasing by the Company or any other entity in the Company Group of any buildings, structures or other improvements located at any real property owned or leased by the Company or any other entity in the Company group does not violate any zoning ordinances or any other codes or regulations. All of the buildings, structures, improvements and assets reflected on the Most Recent Balance Sheet are in good operating condition and repair (except for ordinary wear and tear and routine maintenance requirements).

(k) Patents, Trademarks and Similar Rights.

(i) Section 2.1(k) of the Disclosure Schedule sets forth a list of all Intellectual Property (as defined below) necessary for the current operation of the business of the Company or any other entity in the Company Group and that is owned by the Company or any other entity in the Company Group, or licensed by a third Person to the Company or any other entity in the Company Group, or licensed by the Company or any other entity in the Company Group to a third Person (other than another member of the GM Group), together with a list of any agreements between the Company and a third Person and between any other entity in the Company Group and a third Person (other than another member of the GM Group) pursuant to which such licensed Intellectual Property is licensed.

(ii) Except as set forth in Section 2.1(k) of the Disclosure Schedule, no third Person Software (other than commercial off-the-shelf software) is utilized by the Company or any other entity in the Company Group.

(iii) No open source or similar Software is, to the Knowledge of the GMT Parties, utilized by the Company or any other entity in the Company Group.

(iv) In the six (6)-year period prior to the date of this Agreement, none of the GMT Members or the managers or officers of the Company has received any written claim relating to an improper use or disclosure of, or a breach in the security of, any proprietary information of a third Person.

(v) To the Knowledge of the GMT Parties, (A) no Person has infringed upon, misappropriated or otherwise engaged in the unauthorized use of the Intellectual Property of the Company or any other entity in the Company Group; and (B) no Person is currently infringing the Intellectual Property rights of the Company or any other entity in the Company Group.

(vi) To the Knowledge of the GMT Parties, none of the activities of the employees of the Company or any other entity in the Company Group in connection with their employment by the Company or any other entity in the Company Group is in material violation of any agreement or arrangement that any such employees have with former employers. Each employee of the Company and each employee of any other entity in the Company Group that is responsible for the creation or development of material Intellectual Property of the Company or any other entity in the Company Group has executed an agreement with the Company or any other entity in the Company Group that assigns to the Company or any other entity in the Company Group all Intellectual Property developed by the employee while an employee of the Company or any other entity in the Company Group, within the scope of his or her employment with the Company or any other entity in the Company Group, and using the resources of the Company or any other entity in the Company Group.

(vii) No agreement pursuant to which the Company or any other entity in the Company Group holds, uses or licenses Intellectual Property contains change of control or other provisions that would, as a result of the Acquisition: (a) cause the termination of such agreement or allow any other party to such agreement to terminate the agreement or (b) effect any change in such agreement which is materially adverse to the Company or any other entity in the Company Group.

(viii) Neither the Company nor any other entity in the Company Group have agreed to indemnify any Person for or against any infringement or misappropriation of any Intellectual Property.

(ix) To the Knowledge of the GMT Parties, neither the Company nor any other entity in the Company Group has infringed upon or misappropriated any Intellectual Property of a third Person. Neither the Company nor any other entity in the Company Group has received any written charge, written complaint, written claim, written demand or written notice alleging any such infringement, misappropriation or violation regarding any third Person Intellectual Property. To the Knowledge of the GMT Parties, no product or service sold by the Company or by any other entity in the Company Group violates or infringes any Intellectual Property right owned or held by any third Person.

(x) The Company and each other entity in the Company Group has complied in all material respects with all applicable legal requirements pertaining to information privacy and security, except for any such non-compliance with would not cause a Material Adverse Effect on the Company Group taken as a whole. To the Knowledge of the GMT Parties: (A) except for disclosures to third Persons who are bound by confidentiality agreements, neither the Company nor any other entity in the Company Group have caused any unauthorized disclosure of any third Person material proprietary information or material confidential information in the possession, custody or control of the Company or any other entity in the Company Group, and (B) no material breach of the Company’s or any other entity in the Company Group’s security procedures has occurred wherein material proprietary information or material confidential information has been disclosed to a third Person.

(xi) Except as identified in Section 2.1(k) of the Disclosure Schedule, to the Knowledge of the GMT Parties: (a) each license, sublicense or agreement, pursuant to which the Company or any other entity in the Company Group have granted rights to a third Person pertaining to the Company’s or any other entity in the Company Group’s Intellectual Property, or pursuant to which the Company or any other entity in the Company Group have been granted rights to third Person Intellectual Property, is legal, valid, binding, enforceable, and in full force and effect in all material respects, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity; (b) no party to such license, sublicense or agreement is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and (c) no party to such license, sublicense or agreement has repudiated any material provision thereof.

(xii) To the Knowledge of the GMT Parties, the products sold by or for the Company or any other entity in the Company Group under any patents include patent markings and notices in compliance, in all material respects, with all applicable United States patent marking laws and regulations.

(xiii) Neither the GMT Members nor any Related Persons of the GMT Members, own any Intellectual Property necessary for the conduct of the business currently conducted by the Company or any other entity in the Company Group.

(xiv) All Intellectual Property owned by the Company or any other entity in the Company Group is free and clear of all Liens (other than Permitted Encumbrances) and restrictions.

“Intellectual Property” means any trademark, service mark, service name, trade name, trade dress, Internet domain names, and their associated good will, design right, patent, copyright, writings and other copyrightable works and works in progress and mask works, in each case whether applied for, pending, registered or unregistered, and any trade secret, confidential or proprietary information, invention, process, formula, technology, know-how, design, utility model, Software, drawing, research and development data and other intangible property, or any other similar type of proprietary intellectual property right in any jurisdiction throughout the world (including any registrations or applications for registration of any of the foregoing and whether or not capable of protection by patent or by registration).

“Software” means computer software, including, without limitation, source code, object code, disks, documentation, operating manuals, data bases, web site content, related systems data, source programs, record layouts, program libraries, and any other documentation in those application areas that may pertain to any data processing system or operation.

(l) Material Contracts. Section 2.1(l) of the Disclosure Schedule sets forth a list of all contracts, agreements and other instruments (the “Material Contract List”), as of the particular date or dates set forth within the Material Contract List, to which the Company or any other entity in the Company Group is a party or which is binding on the Company or any other entity in the Company Group relating to or involving: (i) outstanding commitments to pay in excess of $150,000 in any one calendar year or $250,000 in the aggregate, including contracts for the purchase or sale of assets and contracts with vendors or suppliers of goods or services meeting the foregoing dollar threshold, (ii) any restriction on the ability of the Company or any other entity in the Company Group to engage in any business or to do business in any geographic area, (iii) any joint venture or partnership agreement or similar arrangement, (iv) any arrangement with any GMT Member, GMI, GMIL or any affiliate thereof or any officer or director of the Company or any other entity in the Company Group or a member of any such Person’s immediate family, (v) any contract or arrangement pursuant to which the Company or any other entity in the Company Group will or expects to receive in excess of $150,000 in any one calendar year or $250,000 in the aggregate, including contracts with customers involving the provision of goods or services meeting the foregoing dollar threshold, (vi) any license referred to in Section 2.1(k) other than commercial off-the-shelf licenses, (vii) any lease referred to in Section 2.1(j), (viii) any guaranty or similar undertaking with respect to payment or performance by a third party, (ix) any power of attorney, (x) any contract, agreement or other instrument between a third party and either GMT Members or any Related Persons of the GMT Members that relates to the business of the Company or any other entity in the Company Group, (xi) any warranty made by the Company or any other entity in the Company Group outside the ordinary course of its business with respect to their respective products and services, (xii) the incurrence of Indebtedness by the Company or any other entity in the Company Group in excess of $150,000 in any one calendar year or $250,000 in the aggregate, (xiii) a termination fee or otherwise requiring payment in exchange for the right to terminate such agreement in excess of $150,000 (for any one contract, agreement or other instrument) or in excess of $250,000 for all such termination or similar fees in the aggregate, (xiv) contracts which grant exclusivity, which contain most-favored-pricing clauses or which otherwise restrict or limit the operation of the business of the Company Group, or (xv) any other contract, agreement or instrument that is material to the Company or any other entity in the Company Group or necessary to the conduct of the business of the Company or any other entity in the Company Group as currently conducted. Neither the Company nor any other entity in the Company Group is in default, and to the Knowledge of GMT Members, no other party is in default under any such contract, agreement or instrument and all such contracts, agreements and instruments are in full force and effect and constitute legal, valid and binding obligations of the parties thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

(m) Litigation, etc. Except as listed on Section 2.1(m) of the Disclosure Schedule, (i) there are no lawsuits, actions, claims, investigations or legal or administrative or arbitration proceedings (each, an “Action”) in respect of the Company or any other entity in the Company Group pending or, to the Knowledge of the GMT Parties, threatened, or (ii) to the Knowledge of the GMT Parties, there is no outstanding administrative or court order or directive, consent decree, award, decision, injunction, judgment, ruling, subpoena or verdict entered, made or rendered (an “Order”) of, in or before any federal, state, county, local, foreign or other government or governmental authority or public agency, court, tribunal, instrumentality, commission, political subdivision, official, department, board, bureau or body (which shall not include any product certification or safety body) (each, a “Governmental Authority”) which imposes current or future obligations on the Company or any other entity in the Company Group. To the Knowledge of the GMT Parties, none of the products or services manufactured or distributed by the Company or any other entity in the Company Group or previously owned by any entity in the Company Group (A) contains asbestos, (B) involves the provision of engineered services, (C) was used in the Massey Upper Big Branch Coal Mine, or (D) was used on the British Petroleum Deep Water Horizon rig in the Gulf of Mexico. From August 1, 2005 through and including the date of the Agreement there have been no product recalls, safety advisories, field safety notifications or the like (but specifically excluding non-field safety technical bulletins) on any products manufactured or distributed by the Company or any other entity in the Company Group.

(n) Compliance; Governmental Authorizations. From August 1, 2005 through and including the date of this Agreement:

(i) The Company and each other entity in the Company Group have complied and are in compliance with all federal, state, local and foreign laws, ordinances, regulations, interpretations and orders applicable to the Company or any other entity in the Company Group, including any of the same applicable to the export of products and the U.S. Foreign Corrupt Practices Act, the violation of which would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, taken as a whole. The Company and each other entity in the Company Group have all federal, state, local and foreign governmental licenses and permits necessary to conduct the business as currently conducted, except where the failure to obtain such licenses or permits would not or could not reasonably be expected to have a Material Adverse Effect, and all such licenses and permits are in full force and effect.

(ii) The Company and each other entity in the Company Group has obtained and is in material compliance with all necessary permits, licenses, certificates, registrations and authorizations, including Integrated Pollution Prevention and Control permits, (“Environmental Permits”) required under all applicable Environmental Laws (as defined below), and all such Environmental Permits are in full force and effect. Such Environmental Permits can be transferred or assigned as contemplated herein without a material change in the terms or conditions of such Environmental Permits. Neither the Company nor any other entity in the Company Group has violated or is in violation of any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any real property now or previously owned, used, leased or operated by it or any appurtenances thereto or improvements thereon. To the Knowledge of the GMT Parties, there are no present or past environmental conditions relating to the Company or any other entity in the Company Group or relating to any real property now or previously owned, used, leased or operated by it or improvements thereon or real property previously owned, used, leased or operated by the Company or any other entity in the Company Group or any of their present or past affiliates that could lead to any liability of the Company or any other entity in the Company Group under the Environmental Laws (“Environmental Conditions”). Neither the Company nor any other entity in the Company Group has received any written notice from any authority charged with the enforcement of Environmental Laws of a violation of, or any liability under, any requirements of any Environmental Laws, and no proceeding is pending to revoke or limit any Environmental Permit held by the Company or any other entity in the Company Group.

(iii) Except in material compliance with all Environmental Laws, there has been no Release (defined below) of any Hazardous Substances (defined below) in, on or affecting any properties now or previously owned or leased by the Company or any other entity in the Company Group, which has resulted in contamination in excess of applicable federal, state or local limits or could require remediation under any Environmental Law. No underground storage tanks are located at any property now owned or leased by the Company or any other entity in the Company Group. All above-ground storage tanks located on any property now owned or leased by the Company or any other entity in the Company Group have been used and maintained in material compliance with all applicable legal requirements, and no leakage or spillage has occurred with respect to any such above-ground storage tank.

(iv) Neither Company nor any other entity in the Company Group has received any written notice that any property now or previously owned, operated or leased by the Company or any other entity in the Company Group is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. (“CERCLA”), the Comprehensive Environmental Response, Compensation and Liability Information System List (“CERCLIS”), any registry of contaminated land sites or on any similar state or foreign list of sites requiring investigation or cleanup; and no Lien (other than Permitted Encumbrances) has been filed against either the personal or real property of the Company or any other entity in the Company Group under any Environmental Law, regulation promulgated thereunder or order issued with respect thereto.

(v) No asbestos or asbestos-containing materials, manufactured mineral fiber materials or polychlorinated biphenyl building materials have been installed in any buildings currently owned or leased by the Company or any other entity in the Company Group.

(vi) The Company and each other entity in the Company Group have identified all chemical substances that must be registered under the European Union’s Registration, Evaluation and Authorization of Chemicals (REACH) Directive and all such chemical substances have been registered.

(vii) Neither the Company nor any other entity in the Company Group has received written notice of any events, conditions, circumstances, activities, practices, incidents or actions which may interfere with or prevent continued compliance by the Company or any other entity in the Company Group with Environmental Laws, or which may give rise to any legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under applicable Environmental Laws.

(viii) Neither the Company, any other entity in the Company Group, nor the GMT Members has received from any Person any written notice, demand, claim or other communication with respect to the operations or any real property owned or leased by the Company or any other entity in the Company Group claiming, asserting or notifying of any violation or alleged violation of any Environmental Laws or demanding payment, contribution, indemnification, remedial action, removal action, financial assurance or any other action or inaction with respect to any actual or alleged environmental damage, condition or event or injury to persons, property or natural resources.

(ix) The Company and each other entity in the Company Group have truthfully and fully provided to Buyer, in writing, any and all material information relating to compliance with Environmental Laws or to environmental conditions in, on, under or from any real property owned or leased by the Company and each other entity in the Company Group as of the date hereof that is known to the Company and each other entity in the Company Group and that is contained in files and records of the Company and each other entity in the Company Group, including but not limited to any reports related to Hazardous Substances in, on, under or from any real property and/or to the environmental condition of any real property owned or leased by the Company and each other entity in the Company Group as of the date hereof.

(x) The Company and each other entity in the Company Group have assessed and disclosed their respective environmental liabilities in compliance with FAS 5, 143 and FASB Interpretation No. 47.

(xi) As used in this Agreement, the following terms shall have the following meanings:

The term “Environmental Law” means any present US federal, state or local, European Union, applicable country and all other governmental unit or subdivision, laws, statutes, ordinances, directives, rules, regulations, decrees, binding policies or guidance, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances or relating to liability for or cost of other actual or threatened danger to human health or the environment. Environmental Law includes but is not limited to the following statutes, as amended, any successor thereto, and any regulation promulgated pursuant thereto: In the United States, CERCLA; the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §1109 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §5103 et seq.; the Resource Conservation and Recovery Act (including but not limited to sub-title I relating to underground storage tanks), 42 U.S.C. §6901 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; the Occupational Safety and Health Act; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; and similar state, and local laws and regulations. In China, the Environmental Protection Law, the Law on the Prevention and Control of Air Pollution, the Agricultural GMO Safety Administration Law, the Solid Waste Pollution Prevention and Control Law, the Water Pollution Prevention and Control Law, the Marine Environmental Protection Law, and similar regional, provincial, and municipal laws and regulations. In Ireland, the Waste Management (Miscellaneous Provisions) Regulations 1998, the Local Government (Water Pollution) Act 1977, the Air Pollution Act 1987, the Environmental Liability Bill 2009, any policy, legislation and programme formulation by the Department of Environment, Heritage and Local Government or the Department of Communications, Energy and Natural Resources, all applicable European Union Directives and all decision making and administrative rules by Local Authorities. The term Environmental Law also includes any international conventions or treaties where the facility is located in a country which is a signing party.

The term “Hazardous Substances” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, contaminants, hazardous wastes, hazardous substances, chemical substances, substances of very high concern, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any Environmental Laws.

The term “Release” includes but is not limited to any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances in the environment.

(o) Labor Relations; Employees. The representations and warranties set forth in this Section 2.1(o), with respect to employee benefits, agreements, plans and arrangements shall not include any representations or warranties with respect or relating to benefits, agreements, plans and arrangements which are required to be provided to or entered into with employees pursuant to the applicable laws of a facility of any entity in the Company Group which is outside the United States (“Statutory Plans”):

(i) Neither the Company nor any other entity in the Company Group has entered into a contract, arrangement or other agreement with any labor union, trade union or other association representing any employees of the Company or any other entity in the Company Group. There is no labor dispute or work stoppage pending or, to the Knowledge of the GMT Parties, threatened against the Company or any other entity in the Company Group. There is no unfair labor practice charge or complaint or other action against the Company or any other entity in the Company Group pending or, or to the Knowledge of the GMT Parties, threatened before the National Labor Relations Board or any other U.S. or similar foreign governmental authority or agency. During the past three years there has been no labor strike or work stoppage actually pending or, to the Knowledge of the GMT Parties, threatened against or affecting the Company or any other entity in the Company Group, no question concerning representation is pending or, to the Knowledge of the GMT Parties, threatened respecting employees of the Company or any other entity in the Company Group, and no written grievance is pending. The Company and each other entity in the Company Group has complied with all material legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. To the Knowledge of the GMT Parties, as of the date of execution of this Agreement, no executive or key employee of any entity in the Company Group has provided written notice of his or her intention to terminate employment with the Company or any other entity in the Company Group or to terminate his or her employment upon or in connection with the transactions contemplated by this Agreement. To the Knowledge of the GMT Parties, as of the date of execution of this Agreement, no management employee of any entity in the Company Group and no group of employees of any entity in the Company Group has any plans to terminate his, her or their employment, and no entity within the Company Group has a present intention to terminate the employment of any employee. Except as set forth on Schedule 2.1(o)(i), there are no legal actions, proceedings, audits, investigations, charges, claims, complaints, or grievances that are pending or, to the Knowledge of the GMT Parties as of the date of this Agreement, threatened respecting, involving, by or on behalf of, any applicant for employment, any current employee or any former employee, or other person performing services, or any class of the foregoing, whether in the form of claims for employment discrimination, harassment, retaliation, wrongful discharge, breach of contract, unfair business practice, unfair labor practices, wage and hour, tort, unfair competition or otherwise.

(ii) The Company has delivered or made available, or in the case of GMS, GMSA, Electrasem, Gassonic and GMP will deliver or make available, to Buyer or its Representatives: (A) true and complete copies (including all amendments thereto) of each pension, retirement, savings, deferred compensation, and profit-sharing plan (including any trust, custodial, recordkeeping, service or insurance agreements thereunder) and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, vacation policies, holiday pay policies, severance pay policies, sick or personal pay policies, incentive bonus programs, company car policies and service award policies, or other similar plans or arrangements and any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), under which the Company or any other entity in the Company Group has any current or future obligation or liability (“Plan”, which shall include any contract, agreement, policy or understanding); (B) with respect to each Plan, if applicable, Forms 5500 Annual Report for the three most recent plan years; (C) any material written correspondence from any Governmental Authority during the last three years relating to such Plan; (D) a list of all such Plan(s) and arrangements (excluding any Statutory Plans) has been delivered to Buyer; (E) true and complete copies of each employment agreement with respect to individuals to which any entity in the Company Group is a party and amendments thereto (other than employment or similar agreements entered into with non-United States residents in the ordinary course of business in compliance with statutory requirements of the applicable laws of the country of such person’s residence or employment); and (F) a list of any private administrative exemptions from any transactions prohibited by ERISA Section 406 that has been granted to the Company or any entity in the Company Group by Department of Labor (“DOL”) during the last three (3) years with respect to such Plans.

(iii) Each Plan intended to qualify for favorable tax treatment under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service (the “IRS”) stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code, and the GMT Members do not have any Knowledge of any facts or circumstances that could adversely affect the qualified status of any such Plan or trust. Each Plan has been administered and operated in all material respects in accordance with its terms and with respect to each Plan: (A) no transaction prohibited by ERISA section 406 and for which a class exemption has not been granted has occurred; (B) neither the Company nor any other entity in the Company Group has liability to the IRS with respect to any such Plan, including any excise tax liability imposed by Chapter 43 of the Code; (C) neither the Company nor any other entity in the Company Group has any liability to pay any civil penalty under ERISA sections 502 or 4071; and (D) the Company and each other entity in the Company Group has timely filed all required reports (including, but not limited to, Form 5500 Annual Reports), and all material notices and disclosures have been timely provided to affected Plan participants, as required by ERISA and the Code.

(iv) Each such Plan which is an “employee welfare benefit plan” within the meaning of ERISA Section 3(1) has been operated in material accordance with ERISA, the Code, and all other applicable laws, including, but not limited to, the requirements of ERISA Section 601 and Code Section 4980B.

(v) Neither the Company nor any other entity in the Company Group nor any entity treated or previously treated as a single employer with any member of the Company Group under Code Section 414 maintains or has an obligation to contribute to, and within the six-year period ending on the Closing Date, has not previously maintained or had an obligation to contribute to or had any other liability under or with respect to, a “multiemployer plan” as defined in ERISA Section 3(37) or any Plan subject to the funding requirements of ERISA Section 303 or Code Section 412 (other than a money purchase pension plan) or to the requirements or coverage of Title IV of ERISA. Neither the Company nor any other entity in the Company Group: (A) maintains, and has not previously maintained a “multiple employer welfare arrangement” as those terms are defined in ERISA Section 3(40), or a “voluntary employees’ beneficiary association” as that term is defined in Code Section 501(c)(9); (B) has any contract, plan or commitment to create any additional Plans or to materially modify any existing Plan; (C) except to the extent required by ERISA Section 601 and Code Section 4980B, has agreed to provide health or welfare benefits to any retired or former employees and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or termination of employment; (D) has agreed to “gross up” or otherwise compensate any such individual because of the imposition of any excise tax on a payment to such individual, or (E) has any material liability, nor has taken any action that would give rise to such liability, including under any Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.

(vi) There are no lawsuits, actions, claims, investigations or legal or administrative or arbitration proceedings (other than routine claims for benefits) pending or, to the Knowledge of the GMT Parties, threatened, with respect to any Plan. With respect to each Plan, all contributions (including employee salary reduction contributions) and all material insurance premiums that have become due have been or will be paid in accordance with past practice and applicable law.

(vii) There are no outstanding options for or awards related to Interests and no such options or awards, payments with respect to such options or awards, or rights to be granted such options or awards shall be outstanding upon the Closing.

(viii) With respect to any Person who is a current or former employee or independent contractor of any entity in the Company Group, the purchase and sale contemplated hereunder will not by itself or in combination with the voluntary or involuntary termination of the employment or other relationship between such Person and such entity in the Company Group (without regard to whether such termination has occurred or may occur) (i) cause any Plan to increase benefits payable to such Person or his/her beneficiary, (ii) entitle such Person or his/her beneficiary to severance pay, unemployment compensation or any other payment, benefit or award from any entity in the Company Group, or (iii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due such Person or his/her beneficiary.

(p) Brokers. No agent, broker, investment banker or other Person acting on behalf of the GMT Members or the Company Group or under the authority of the GMT Members or the Company Group is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

(q) Financial Statements.

(i) GMT Members or their Representatives have delivered or made available to Buyer or its Representatives (x) unaudited, consolidating management report balance sheets of the Company Group at December 31, 2007, 2008 and 2009, and the related unaudited, consolidating management report statements of income of the Company Group for the fiscal years then ended (collectively the “Unaudited Financial Statements”) contained in the unaudited, consolidating management reports for GMI, GMIL and the Company Group, and (y) an unaudited, consolidating management report balance sheet of the Company Group at June 30, 2010 and the related unaudited, consolidating management report statement of income of the Company Group for the six months then ended (collectively the “Current Financial Statements”) contained in the unaudited consolidating management reports for GMI, GMIL and the Company Group.

(ii) The term “Financial Statements” shall refer collectively to the Unaudited Financial Statements and the Current Financial Statements. The term “Most Recent Balance Sheet” shall refer to the June 30, 2010 unaudited, consolidating management report balance sheet of the Company Group contained in the unaudited, consolidating management reports for GMI, GMIL and the Company Group.

(iii) The Financial Statements and any notes thereto present fairly, in all material respects, the financial condition of the Company Group at the dates therein indicated and the results of operations of the Company Group for the periods therein specified, all in accordance with their respective past practices consistently applied during the periods covered thereby, except as otherwise disclosed in any notes to the Financial Statements and except for normal year-end adjustments.

(r) Accounts Receivable. Attached to Section 2.1(r) of the Disclosure Schedule is a list (the “Accounts Receivable List”) of all accounts receivable of the Company Group that are reflected on the Most Recent Balance Sheet (collectively, the “Accounts Receivable”), and any reserves shown on the accounting records of the Company relating to such Accounts Receivable. As soon as reasonably practicable following the date hereof, the GMT Members shall provide Buyer with such a list for all other entities in the Company Group. The Accounts Receivable represent valid receivables arising from sales actually made or services actually performed. Unless paid prior to the Closing Date, the Accounts Receivable are, and will be as of the Closing Date, current and collectible in full at their recorded amounts net of the respective reserves shown on the accounting records of the Company and each other entity in the Company Group as of the Closing Date, as adjusted for operations and transactions through the Closing Date in the ordinary course of business.

(s) No Undisclosed Liabilities. To the Knowledge of the GMT Parties, neither the Company nor any other entity in the Company Group has any liabilities or obligations except for (i) liabilities or obligations reflected or reserved against in the Most Recent Balance Sheet or disclosed in any notes thereto, (ii) current liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, and (iii) liabilities or obligations which do not exceed $100,000 individually or $200,000 in the aggregate.

(t) No Indebtedness. Section 2.1(t) of the Disclosure Schedule sets forth a list of all Indebtedness of the Company which, as of no earlier than July 31, 2010, exceeds $100,000 individually or $250,000 in the aggregate. As soon as reasonably practicable following the date hereof, the GMT Members shall provide Buyer with such a list for all other entities in the Company Group. “Indebtedness” shall mean, with respect to the Company or any other entity in the Company Group, at any time, without duplication (i) all indebtedness of the Company or any other entity in the Company Group for borrowed money or for the deferred purchase price of property, (ii) all reimbursement and other obligations of the Company or any other entity in the Company Group with respect to letters of credit, bankers’ acceptances and surety bonds, (iii) all obligations of the Company or any other entity in the Company Group evidenced by notes, bonds, debentures or similar instruments, (iv) monetary obligations of the Company or any other entity in the Company Group under any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks arising from fluctuations in interest rates, whether contingent or matured, (v) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets owned by the Company or any other entity in the Company Group, and (vi) all guarantees of any of the foregoing.

(u) Insurance. The GMT Members or other entities in the GM Group have provided or made available, or in the case of GMS, GMSA, Electrasem, Gassonic and GMP will deliver or make available, to Buyer or its Representatives all insurance contracts to which the Company or any other entity in the Company Group is a party or receives coverage (or is otherwise a third-party beneficiary) under an insurance contract obtained by another entity within the GM Group or an affiliate thereof. Said insurance contracts are: to the Knowledge of the GMT Parties, valid, outstanding and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity; and have not been terminated and all premiums owed thereunder have been paid by the Company or any other entity in the Company Group when due. No notice of cancellation or termination has been received by the Company or any other entity in the Company Group with respect to any such insurance contract, other than ordinary course notices of nonrenewal of policies for policies which are expiring by their terms. All such insurance contracts are sufficient for compliance with all legal requirements and all contracts by which the Company or any other entity in the Company Group is bound.

(v) Suppliers; Raw Materials. Attached to Section 2.1(v) of the Disclosure Schedule is a list which sets forth (i) the names and addresses of all suppliers (including without limitation the GMT Members and any Related Persons of the GMT Members) from which the Company Group ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $150,000 or more during calendar year 2009 and (ii) the amount for which each such supplier invoiced the Company during such period. As soon as reasonably practicable following the date hereof, the GMT Members shall provide

Buyer with such a list for all other entities in the Company Group. To the Knowledge of the GMT Parties, as of the date of this Agreement, (A) neither the Company nor any other entity in the Company Group has received any written notice that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any other entity in the Company Group at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Company or any other entity in the Company Group, subject to general and customary price increases; and (B) no supplier of the Company or any other entity in the Company Group has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(w) Related Party Transactions. Except as set forth on Section 2.1(w) of the Disclosure Schedule, to the Knowledge of the GMT Parties, neither the Company nor any other entity in the Company Group has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced money to, or is owed money from, or borrowed any money from or entered into or been subject to any management, consulting or similar agreement with, any affiliate, officer, director, or shareholder of the Company or any other entity in the Company Group, GMI and GMIL or any Related Persons of the GMT Members, and no such Person has any claim or right (including, but not limited to any Lien) against the Company or any other entity in the Company Group or any of their respective assets.

(x) Certain Payments. To the Knowledge of the GMT Parties, neither the Company and any other entity in the Company Group, nor any director, officer, agent, or other employee of the Company Group, nor any other Person associated with or acting for or on behalf of the Company or any other entity in the Company Group, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any other entity in the Company Group, (D) in violation of any legal requirement, including without limitation the U.S. Foreign Corrupt Practice Act, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any other entity in the Company Group. Notwithstanding the foregoing, the parties agree that with respect to any representation and warranty made with respect to Wuxi and GMHK in this Section 2.1(x), the representation and warranty as it pertains to Wuxi and GMHK shall be true and correct to the actual knowledge of the GMT Members together with such level of inquiry as is required by applicable law.

(y) Products; Warranties. Except as set forth in Section 2.1(y) of the Disclosure Schedule, neither the Company nor any other entity in the Company Group has made or makes any express warranties or guaranties outside of the ordinary course of business as conducted consistently with past practice on its own behalf as to goods sold or services provided. To the Knowledge of the GMT Parties, neither the Company nor any other entity in the Company Group has any liability under any warranty which (i) is in excess of reserves accrued therefor on the Financial Statements or (ii) would have a Material Adverse Effect.

2.2. Representations and Warranties by Buyer. Buyer represents and warrants to the GMT Members as follows:

(a) Organization, Standing and Power. Buyer is a corporation duly organized and validly existing and is in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now being conducted.

(b) Authority; Binding Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer pursuant to all necessary authorization and, assuming due authorization, execution and delivery by the other parties hereto, is the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

(c) Conflicts; Consents. Except as set forth on Schedule 2.2(c), neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in a breach of the charter or other constitutive documents of Buyer, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any material agreement binding upon Buyer, or (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to Buyer or its properties or assets. Except as set forth on Schedule 2.2(c), no consent or approval by, or any notification of or filing with, any public body or authority or any third party is required to be obtained at or prior to the Closing by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby.

(d) Investment Intent. With respect to Buyer and any designee of Buyer pursuant to Section 1.1(b) hereof, (i) each is acquiring its respective portion of the GMT Interests for investment only and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act; and (ii) at the time such Person was offered said GMT Interests, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(e) Brokers. Except for Lazard, Freres & Co, no agent, broker, investment banker or other Person acting on behalf of Buyer or under the authority of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

(f) Actions and Proceedings. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer, which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

ARTICLE III

COVENANTS OF THE PARTIES PRIOR TO CLOSING DATE

3.1. Expenses. The GMT Members, on the one hand, and Buyer, on the other hand, shall each bear their own costs and expenses (including the expenses of their respective financial, legal, accounting, tax and other relevant representatives) incurred in connection with the transactions contemplated hereby, including any fees or commissions of any broker, agent, investment banker, or other Person engaged by such party. The GMT Members will pay all of the fees and expenses of the Company Group, including any fees or commissions of any broker engaged by the Company Group, and any other representatives of the Company Group.

3.2. Conduct of Business.

(a) Until the Closing Date, except as otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed, conditioned or denied), the GMT Members shall cause the Company Group to, and the Company Group shall, (i) use commercially reasonable efforts to operate only in the ordinary course of business consistent with past practice and (ii) use all commercially reasonable efforts to (A) preserve the current business and properties of the Company and each other entity in the Company Group substantially in tact, (B) keep available the services of the current officers, employees, and agents of the Company and each other entity in the Company Group, and (C) maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company and each other entity in the Company Group. GMT Members shall confer with Buyer concerning operational matters of a material nature, and otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company and each other entity in the Company Group.

(b) Except as otherwise expressly permitted by this Agreement, and without limiting Section 3.2(a) above, between the date of this Agreement and the Closing Date, the GMT Members shall not, and the GMT Members shall cause the Company and each other entity in the Company Group to not, take any affirmative action, or fail to take any commercially reasonable action within their control, the result of which would cause or be reasonably expected to cause a breach of the representations and warranties, or any one of them, set forth in Section 2.1 hereof (including but not limited to Section 2.1(h)) if such representations or warranties were made as of the Closing Date.

3.3. Further Assurances. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article IV hereof are satisfied, insofar as such matters are within the control of any of them. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any other party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

3.4. Access and Information; Contact with Customers and Suppliers. GMT Members shall cause the Company Group to, and the Company and each other entity in the Company Group shall, permit Buyer and its representatives and agents to have access to the Company and each other entity in the Company Group and their respective officers, counsel, auditors, books and records (except for materials subject to the attorney-client privilege), and the opportunity to investigate the Company Group’s title to property and the condition and nature of its assets, business and liabilities, in each case upon reasonable notice, during normal business hours, and in a manner so as not to interfere with the normal business operations of the Company and each other entity in the Company Group. All information furnished by GMT Members or the Company Group pursuant to this Section 3.4 or otherwise, shall be subject to the terms of Section 3.6. Prior to the Closing, Buyer and its representatives shall contact and communicate with the employees, customers, and suppliers of the Company Group in connection with the transactions contemplated hereby only with the prior consent of the Company.

3.5. Public Announcements. All general notices, releases, statements and communications to employees, suppliers, customers, the public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by the Members’ Representative and Buyer; provided, however, that any party may make a public announcement of the Acquisition, if such announcement is required to comply with any law or any rule or regulation of any securities exchange or securities quotation system (provided that Buyer and Members’ Representative shall have the right to review and comment upon any such public announcement, notice, release, statement and communication prior to its issuance, distribution or publication).

3.6. Confidentiality. The terms of that certain Confidential Disclosure Agreement dated as of May 24, 2010 (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect to the extent provided therein, and all of the information provided or made available by a party to another party in connection with the transactions contemplated herein shall be deemed marked confidential and, therefore, protected under the Confidentiality Agreement. From and after the Closing Date, except to the extent disclosure is required by law, or in response to any governmental authority, or in connection with any claim relating to an alleged breach of this Agreement, each party shall maintain the confidentiality of all information obtained from the other party, its Representatives, members, owners, directors, executives and employees with respect to the other party or its owners that is not publicly available and shall use such information only for purposes reasonably related to this Agreement and the transactions contemplated hereby.

3.7. Employees. Except to the extent such satisfaction would subject any individual to income taxation and penalties under Section 409A of the Code, GMT Members shall be responsible for and shall fully satisfy prior to Closing any payments of any cash, stock or other compensation or consideration payable on or prior to the Closing Date, which payments are triggered solely by the transactions contemplated by this Agreement, together with any associated liabilities, obligations or expenses with respect thereto, arising under any agreements or arrangements between the Company, any other entity in the Company Group or any GMT Member, on the one hand, and any employee, agent or consultant of the Company or any other entity in the Company Group, on the other hand, including any stay bonuses, employment agreements, equity agreements and change in control or similar agreements. To the extent the obligation to make any of the foregoing payments has not been fully satisfied by the GMT Members prior to Closing, the GMT Members covenant to promptly make such payment in accordance with the terms of the underlying agreements or arrangements.

3.8. Due Diligence. Buyer is, with the assistance of its attorneys and accountants, conducting an independent review of the Company Group, and the business, operations, assets, liabilities and financial condition of the Company Group, based, in part, on the information provided or made available to Buyer and/or its Representatives by the GMT Members and the Company Group. Notwithstanding such review, the GMT Members agree that Buyer shall not be prevented from claiming or recovering against the GMT Members for their breach of a representation, warranty or covenant contained herein as provided herein or under applicable law; provided that, except as otherwise set forth in Section 5.1(f), nothing in this Section 3.8 shall in any way effect the limitations to indemnification set forth in Section 5.1 and elsewhere in this Agreement.

3.9. Notification. As soon as reasonably practicable following the date of this Agreement, the GMT Members will deliver to Buyer an updated Disclosure Schedule which shall include information with respect to the Company or any other entity in the Company Group which is provided by the Electrasem Equityholders, the GMS Equityholders and the Gassonic Equityholders and not otherwise Known to the GMT Parties prior to the date of this Agreement. Between the date of this Agreement and the Closing Date, the GMT Members will promptly notify Buyer in writing (where appropriate, through updates to the Disclosure Schedule) of, and, if reasonably capable of being cured, shall use all commercially reasonable efforts to cure before the Closing, any fact, event, transaction, circumstance or condition, as soon as practicable after it becomes Known to the GMT Parties after the date of this Agreement, that causes or constitutes (or would cause or constitute) (except as expressly contemplated by this Agreement) a misrepresentation in or breach of any of the representations and warranties of the GMT Members contained in this Agreement. During the same period, each GMT Party will promptly notify Buyer of the occurrence of any breach of any covenant of the GMT Members or the Company Group in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article IV impossible or unlikely. Subject to Section 4.1(a), each such notice given pursuant to the first sentence of this Section 3.9 (but not the other provisions of this Section 3.9) shall have the same effect on the representations, warranties, covenants, and agreements of the GMT Parties contained in this Agreement as if such notice had been incorporated into the Disclosure Schedule and had constituted an exception to, and had qualified, the representations, warranties, covenants, and agreements of the GMT Parties from and after the date of this Agreement and shall preclude Buyer’s right to seek indemnity under Article V for a breach of a representation and warranty made as of the date of this Agreement solely with respect to the facts disclosed in such notice.

3.10. No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article VII:

(a) the GMT Members will not, and will cause the Company and each other entity in the Company Group not to, directly or indirectly, through any representative or otherwise, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Company or any other entity in the Company Group, its or their ownership interests, its or their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, business combination or similar transaction involving the Company or any other entity in the Company Group (other than assets sold in the ordinary course of business consistent with past practices); and

(b) the GMT Members will immediately notify Buyer regarding any contact between any GMT Member or their representatives of which the GMT Members become aware and any other Person regarding any such offer or proposal or any related inquiry.

3.11. Members’ Representative.

(a) Each GMT Member hereby irrevocably makes, constitutes and appoints Joseph A. Sperske as his, her or its exclusive agent and true and lawful attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to: (i) make all decisions relating to the determination of the Actual Closing Date Working Capital Amount; (ii) make all decisions relating to the distribution of any amounts payable or distributable to the GMT Members hereunder; (iii) execution and delivery, on behalf of GMT Members, of the Escrow Agreement and any other document required by this Agreement; (iv) receipt of payments hereunder and under the Escrow Agreement and the disbursement thereof to the GMT Members and others; (v) receipt and forwarding of notices and communications pursuant to this Agreement and the Escrow Agreement; (vi) administration of this Agreement and the Escrow Agreement, including the resolution of any dispute or claim; (vii) the resolution, settlement, or compromise of any claim for indemnification asserted against the GMT Members pursuant to Section 5.1(a); (viii) asserting, on behalf of the GMT Members, claims for indemnification under Section 5.1(b) and resolving, settling or compromising all such claims; (ix) consent or agree to any amendment to this Agreement, or waiver of any of its terms and conditions; and (x) take all actions necessary or appropriate in the judgment of the Members’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any GMT Member or other Person under any circumstance.

(b) Buyer and the Escrow Agent shall be fully protected in dealing with the Members’ Representative under this Agreement and may rely upon the authority of the Members’ Representative to act as agent of the GMT Members. Any payment by Buyer to the Members’ Representative under this Agreement shall be considered a payment by Buyer to the GMT Members. The appointment of the Members’ Representative is coupled with an interest and shall be irrevocable by any GMT Member in any manner and for any reason. This power of attorney shall not be affected by the disability or incapacity of the principal pursuant to any applicable law.

(c) The Members’ Representative acknowledges that the Members’ Representative has carefully read and understands this Agreement, hereby accepts such appointment and designation, and represents that he will act in his capacity as Members’ Representative in strict compliance with and conformance to the provisions of this Agreement.

(d) The GMT Members agree that in the event Mr. Sperske or his successor refuses to serve, or is no longer capable of serving, as the Members’ Representative, the GMT Members shall appoint another person to serve as the Members’ Representative by a vote of the GMT Members who held a majority of the outstanding ownership interests of the Company prior to the Closing. Each of the GMT Members agrees that Mr. Sperske or his successor may be removed from serving as the Members’ Representative by a vote of the GMT Members who held a majority of the outstanding ownership interests of the Company prior to the Closing.

(e) Under no circumstances shall the Members’ Representative have any liability, under any fiduciary theory or otherwise, to the GMT Members for any act or omission to act of the Members’ Representative in such capacity, unless the GMT Member asserting such liability is able to prove that the Members’ Representative was guilty of gross negligence or willful malfeasance. Each GMT Member shall, severally but not jointly and on a pro rata basis, indemnify, save and hold harmless the Members’ Representative from and against any and all costs, losses, liabilities, obligations, Damages, law suits, deficiencies, claims, demands and expenses, including, without limitation, attorneys’ fees incurred in connection with, arising out of, resulting from, or incident to any act or omission to act of the Members’ Representative in his capacity as such, except to the extent caused by the willful misconduct, gross negligence or bad faith of the Members’ Representative.

3.12. Consents. GMT Members shall cause the Company Group to, and the Company Group shall, and Buyer shall, use commercially reasonable efforts to obtain, prior to the Closing, all waivers, consents, terminations and approvals listed on Section 2.1(d) of the Disclosure Schedule or otherwise required to consummate the transactions contemplated hereby. All such waivers, consents, terminations and approvals shall be in writing and in form and substance reasonably satisfactory to Buyer, and executed counterparts shall be delivered to Buyer promptly after receipt, but in no event later than Closing. In any case where a waiver, consent, termination or approval has not been obtained prior to Closing, the Members’ Representative shall assist Buyer after Closing in every reasonable effort to obtain such waiver, consent, termination or approval.

3.13. Tax Matters.

(a) During the period from the date hereof to the Closing Date:

(i) The GMT Members shall not, and shall cause the Company and each other entity in the Company Group to not, make any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse any accruals (except as required by a change in law or Company Accounting Practices); file any amended Tax returns;

sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for the Company or any entity in the Company Group, Buyer or its affiliates; and

(ii) The GMT Members shall cause each of the Company and each entity in the Company Group to: (i) timely file all Tax returns required to be filed by it (taking into account any timely filed extensions of time to file same) and all such Tax returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable; and (iii) promptly notify Buyer of any income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to each of the Company and each other entity in the Company Group in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Tax refund claims.

(b) The GMT Members and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax returns of the Company and each entity in the Company Group relating to any Pre-Closing Period (as defined below) or Straddle Period (as defined below), including maintaining and making available to each other all records necessary in connection with Taxes of the Company or any entity in the Company Group relating to any Pre-Closing Period or Straddle Period, and in resolving all disputes and audits with respect to all such Pre-Closing Periods and Straddle Periods. Buyer recognizes that the GMT Members may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company or any entity in the Company Group to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date, Buyer shall, and shall cause the Company and each entity in the Company Group to, retain and maintain such records and information until the later of (i) seven (7) years following the Closing Date or (ii) the applicable statute of limitations with respect to the Tax for which such records or information relate, and allow the GMT Members (and their agents and representatives) to inspect, review and make copies of such records and information as the GMT Members or their agents and representatives reasonably request from time to time during normal business hours and after appropriate prior notification. For purposes of this Agreement, (i) “Pre-Closing Period” means any taxable period ending on or before the Closing Date; and (ii) “Straddle Period” means any taxable period beginning before and ending after the Closing Date.

(c) The GMT Members shall, at the GMT Members’ cost and expense, prepare, or cause to be prepared all Pre-Closing Period Tax Returns (as defined below) required to be filed by or on behalf of each of the Company and each other entity in the Company Group. All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company or any other entity in the Company Group (as the case may be), except as required by applicable law. The GMT Members shall deliver or cause to be delivered drafts of all such Pre-Closing Period Tax Returns to Buyer for its review at least thirty (30) days prior to the due date of any such Pre-Closing Period Tax Return; provided, however, that such drafts of any such Pre-Closing Period Tax Return shall be subject to Buyer’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. If Buyer disputes any item on such Pre-Closing Period Tax Return, it shall notify the GMT Members (by written notice within fifteen (15) days of receipt of such draft of such Pre-Closing Period Tax Return) of such disputed item (or items) and the basis for its objection. If Buyer does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Pre-Closing Period Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 3.13. Buyer and the GMT Members shall act in good faith to resolve any dispute prior to the due date of any such Pre-Closing Period Tax Return. If Buyer and the GMT Members cannot resolve any disputed item, the item in question shall be resolved by the Working Capital Firm in accordance with the provisions of this Section 3.13, whose determination shall be final and conclusive for purposes of this Section 3.13, absent manifest error. Without limitation, each Party may submit data and information to the Working Capital Firm as such Party deems appropriate. The Working Capital Firm shall be instructed to use every reasonable effort to complete its services within fifteen (15) calendar days after submission of the dispute to it and in any case, as soon as practicable after such submission. The fees and expenses of the Working Capital Firm shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the GMT Members. The GMT Members shall timely file all such Pre-Closing Period Tax Returns; provided, however, if any such Pre-Closing Period Tax Return (as defined below) is filed after the Closing and the GMT Members are not authorized to execute and file such Pre-Closing Period Tax Return by applicable law, Buyer shall execute and file (or cause to be filed) such Pre-Closing Period Tax Return (as finally determined pursuant to this Section 3.13) with the appropriate taxing authority. The GMT Members shall pay all Pre-Closing Taxes ( as defined below) due and payable in respect of all Pre-Closing Period Tax Returns of each of the Company and each entity in the Company Group only to the extent that such Pre-Closing Taxes due exceed the reserves for such Taxes reflected in the Financial Statements; provided, however, that if (i) any Pre-Closing Period Tax Return is due after the Closing and is to be filed (or caused to be filed) by Buyer, the GMT Members shall pay (in immediately available funds) to Buyer the amount of all Pre-Closing Taxes in excess of said reserves on the Financial Statements with respect of such Pre-Closing Period Tax Return (determined pursuant to this Section 3.13) no later than three (3) Business Days prior to the earlier of the date such Pre-Closing Period Tax Return is filed or the due date of such Pre-Closing Period Tax Return. Amounts required to be paid by the GMT Members pursuant to this Section 3.13 that are not paid on or prior to the date specified herein shall accrue interest at the simple rate of eight percent (8%) per annum until paid in full. In the event that such Pre-Closing Period Tax Return reflects any refund, the provisions of Section 3.13(h) (dealing with refunds) shall control. For purposes of this Agreement, (i) “Pre-Closing Period Tax Return” means any Tax return relating to a Pre-Closing Period and (ii) “Pre-Closing Taxes” mean (A) any and all Taxes of or imposed on the Company or any other entity in the Company Group for any and all Pre-Closing Periods, (B) any and all Taxes of or imposed on the Company or any other entity in the Company Group for any and all portions of Straddle Periods ending on the day immediately preceding the Closing Date, (C) any and all Taxes of or imposed on the Company or any entity in the Company Group as a result of transferee, successor or similar liability or pursuant to any law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring before the Closing Date, and (D) any and all Transfer Taxes required to be paid by the GMT Members pursuant to this Agreement.

(d) Buyer shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns (as defined below) required to be filed by each of the Company and each other entity in the Company Group. All Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company and each entity in the Company Group, as the case may be, except as required by applicable law. Buyer shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to the GMT Members for their review at least forty-five (45) days prior to the due date of any such Straddle Period Tax Return and shall notify the GMT Members of Buyer’s calculation of the GMT Members’ share of the Taxes of the Company or any other entity in the Company Group (as the case may be) for such Straddle Period (determined in accordance with Section 3.13(f)); provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of the GMT Members’ share of the Tax liability for such Straddle Period shall be subject to the GMT Members’ review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If the GMT Members dispute any item on such Straddle Period Tax Return, they shall notify Buyer (by written notice within thirty (30) days of receipt of such Straddle Period Tax Return and calculation) of such disputed item (or items) and the basis for their objection. If the GMT Members do not object by written notice within such period, such draft of such Straddle Period Tax Return and calculation of the GMT Members’ share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 3.13. Buyer and the GMT Members shall negotiate in good faith to resolve any such dispute prior to the due date of such Straddle Period Tax Return. If Buyer and the GMT Members cannot resolve any disputed item, the item in question shall be resolved by the Working Capital Firm, whose determination shall be final and conclusive for purposes of this Section 3.13, absent manifest error. Without limitation, each Party may submit data and information to the Working Capital Firm as such Party deems appropriate. The Working Capital Firm shall be instructed to use every reasonable effort to complete its services within fifteen (15) calendar days after submission of the dispute to it and in any case, as soon as practicable after such submission. The fees and expenses of the Working Capital Firm shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the GMT Members. No later than three (3) Business Days prior to the earlier of the date a Straddle Period Tax Return of any of the Company or any entity in the Company Group is filed or the due date of such Straddle Period Tax Return, the GMT Members shall pay (in immediately available funds) to Buyer the amount of all Pre-Closing Taxes required to be paid with respect to such Straddle Period Tax Return (determined pursuant to this Section 3.13(d)) only to the extent that such Pre-Closing Taxes exceed the reserves for such Taxes on the Financial Statements. Amounts required to be paid by the GMT Members to Buyer pursuant to this Section 3.13(d) that are not paid on or prior to the date specified herein shall accrue interest at the simple rate of eight percent (8%) per annum until paid in full. In the event that such Straddle Period Tax Return reflects any refund, the provisions of Section 3.13(h) (relating to refunds) shall control. For purposes of this Agreement, “Straddle Period Tax Return” means any Tax return relating to the Straddle Period.

(e) Buyer shall pay fifty percent (50%) and the GMT Members shall pay fifty percent (50%) of all transfer, real property transfer, documentary, sales, use, stamp, duty, stock duty, recording and similar Taxes (including any penalties, interest and additions to Tax)

incurred in connection with this Agreement and the transactions contemplated hereby (together, “Transfer Taxes”); provided that in no event shall the GMT Members be liable for any real property reassessment Taxes; provided further that in no event shall the GMT Members’ share of the aggregate Transfer Taxes paid hereunder (together with all Transfer Taxes paid pursuant to the GMI Transaction) exceed Three Hundred Thousand Dollars (US$300,000.00). Buyer shall be responsible for preparing and filing all Tax returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable law, provided, however, that the GMT Members shall cooperate with Buyer in the preparation and filing of all Tax returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax returns, documents, and certificates as may be necessary or appropriate to file such Tax returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

(f) To the extent permitted or required, the taxable year of each of the Company and each entity in the Company Group that includes the Closing Date shall close as of the beginning of the Closing Date. The parties agree that for purposes of this Section 3.13 and Section 2.1(i), all tax items, including without limitation, all items of income, deductions, gains, losses, or credits reportable on the Closing Date shall be allocated 100% to Buyer (including any tax elections made by Buyer that affect Closing Date tax items) and reported by Buyer on its post-Closing Tax Returns (including any Straddle Period Tax Returns) in a manner consistent with the principals set forth in the “next day” rule set forth in Treas. Reg. section 1.1502-76(b)(1)(ii)(B). For any taxable period of the Company or each entity in the Company Group that does not close on the Closing Date, the portion of any Taxes for a Straddle Period allocable to the portion of such Straddle Period ending at the end of the day on the day immediately preceding the Closing Date shall be deemed equal to: (A) in the case of Taxes that (i) are based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property, the amount which would be payable if the taxable year ended on (and included) the day immediately preceding the Closing Date; and (B) in the case of Taxes not described in 3.13(f)(A) (including Taxes imposed on a periodic basis (such as real property Taxes)), the amount of such Taxes for the entire period (or, in the case such Taxes are determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on (and including) the day immediately preceding the Closing Date and the denominator of which is the number of calendar days in the entire period.

(g) Tax Contests.

(i) Buyer shall deliver a written notice to the GMT Members in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of any of the Company or any entity in the Company Group for which the GMT Members may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed losses (including Taxes), if any (the “Tax Claim Notice”), provided, however, that the failure or delay to so notify the GMT Members shall not relieve the GMT Members of any obligation or liability that the GMT Members may have to Buyer, except to the extent that the GMT Members demonstrates that the GMT Members are adversely prejudiced thereby.

(ii) With respect to Tax Contests for Taxes of each of the Company and each entity in the Company Group for a Pre-Closing Period, the GMT Members may elect to assume and control the defense of such Tax Contest by written notice to Buyer within thirty (30) days after delivery by Buyer to the GMT Members of the Tax Claim Notice. If the GMT Members elect to assume and control the defense of such Tax Contest, the GMT Members (i) shall bear their own costs and expenses, (ii) shall be entitled to engage their own counsel and (iii) may (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority, (B) either pay the Tax claimed or sue for refund where applicable law permits such refund suit or (C) contest, settle or compromise the Tax Contest in any permissible manner, provided, however, that the GMT Members shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned), provided, further, that the GMT Members shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Buyer (which consent may be withheld in the sole discretion of Buyer) if such settlement or compromise would reasonably be expected to adversely affect the Tax liability of Buyer or any of its affiliates (including any of the Company or any entity in the Company Group) for any Tax period ending on or after the Closing Date. If the GMT Members elect to assume the defense of any Tax Contest, the GMT Members shall (x) keep Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Buyer of any related correspondence, and shall provide Buyer with an opportunity to review and comment on any material correspondence before the GMT Members send such correspondence to any taxing authority), (y) consult with Buyer in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Buyer shall reasonably request, and Buyer shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable tax authorities regarding such Tax Contests).

(iii) In connection with any Tax Contest that relates to Taxes of each of the Company and any entity in the Company Group for a Pre-Closing Period that (i) the GMT Members do not timely elect to control pursuant to Section 3.13(g)(ii) or (ii) the GMT Members fail to diligently defend, such Tax Contest shall be controlled by Buyer (and the GMT Members shall reimburse Buyer for all reasonable costs and expenses incurred by Buyer relating to a Tax Contest described in this Section 3.13(g)(iii) and the GMT Members agree to cooperate with Buyer in pursuing such Tax Contest). In connection with any Tax Contest that is described in this Section 3.13(g)(iii) and controlled by Buyer, Buyer shall (x) keep the GMT Members informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the GMT Members of any related correspondence and shall provide the GMT Members with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any taxing authority), (y) consult with the GMT Members in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the GMT Members shall reasonably request, and, at their own cost and expense, the GMT Members shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable tax authorities regarding such Tax Contests).

(iv) In connection with any Tax Contest for Taxes of each of the Company or any other entity in the Company Group for any Straddle Period, such Tax Contest shall be controlled by Buyer; provided, that Buyer shall not settle or compromise (or take such other actions described herein with respect to) any Tax Contest without the prior written consent of the GMT Members, such consent not to be unreasonably withheld, conditioned or delayed. Buyer shall (x) keep the GMT Members informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the GMT Members of any related correspondence and shall provide the GMT Members with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any taxing authority), (y) consult with the GMT Members in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the GMT Members shall reasonably request, and, at its own costs and expenses, the GMT Members shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable tax authorities regarding such Tax Contests).

(v) Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 3.13(g).

(h) Buyer shall cause the Company or any other entity in the Company Group to carry back any Tax attribute eligible for a carry back attributable to the Straddle Period. Buyer shall promptly notify the GMT Members of and pay (or cause to be paid) to the GMT Members any refund of Taxes paid to any of the Company or any other entity in the Company Group for any Pre-Closing Period actually received by the Company or any entity in the Company Group as a result of such carryback to the extent such refund is attributable to the pre-Closing portion of the Straddle Period; provided, however, that the GMT Members shall not be entitled to any refund that was taken into account for the purposes of calculating the Working Capital Amount. Buyer shall pay (or cause to be paid) the amounts described in the second sentence of this Section 3.13(h) within thirty (30) days after the actual receipt of the Tax refund giving rise to Buyer’s obligation to make payment hereunder with respect thereto. At the GMT Members’ request, Buyer shall reasonably cooperate with the GMT Members in obtaining any such refunds for which the GMT Members are entitled pursuant to this Section 3.13(h), including through the filing of amended Tax Returns or refund claims as prepared by the GMT Members, at the GMT Members’ expense; provided, however, that any such amended Tax Return shall be prepared by the GMT Members, the GMT Members shall deliver or cause to be delivered drafts of any such amended Tax Return to Buyer for its review prior to the time such amended Tax Return may be filed and any such amended Tax Return shall be subject to the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that Buyer shall not be required to cooperate with the GMT Members in obtaining such refunds (or, notwithstanding anything to the contrary contained herein, consent to the filing of such amended Tax Return) if such refund could reasonably be expected to adversely effect Buyer, the Company or any entity in the Company Group (or any of their respective affiliates) in any Straddle Period or Post-Closing Period.

(i) With respect to Post-Closing periods, notwithstanding anything to the contrary contained in this Agreement, Buyer in its sole discretion may make any Tax election provided for under the Code with respect to the Company and any entity in the Company Group.

(j) Buyer and the GMT Members agree to treat any amounts payable after the Closing by the GMT Members to Buyer (or by Buyer to the GMT Members) pursuant to this Agreement as an adjustment to the Purchase Price, unless a final determination by the appropriate taxing authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

3.14. Governmental Filings. Each party hereto agrees to, or in the case of the GMT Members, agrees to cause the Company Group (to the extent required) to, (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be amended from time to time (the “HSR Act”), if required, with respect to the transactions contemplated hereby promptly, but in no event more than five (5) business days, after the date of this Agreement, (B) make other required filings pursuant to other applicable law with respect to the transactions contemplated hereby as promptly as reasonably practicable, and (C) not extend any waiting period under the HSR Act or enter into any agreement with the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party(ies) hereto (which shall not be unreasonably withheld, conditioned or delayed). Each party shall supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other applicable law and use its commercially reasonable efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable law as soon as possible. Buyer shall pay all required filing fees under the HSR Act and any other comparable foreign law or regulation.

3.15. Acknowledgment by Buyer. BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF THE GMT MEMBERS IN THIS AGREEMENT, INCLUDING THE DISCLOSURE SCHEDULE (AND UPDATES THERETO) CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE GMT MEMBERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY GROUP) ARE SPECIFICALLY DISCLAIMED BY THE GMT MEMBERS.

3.16. Union Bank Debt. Buyer shall repay in full all indebtedness owed to Union Bank by the Company Group (other than the standby letters of credit which shall remain in full force and effect on and after the Closing).

ARTICLE IV

CLOSING CONDITIONS

4.1. Conditions to Obligations of Buyer. The obligations of Buyer to perform this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of GMT Members contained herein shall be true and correct as of the date hereof, and as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date, and except with respect to Section 2.1(h) as to changes that are permitted under Section 3.2), and GMT Members and the Company Group shall have performed and complied with all covenants and agreements required to be performed or complied with by it on or prior to the Closing Date, except to the extent that the failure to comply with such covenant or agreement, individually or in the aggregate with other such failures, would not have a Material Adverse Effect on the Company Group. For the avoidance of doubt, Buyer shall be permitted to deem this closing condition to not be met upon the disclosure of any adverse matter pursuant to the Disclosure Schedule update provided for in the first sentence of Section 3.9; provided that if the Closing occurs then this closing condition shall be deemed waived by Buyer automatically and ab initio.

(b) No Material Adverse Changes. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect.

(c) GMT Members’ and Officer’s Certificate. Buyer shall have received a certificate of the Members’ Representative and an authorized officer of the Company, confirming the matters set forth in Section 4.1(a) and 4.1(b), in form and substance reasonably satisfactory to Buyer.

(d) Share Certificates and Corporate Records. Buyer shall have received: (i) all certificates representing the GMT Interests (or declarations of lost certificates in form and substance reasonably acceptable to Buyer), (ii) the seal of the Company and each other entity in the Company Group, (iii) the minute books, register and transfer records of the Company and each other entity in the Company Group, and (iv) evidence satisfactory to Buyer of the release or satisfaction of any Liens with respect to the GMT Interests.

(e) Consents, Approvals, Etc. Buyer shall have received copies of all duly executed and delivered waivers, consents, amendments, terminations and approvals contemplated by Section 2.1(d) of the Disclosure Schedule, including any approval required to be obtained from any Governmental Authority, including but not limited to waiver, expiration or termination of the applicable waiting period under the HSR Act, all in form and substance reasonably satisfactory to Buyer.

(f) Secretary’s Certificates.

(i) Buyer shall have received a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, setting forth (i) the resolutions of the Board of Managers of the Company authorizing the execution, delivery and performance of this Agreement by the Company and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, and (ii) a copy of the Operating Agreement of the Company certified as being accurate, complete and in full force and effect on the Closing Date.

(ii) Buyer shall have received a certificate of the Secretary or an Assistant Secretary of each other entity in the Company Group, dated the Closing Date, setting forth a copy of the Bylaws or Operating Agreement of each such entity in the Company Group certified as being accurate, complete and in full force and effect on the Closing Date.

(g) Organizational Documents. Buyer shall have received (A) a copy, certified by the Secretary of State (or similar Governmental Authority) of the jurisdiction of incorporation or organization of each entity in the Company Group, and (B) a good standing certificate (or a substantially similar certificate for any foreign jurisdiction) of each entity in the Company Group in the jurisdiction of incorporation/ organization of each such entity in the Company Group, and in each jurisdiction in which each such entity in the Company Group is registered as a foreign corporation.

(h) No Orders or Proceedings. There shall be in effect no order, decree or injunction of a court of competent jurisdiction which either enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement, and no proceeding with respect thereto shall be pending or, to the Knowledge of the GMT Parties, threatened.

(i) Absence of Litigation. No litigation shall have been commenced, pending or, to the Knowledge of the GMT Parties, threatened which seeks to enjoin, restrain or prohibit any of the parties hereto, or any of the affiliates, officers or directors of any of them, from consummating the transactions contemplated herein.

(j) Escrow Agreement. Buyer shall have received a copy of an Escrow Agreement, substantially in the form of Exhibit A duly executed by all of the parties thereto other than Buyer.

(k) Payments Under Equity or Employment Agreements. Buyer shall have received confirmation, satisfactory to Buyer, that any provisions contained in equity or employment agreements to which any entity in the Company Group is a party which are triggered by the transactions contemplated in this Agreement have been satisfied and that the Company Group and Buyer have no further obligation with respect such provisions. All outstanding options for Interests and other equity awards based upon or related to Interests shall be canceled, terminated and extinguished prior to the Closing, and no such options or awards shall be outstanding upon the Closing. Prior to the Closing, the GMT Members shall take all actions, including without limitation, obtaining consents from the holders of any options for Interests and other equity awards based upon or related to Interests necessary to give effect to the cancellation, termination and extinguishment of such options and awards. There shall be no outstanding rights to be granted, and no payments shall be due with respect to, any option for Interests and/or equity awards based upon or related to the Interests on or following the Closing.

(l) Forms W-9/W-8BEN. Each of the GMT Members shall have duly executed, completed in accordance with the instructions thereto, and delivered to the Members’ Representative a Form W-9/W-8BEN (each, a “Form W-9”) or such other similar form which is applicable to such GMT Member, and Buyer shall have received a copy of each such duly executed and completed form.

(m) [Reserved]

(n) Payment of Taxes. Each entity in the Company Group shall have paid all Taxes (and associated costs and expenses) payable by the Company or any other entity in the Company Group with respect to all time periods ending on or prior to December 31, 2009 and Buyer shall have received a signed statement to that effect from Members’ Representative.

(o) Related Party Transactions. With respect to each of the transactions listed on Section 2.1(w) of the Disclosure Schedule one or more of the following shall occur: (i) such transaction and each agreement relating thereto with respect to amounts owed to the Company or any other entity in the Company Group (whether or not due on or before the Closing Date) shall have been paid in full, (ii) such transaction shall have been terminated on terms satisfactory to Buyer, or (iii) such transaction and each agreement relating thereto shall have been approved by Buyer in writing, including after any amendment requested by Buyer.

(p) Employment Agreements. Phil Robbibaro shall have duly executed and delivered to Buyer an employment agreement with MSA or a wholly-owned subsidiary of MSA in the form attached hereto as Exhibit B, each employee set forth in Schedule 4.1(p) attached hereto with an asterisk (*) next to his or her name shall have executed and delivered to Buyer an employment agreement with the entity opposite each such person’s name in form and substance which is reasonably acceptable to Buyer and Members’ Representative, and two of the employees set forth in Schedule 4.1(p) attached hereto without an asterisk (*) next to his or her name shall have executed and delivered to Buyer an employment agreement with the entity opposite each such person’s name in form and substance which is reasonably acceptable to Buyer and Members’ Representative.

(q) FIRPTA Certificate. Buyer shall have received a certificate of each of the GMT Members, other than Messrs. Connolly, Woods, and Lenihan (the “Foreign GMT Members”), certifying pursuant to Treasury Regulation Section 1.1445-2(b)(2), that such GMT Member is not a foreign person within the meaning of Section 1445 and 897 of the Code (each such certificate a “FIRPTA Certificate”). With respect to the Foreign GMT Members, Buyer shall withhold such amounts as required pursuant to Section 1445 of the Code from that portion of the Purchase Price (and any adjustment thereto) allocated to each Foreign GMT Member that represents the portion of the Purchase Price so allocated that the parties have agreed (as provided in Section 1.5 hereof) shall be allocated to any United States real property interests as defined in section 897(c) of the Code and the underlying Treasury Regulations.

(r) Joinder Agreements; Individual Purchase Agreements. (i) Each of the GMT Joinder Members shall have duly executed and delivered to Buyer a joinder agreement (the “Joinder Agreement”) in the form of Exhibit C; and (ii) each of the Electrasem Equityholders, GMS Equityholders, and Gassonic Equityholders other than the Company shall have duly executed and delivered to Buyer an individual stock purchase agreement (the “Individual Purchase Agreement”) in the form of Exhibit D.

(s) Debt Amount. On the Closing Date, the long term indebtedness (excluding current portions) and any other amounts owed to financial institutions shall not exceed $630,046.

(t) Closing of Transactions. Contemporaneously with the Closing of the Acquisition, the Buyer, or its affiliates, shall close the GMI Transaction and the GMIL Transaction, and the purchases referenced in Section 4.1(r)(ii) shall have been completed.

(u) Resignation of Managers. The GMT Members must procure that all of the members of the board of managers of the Company resign from their position and that all officers tender their resignation to Buyer for consideration. Any manager or director of any other entity in the Company Group, Wuxi or GMHK who is appointed by the Company or its members, officers or mangers shall tender their resignation to Buyer for consideration.

(v) Electrasem Lease Amendments. Buyer shall have entered into new leases or lease amendments with the Landlord under (i) the Real Estate Lease dated September 1, 2009, between Dourades Investments and Electrasem LLC related to the property at 392 Elizabeth Lane, Corona, CA 92880 and (ii) the Real Estate Lease dated January 1, 2006 between Douradas Investments and Electrasem LLC related to the property at 372 Elizabeth Lane, Corona, CA 92880, which are satisfactory to Buyer.

(w) Benefit Plan Resolution. The Benefit Plan Resolution must be acceptable to Buyer in its good faith judgment.

(x) Insurance Policy. The Buyer shall have been named an additional insured on such insurance policies of the Company Group as Buyer shall request.

(y) Other Documents. Buyer shall have received such other certificates, documents or other information in connection with the transactions contemplated hereby as Buyer may reasonably request.

4.2. Conditions to Obligations of GMT Members. The obligations of GMT Members to perform this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived by the Members’ Representative:

(a) Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and Buyer shall have performed and complied with all covenants and agreements required to be performed or complied with by it on or prior to the Closing Date.

(b) Certificates. Members’ Representative shall have received a certificate of an authorized officer of Buyer a confirming the matters set forth in Section 4.2(a), in form and substance reasonably satisfactory to Members’ Representative.

(c) Secretary’s Certificates. Members’ Representative shall have received a certificate of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, setting forth (i) the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, (ii) a copy of the Certificate of Incorporation and Bylaws of the Buyer certified as being accurate, complete and in full force and effect on the Closing Date, and (iii) a copy, certified by the Secretary of State (or similar Governmental Authority) of the jurisdiction of incorporation or organization of Buyer.

(d) No Orders or Proceedings. There shall be in effect no order, decree or injunction of a court of competent jurisdiction which either enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement, and no proceeding with respect thereto shall be pending or threatened in writing.

(e) Absence of Litigation. No litigation shall have been commenced, pending or threatened which seeks to enjoin, restrain or prohibit any of the parties hereto, or any of the affiliates, officers, mangers or directors of any of them, from consummating the transactions contemplated herein.

(f) Consents, Approvals, Etc. Members’ Representative shall have received copies of all duly executed and delivered waivers, consents, terminations and approvals contemplated by Schedule 2.2(c), including any approval required to be obtained from any Governmental Authority, including but not limited to waiver, expiration or termination of the applicable waiting period under the HSR Act, all in form and substance reasonably satisfactory to Members’ Representative. Members’ Representative shall have received copies of all duly executed and delivered waivers, consents, terminations and approvals as contemplated by Section 2.1(d) of the Disclosure Schedule, other than those items specifically indicated as not being subject to this condition of closing as to Buyer as designated with an asterisk (*) on Schedule 2.1(d) of the Disclosure Schedule; provided that Seller shall only be permitted to deem this condition to closing to not be satisfied as to the requirements of this sentence to the extent that the failure to obtain any such waiver, consent, termination and approval could reasonably be expected to cause Damages to Seller equal to or greater than $250,000.

(g) Escrow Agreement. Members’ Representative shall have received a copy of an Escrow Agreement, duly executed by Buyer.

(h) Employment Agreements. Buyer, or its affiliate, shall have executed and delivered to the Members’ Representative the employment agreement for Phil Robbibaro substantially in the form of Exhibit B attached hereto. Authorization. Each of the Electrasem Equityholders, GMS Equityholders, and Gassonic Equityholders (in each case other than the Company) shall have duly executed and delivered to the GMT Members an Individual Purchase Agreement substantially in the form of Exhibit D. The GMT Members shall have received all stockholder, member, director, manager and similar consents and waivers (including without limitation waivers of rights of first refusal, restrictions on transfer and similar rights or restrictions) with respect to each entity in the Company Group as necessary or reasonably advisable in connection with the transactions contemplated hereunder.

(j) Closing of Transactions. Contemporaneously with the Closing of the Acquisition, the Buyer, or its affiliates, shall close the GMI Transaction and the GMIL Transaction, and the purchases referenced in Section 4.1(r)(ii) shall have been completed, and Buyer, or its affiliates, shall have repaid in full all indebtedness owed to Union Bank (other than the standby letters of credit which shall remain in full force and effect on and after the Closing).

(k) Benefit Plan Resolution. The Benefit Plan Resolution must be acceptable to Members’ Representative in his good faith judgment.

(l) Other Documents. Members’ Representative shall have received such other certificates, documents or other information in connection with the transactions contemplated hereby as Members’ Representative may reasonably request.

ARTICLE V

INDEMNITY

5.1. General.

(a) GMT Members (x) jointly and severally up to the Escrow Amount, (y) jointly and severally as to the Shelley Trust, the Stasia Trust, the Shannon Trust, the Sperske Trust, the Robbibaro Trust, and Denis Connolly for amounts which are more than the Escrow Amount, and (z) severally in proportion to their relative share of the Purchase Price for amounts which are more than the Escrow Amount as to the other GMT Members, shall indemnify and hold harmless Buyer and its affiliates and its and their respective former, present and future directors, officers, employees, shareholders and other agents and representatives (collectively, the “Buyer Indemnitees”) from and against any and all liabilities, judgments, claims, settlements, losses, damages (excluding, except as otherwise provided in this Article V, incidental, consequential, special, indirect, enhanced, and punitive damages), fees, Liens, Taxes, penalties, obligations and expenses (including reasonable attorney’s fees and disbursements) (collectively, “Damages”) incurred or suffered by any such Buyer Indemnitee, directly or indirectly, as a result of, based upon, arising from or by reason of:

(i) any misrepresentation or breach of any representation or warranty of the GMT Members contained in this Agreement, provided, that no Buyer Indemnitee shall be permitted to make a claim for Damages for misrepresentation or breach of a representation or warranty made by the GMT Members as of the date of this Agreement, which such misrepresentation or breach (or facts or other information relating thereto) is disclosed pursuant to the first sentence of Section 3.9 (but such proviso shall not affect the rights of Buyer Indemnitees to make such claims as to representations and warranties made as of the Closing Date);

(ii) any breach of any covenant of the GMT Members contained in this Agreement and/or any breach of any covenant of the Company Group contained in this Agreement prior to the Closing;

(iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either the GMT Members or any entity in the Company Group (or any Person acting on their behalf) in connection with the purchase and sale of the GMT Interests;

(iv) any Taxes payable by, assessed against or relating to (x) the Company or any other entity in the Company Group for periods (or any portion thereof for a Straddle Period) prior to the Closing Date or (y) the GMT Members, in either case which are in excess of the reserves for Taxes on the Financial Statements;

(v) any liability or obligation of any entity in the Company Group (including arising from the Company’s minority interest in Wuxi or GMHK solely from Foreign Corrupt Practices Act of 1977, as amended or similar law) based upon the operations of any entity in the Company Group prior to the Closing, which liability or obligation is not otherwise included, reflected or reserved against in the unaudited balance sheet of the Company Group as of June 30, 2010 or disclosed in any notes thereto or disclosed on the Disclosure Schedules, except for (A) current liabilities, accruals and expenses incurred in the ordinary course of business since June 30, 2010, (B) product and service warranty claims arising under warranties issued by the Company Group in the ordinary course of business (but not including product recalls), and (C) as disclosed in this Agreement or the Disclosure Schedules; provided, however, this Section 5.1(a)(v) shall terminate and be of no further force or effect upon the one year anniversary of the Closing Date and the GMT Members shall have no further obligation or liabilities under this Section 5.1(a)(v); provided, that for the avoidance of doubt, the foregoing proviso shall not preclude Buyer from proceeding with any claims made by Buyer under the Escrow Agreement with respect to this Section 5.1(a)(v) prior to such one year anniversary;

(vi) any liability or obligation of any entity in the Company Group, GMI or GMIL, based upon products manufactured or distributed or services provided by any of any entity in the Company Group, GMI or GMIL, that were used in or relate to the Massey Upper Big Branch Coal Mine, including any liability related to the explosion at the Upper Big Branch Coal Mine on April 5, 2010, whether or not any issues related thereto are or have been disclosed to Buyer; provided, however, this Section 5.1(a)(vi) shall terminate and be of no further force or effect upon the two year anniversary of the Closing Date and the GMT Members shall have no further obligation or liabilities under this Section 5.1(a)(vi); provided, that for the avoidance of doubt, the foregoing proviso shall not preclude Buyer from proceeding with any claims made by Buyer under the Escrow Agreement with respect to this Section 5.1(a)(vi) prior to such two year anniversary;

(vii) any claim by any Person that such Person is an owner of any interest in any entity that is part of the Company Group to the extent that such interest was not specifically identified and disclosed to Buyer in Section 2.1(e) of the Disclosure Schedule hereof, or any claim by any Person that such Person is entitled to additional consideration with respect to a prior sale or redemption of any interest held by such Person in any entity that is part of the Company Group;

(viii) any Environmental Condition or violation of Environmental Law prior to the Closing Date in connection with any property now or previously owned, used, leased or operated by the Company or any other entity in the Company Group unless solely attributable to operations by Buyer at such property;

(ix) any environmental investigation, monitoring, cleanup or remediation at any property at which wastes generated by the Company or any other entity in the Company Group prior to the Closing Date were transported, stored, disposed of, recycled, reclaimed or otherwise managed; and

(x) any payments of any cash, stock or other compensation or consideration payable on or prior to the Closing Date, which payments are triggered in whole or in part by the transactions contemplated by this Agreement, arising under any agreements or arrangements between the Company, any other entity in the Company Group or any GMT Member, on the one hand, and any employee, agent or consultant of the Company or any other entity in the Company Group, on the other hand, to the extent such agreement or arrangement existed as of the Closing Date.

(b) Buyer shall indemnify and hold harmless the GMT Members and their former, present and future directors, officers, employees, trustees, beneficiaries, shareholders and other agents and representatives (“GMT Indemnitees”) from and against any and all Damages incurred or suffered by any such GMT Indemnitee, directly or indirectly, as a result of, based upon, arising from or by reason of:

(i) any misrepresentation or breach of any representation or warranty of Buyer contained in this Agreement,

(ii) any breach of any covenant of Buyer (and, on and after the Closing Date, the Company Group) contained in this Agreement,

(iii) any liability or obligation of any entity in the Company Group, Wuxi or GMHK which accrues or arises based upon the operations of any entity in the Company Group, Wuxi or GMHK, after the Closing Date, and

(iv) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person working on its behalf) in connection with the purchase of the GMT Interests.

(c) A party seeking indemnification under Article V of this Agreement shall be referred to as an “Indemnified Party” and a party from whom the indemnification is sought under Article V of this Agreement shall be referred to as an “Indemnifying Party”. No Indemnified Party will seek indemnification under Section 5.1(a)(i) or (v) or Section 5.1(b)(i), as the case may be, until the date on which all unreimbursed claims by parties entitled to indemnification under Section 5.1(a)(i) and (v), on the one hand, or Section 5.1(b)(i), on the other hand, exceed $580,000 in the aggregate (such amount, the “Deductible Amount”), in which case the Indemnified Party shall be entitled to indemnity only for the amount of its Damages exceeding the Deductible Amount. Notwithstanding the foregoing, an Indemnified Party may immediately seek reimbursement for the full amount of any Damages (i.e., without having to satisfy the Deductible Amount) for (i) claims under Section 5.1(a)(i) arising out of a breach of the representations and warranties contained in Sections 2.1(a), 2.1(e), 2.1(i), 2.1(n)(ii)-(xi), and 2.1(o)(ii)-(viii) (the “Core Representations”) and (ii) claims arising out of or relating to fraud or willful misconduct. The aggregate liability of either Buyer, on the one hand, or the GMT Members, on the other hand, for indemnification under Section 5.1(a)(i), (v) and (vi) or Section 5.1(b)(i), as the case may be, shall not exceed the aggregate of the Escrow Amount, except that claims arising out of a breach of the Core Representations shall not be subject to the Escrow Amount cap. For any breach of the representations and warranties contained in Sections 2.1(i), 2.1(n)(ii)-(xi), and 2.1(o)(ii)-(viii) (collectively, the “Special Representations”), the Buyer Indemnitees shall be entitled to receive indemnification for all Damages for any and all breaches up to a maximum aggregate liability of the GMT Members equal to fifty percent (50%) of the Purchase Price. For any breach of the representations and warranties contained in Sections 2.1(a) and 2.1(e) (collectively, the “Fundamental Representations”), the Buyer Indemnitees shall be entitled to receive indemnification for all Damages for any and all breaches up to a maximum aggregate liability of the GMT Members equal to one hundred (100%) of the Purchase Price. The maximum aggregate liability of the GMT Members under Section 5.1(a) shall be one hundred percent (100%) of the Purchase Price.

(d) To the extent an indemnification claim arises under this Article V as a result of a third-party claim against an Indemnified Party, the Damages shall be deemed to include incidental, consequential, special, indirect, enhanced and punitive damages to the extent claimed by a third party against an Indemnified Party.

(e) For the avoidance of doubt, any claim for indemnity pursuant to Sections 5.1(a)(ii), (iii), (iv) and (vi) through (x) shall not be subject to the Deductible Amount limitation set forth in Section 5.1(c).

(f) Notwithstanding any provision contained herein to the contrary (including without limitation the GMT Members’ failure to disclose any matter required to be disclosed on any Disclosure Schedule required hereunder), the parties agree that (1) no representation or warranty of the GMT Members contained in this Agreement shall be deemed to be untrue or incorrect, and the GMT Members shall not be deemed to be in breach thereof, and no Buyer Indemnitee shall be entitled to indemnification hereunder with respect to any such breach, and (2) no indemnification obligation shall be triggered under Section 5.1(a)(v), if in either case Buyer, its affiliates or any of their respective employees had actual knowledge with respect to any such undisclosed matter or that any representation or warranty was untrue or incorrect, but only if such knowledge was obtained by such Person pursuant to information or data contained in any report, written analysis or other documentation prepared for or at the request of Buyer (or its affiliates) by Deloitte or any other third-party consultant or advisor (excluding Buyer’s outside legal counsel, Reed Smith) in connection with Buyer’s due diligence investigation relating to the transactions contemplated hereby.

5.2. Procedures for Indemnification.

(a) If an Indemnified Party shall claim to have suffered Damages for which indemnification is available under Section 5.1(a) or 5.1(b), as the case may be (for purposes of this Section 5.2, regardless of whether such Indemnified Party is entitled to receive a payment in respect of such claim by virtue of Section 5.1(c)), the Indemnified Party shall notify the Indemnifying Party in writing of such claim as promptly as practicable, which written notice shall describe the nature of such claim in reasonable detail, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party); provided, that the failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability to the Indemnified Party hereunder except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice. In the case of a claim by a Buyer Indemnitee, such written notice shall be provided by the Indemnified Party to the Members’ Representative, with a copy provided to the Escrow Agent. In the event that within thirty (30) days after the receipt by the Indemnifying Party of such a written notice from the Indemnified Party, the Indemnified Party shall not have received from the Indemnifying Party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the Indemnifying Party following receipt by the Indemnifying Party (and, in the case of a claim by a Buyer Indemnitee, the Escrow Agent) of a written notice from the Indemnified Party to such effect.

(b) If within the thirty (30) day period described in paragraph (a) above the Indemnified Party (and, in the case of claim by a Buyer Indemnitee, the Escrow Agent) shall have received from the Indemnifying Party a written notice setting forth the Indemnifying Party’s objections to such claim and the Indemnifying Party’s reasons for such objection, then Buyer and the Members’ Representative shall negotiate in good faith for a period of ten (10) Business Days from the date the Indemnified Party receives such objection (such period is hereinafter referred to as the “Negotiation Period”). After the Negotiation Period, if Buyer and the Members’ Representative still cannot agree on the claim, Buyer and the Members’ Representative shall follow the procedures set forth in Section 8.9 below with respect to the resolution of such matter.

(c) Upon determination of the amount of a claim that is binding on both the Indemnifying Party and the Indemnified Party, the amount of such claim shall be paid within ten (10) business days of the date such amount is determined. If the Indemnifying Party responsible for payment of such claim is Buyer, such payment shall be made by wire transfer to the Members’ Representative, who shall be responsible for distributing any such payment by Buyer to accounts of the GMT Members in accordance with their respective percentages opposite the GMT Members’ names on Section 2.1(e) of the Disclosure Schedule. If the Indemnifying Party responsible for payment of such claim is a GMT Member, such payment shall be made in accordance with this Article V including Section 5.5 below.

5.3. Procedures for Third Party Claims.

(a) Any Indemnified Party seeking indemnification pursuant to this Article V in respect of any legal proceeding, action, claim or demand instituted by a third Person (a “Third Party Claim”) shall give the Indemnifying Party from whom indemnification with respect to such claim is sought (i) prompt written notice (but in no event more than fifteen (15) days after the Indemnified Party acquires knowledge thereof) of such Third Party Claim and (ii) copies of all documents and information relating to any such Third Party Claim within fifteen (15) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party of any liability to the Indemnified Party hereunder except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnified Party’s failure to give such notice or provide such copies.

(b) The Indemnifying Party shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims that are included in any Third Party Claim) from receipt of the notice contemplated in Section 5.3(a) to notify the Indemnified Party whether or not the Indemnifying Party will, at its sole cost and expense, defend the Indemnified Party against such claim. If the Indemnifying Party timely gives notice that it intends to defend the Third Party Claim, it shall have the right, except as hereafter provided, to defend against, negotiate, settle or otherwise deal with the Third Party Claim and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, so long as the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Indemnifying Party may not enter into a settlement of any such Third Party Claim without the consent of the Indemnified Party, which consent shall be not unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party; and provided further that, in the event the Indemnifying Party does not agree in writing to accept the defense of, and assume all responsibility for, such Third Party Claim as provided above in this Section 5.3(b), then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third Party Claim in such manner as the Indemnified Party deems appropriate, in its sole discretion, and the Indemnified Party shall be entitled to indemnification therefor from the Indemnifying Party to the extent provided under this Article V.

5.4. Insurance; Other Indemnity. The amount of any claim by an Indemnified Party for indemnification pursuant to this Article V shall be computed net of (a) insurance proceeds received by such Indemnified Party on account of such claim and (b) aggregate amounts covered or reasonably recoverable under any indemnity agreement, contribution agreement, or other contract between the Indemnified Party on the one hand, and any third party, on the other hand.

5.5. Escrow; Release of Escrow Amounts. For a period of two (2) years beginning on the Closing Date (the “Escrow Period”), the Escrow Amount shall be held by the Escrow Agent pursuant to the Escrow Agreement. To the extent that indemnification claims, if any, become payable by the GMT Members under the provisions of Section 5.1 of this Agreement, the parties will satisfy those claims using the Escrow Amount. Upon expiration of the Escrow Period, any Escrow Amount which remains in said escrow and is not subject to an outstanding claim made prior to such expiration by Buyer shall be released by the Escrow Agent to the GMT Members pursuant to the Escrow Agreement.

5.6. Adjustments. Any indemnification payments made under this Article V shall be considered an adjustment to the Purchase Price.

5.7. Remedies. The foregoing indemnification provisions shall be the sole and exclusive remedy for the matters set forth in Article V, and no party shall have any cause of action or remedy at law or in equity for breach of contract, rescission, tort or otherwise against any other party arising under or in connection with this Agreement, except in the case of fraud, and except with respect to claims under Section 3.6 and Section 6.1 through Section 6.4, in which case each of the parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including without limitation, any rights for specific performance and/or injunctive or other equitable relief.

5.8. Mitigation. Buyer agrees that in the event of any breach giving rise to an indemnification obligation of the GMT Members hereunder, Buyer shall take, or cooperate with the GMT Members, if so requested by the Members’ Representative, in order to take, all reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability).

ARTICLE VI

POST CLOSING COVENANTS

6.1. Restrictions on Competition. Each GMT Member identified on Schedule 6.1 hereto covenants and agrees that during the period commencing on the Closing Date and for a period of five (5) years following the Closing Date (except as otherwise set forth in such Schedule), such GMT Member shall not, and shall cause its affiliates not to, either directly or indirectly undertake or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any Person engaged in, any business involving the provision of products or services which are the same as, similar to or in competition with the business of Buyer and its affiliates (including the Company and each other entity in the Company Group) in the United States of America or in any other country in which Buyer or its affiliates (including the Company and each other entity in the Company Group) presently conduct or have conducted business at any time during the last two (2) years immediately prior to the Closing Date. For the avoidance of doubt, the applicable period under this Section 6.1 for Don Edwards, Phillip Robbibaro, Stasia Edwards Mate and Shannon Edwards Honarvar shall be a five (5) year period.

6.2. Non-Solicitation of Customers. Each GMT Member identified on Schedule 6.2 hereto agrees that for five (5) years following the Closing Date (except as otherwise set forth in such Schedule), such GMT Member shall not, and shall cause its affiliates not to, directly or indirectly, solicit the trade of, or trade with, any customers or prospective customers of Buyer or its affiliates (including the Company and each other entity in the Company Group). For the avoidance of doubt, the applicable period under this Section 6.2 for Don Edwards, Phillip Robbibaro, Stasia Edwards Mate and Shannon Edwards Honarvar shall be a five (5) year period.

6.3. Non-Solicitation of Employees. Each GMT Member identified on Schedule 6.3 hereto agrees that for five (5) years following the Closing Date (except as otherwise set forth in such Schedule), such GMT Member shall not, and shall cause its affiliates not to, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of Buyer or its affiliates (including the Company and each other entity in the Company Group) to leave for any reason whatsoever; provided that general advertisements for employment not specifically targeted employees of Buyer or its affiliates shall not be deemed to violate this Section 6.3. For the avoidance of doubt, the applicable period under this Section 6.3 for Don Edwards, Phillip Robbibaro, Stasia Edwards Mate and Shannon Edwards Honarvar shall be a five (5) year period.

6.4. Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Sections 6.1, 6.2 and 6.3 shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remaining provisions of this Agreement. If any provision or provisions of such sections shall be deemed illegal, invalid or otherwise unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof to render it valid and enforceable.

6.5. 50th Anniversary Celebration. Buyer agrees to honor the General Monitors brand and its 50th Anniversary by holding a proper celebration commensurate with such milestone on or before February 1, 2012 and to maintain the intrinsic value of the General Monitors brand at least through such date.

6.6. Employees. During the period commencing on the Closing Date and ending on the sixty-first (61st) day following the Closing Date, Buyer shall cause, or shall cause the Company and each other entity in the Company Group to, employ each of the current employees of the Company and the other entities in the Company Group and provide each current employee who remains employed with Buyer with benefits for at least one year following the Closing Date that are the same as, or as to each employee substantially comparable to, the position, compensation, employee benefits, plans and programs (including, but not limited to, life insurance, welfare, profit sharing, 401(k), severance, salary continuation and fringe benefits) currently provided by the Company and each other entity in the Company Group. Following the Closing, Buyer shall, or shall cause the Company and each other entity in the Company Group to, take all commercially reasonable steps necessary to, (a) waive limitations as to preexisting conditions, exclusions and waiting periods to the extent such conditions, exclusions, and waiting periods have been satisfied under the employee benefit plans with respect to participation and coverage requirements applicable to the employees of the Company and the other entities in the Company Group under any welfare plan that such employees may be eligible to participate in after the Closing Date, (b) provide each employee of the Company and the other entities in the Company Group with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date, and (c) provide each employee of the Company and other entities in the Company Group with service credit for purposes of eligibility and vesting under any medical, dental, life insurance, disability, supplemental employment and other welfare plan of Buyer in which such employee is entitled to participate, and for purposes of vacations and other leave programs; provided, that in no event will service credit for periods prior to Closing be used for purposes of calculating 401(k) or retirement benefits or for determining eligibility for retirement benefits, unless otherwise specified in any such plan. As of the Closing Date, all medical, dental, life insurance, disability, supplemental unemployment, and other welfare plan expenses and benefits with respect to claims incurred by any employee of the Company and each other entity in the Company Group or his or her covered dependents prior to, on, or after the Closing Date shall be the sole responsibility of Buyer or such employing entity within the Company Group. Between the date hereof and the Closing Date, the parties agree to use commercially reasonable efforts, and cooperate in good faith, to reach a mutually and reasonably acceptable resolution (the “Benefit Plan Resolution”) with respect to the 401(k), medical and other welfare benefit plans covering employees of the Company or any other entity in the Company Group (including without limitation potentially having any and all rights, obligations, and responsibilities under such plans and the related funding arrangements and service agreements assumed by Buyer, or such other resolution which is mutually and reasonably acceptable to the parties).

6.7. COBRA. Buyer shall be, or shall cause the Company or any entity in the Company Group to be, responsible for the continuation of health plan coverage, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and Sections 601 through 608 of ERISA, for any employee of the Company or any entity in the Company Group, or qualified beneficiary under a group health plan covering employees of the Company any entity in the Company Group and/or their dependents, who, prior to the Closing Date, is receiving or is entitled to receive COBRA benefits or who loses health plan coverage in connection with the transactions contemplated in this Agreement.

6.8. Accrued Compensation and Accrued Vacation. The parties have agreed that the Company Group shall make full and timely payment on or before Closing of all accrued but unpaid compensation and all accrued but unused vacation for employees of the Company Group employed in California.

6.9. Real Estate. The parties shall cooperate in good faith with respect to any real estate filings which must be made pursuant to the transactions contemplated in this Agreement.

6.10. Products Liability Coverage. For a period of six (6) years following the Closing Date, Buyer hereby agrees to maintain products liability insurance coverage with respect to the products and services of the Company Group (regardless of whether sold before or after the Closing) upon such terms, conditions, and levels as are at least equal to the coverage historically maintained by the Company and each entity within the Company Group under the policies listed on Schedule 6.10 hereof.

6.11. Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices all data and records relating to the operations of the Company, and Buyer shall provide each GMT Member and their respective Representatives reasonable access to said data and records, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by any GMT Member in such notice.

ARTICLE VII

TERMINATION

7.1. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Members’ Representative if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

(b) by Buyer if satisfaction of any of the conditions in Section 4.1 is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement); or (ii) by Members’ Representative if satisfaction of any of the conditions in Section 4.2 is or becomes impossible (other than through the failure of any GMT Member to comply with their obligations under this Agreement);

(c) by mutual consent of Buyer and the GMT Members;

(d) Buyer may terminate this Agreement by giving written notice to the Members’ Representative at any time prior to the Closing in the event (A) the GMT Members have within the then previous ten (10) business days given Buyer any notice pursuant to Section 3.9 above so long as the notice is other than pursuant to the first sentence of Section 3.9, and (B) the event, disclosure, condition, and/or development that is the subject of the notice has had a Material Adverse Effect on the Company Group taken as a whole; or

(e) by either Buyer or Members’ Representative if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 30, 2010, or such later date as Buyer and Members’ Representative may mutually agree upon.

7.2. Effect of Termination. Each party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 3.1 and 3.6 will survive; and there shall be no liability on the part of any party hereto to any other party except for (a) willful breaches of this Agreement prior to the time of such termination and (b) in the case of Buyer, its failure to obtain sufficient financing for the consummation of the transactions contemplated hereby.

ARTICLE VIII

MISCELLANEOUS

8.1. Entire Agreement. This Agreement, together with the Annexes, Schedules and Exhibits hereto and the other agreements contemplated herein, contains the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements or understandings among the parties.

8.2. Descriptive Headings; Certain Interpretations.

(a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(b) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “either” are not exclusive and “include” and “including” are not limiting; (iii) a reference to any agreement or other contract includes schedules and exhibits thereto and permitted supplements and amendments thereof; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a Person includes its permitted successors and assigns; and (vi) a reference in this Agreement to an Article, Section, Annex, Exhibit or Schedule is to the Article, Section, Annex, Exhibit or Schedule of this Agreement.

(c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.3. Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt), by reputable overnight courier (charges prepaid), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Buyer, to:

Mine Safety Appliances Company

P.O. Box 426

Pittsburgh, PA 15230

Facsimile: (412) 967-3309

Attention: General Counsel

with a copy to:

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222

Facsimile: 412-288-3063

Attention: Debra H. Dermody, Esq.

If to Members’ Representative or any GMT Member:

Joseph A. Sperske

215 Hidden Creek Drive

Auburn, CA 95603

Facsimile: (530) 885-8684

Attention: Joseph A. Sperske

and with a copy to (which copy shall not constitute proper or effective notice):

Bryan Cave LLP

3161 Michelson Drive, Suite 1500

Irvine, CA 92612

Facsimile: 949-437-8719

Attention: Brett J. Souza, Esq.

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Each such notice, request or communication shall be effective when received; if given by reputable overnight courier, the next business day after deposit with the courier; or, if given by mail, when delivered at the address specified in this Section 8.3 or on the fifth business day following the date on which such communication is posted, whichever occurs first.

8.4. Counterparts. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission or portable document format (.pdf)), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.5. Survival. All covenants, representations, warranties, agreements and obligations of the parties in this Agreement shall survive the Closing. Except as provided below, the representations and warranties contained in this Agreement shall survive the Closing until the date which is twelve (12) months after the Closing Date. The Special Representations made by GMT Members shall survive for a period equal to the statute of limitations applicable with respect to the claims underlying any breach of such representations or warranties plus sixty (60) days thereafter and the Fundamental Representations made by GMT Members and the Company Group shall survive indefinitely without expiration. All covenants and other agreements shall survive the Closing without limitation by time.

8.6. Benefits of Agreement. No party may assign any of its rights under this Agreement without the prior consent of the other parties hereto, except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer. Subject to the preceding sentence, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

8.7. Amendments and Waivers. No modification, amendment or waiver, of any provision of, or consent required by, this Agreement, or any consent to any departure herefrom, shall be effective unless it is in writing and signed by Buyer, the GMT Members and the Members’ Representative. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

8.8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

8.9. Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Any Action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the courts of the State of California, County of Orange or the Commonwealth of Pennsylvania, County of Allegheny, or in the United States District Court for the Central District of California or Western District of Pennsylvania and each of the Parties consents to the non-exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

(b) THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8.10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.

8.11. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.12. Further Assurances. From time to time, at a party’s request and without further consideration, the other parties will execute and deliver to the requesting party such documents and take such other action as the requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

8.13. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and Damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

MINE SAFETY APPLIANCES COMPANY

By:	/s/ William M. Lambert
Name:	William M. Lambert
Title:	President and Chief Executive Officer

[Signatures continued on next page]

Signature page to GMT EPA

SHELLEY TRUST		SHANNON TRUST

By:	/s/ Joseph A. Sperske	By:	/s/ Joseph A. Sperske
Name:	Joseph A. Sperske	Name:	Joseph A. Sperske
Title:	Trustee	Title:	Trustee

STASIA TRUST		ROBBIBARO FAMILY TRUST

By:	/s/ Joseph A. Sperske	By:	/s/ Phillip A. Robbibaro
Name:	Joseph A. Sperske	Name:	Phillip A. Robbibaro
Title:	Trustee	Title:	Co-Trustee

JOSEPH A. SPERSKE REVOCABLE TRUST

By:	/s/ Joseph A. Sperske	By:	/s/ Michelle Robbibaro
Name:	Joseph A. Sperske	Name:	Michelle Robbibaro
Title:	Trustee	Title:	Co-Trustee

MEMBERS’ REPRESENTATIVE

/s/ Joseph A. Sperske
Joseph A. Sperske

TO BE SIGNED PURSUANT TO JOINDER AGREEMENT:

CECIL LENIHAN

DARIN BRAME

GEORGE PURVIS

DENIS CONNOLLY

DAVID WOODS

Signature page to GMT EPA

The following persons, intending to be legally bound hereby, join this Agreement for the purpose of agreeing to be individually bound by Sections 6.1, 6.2, 6.3 and 6.4 of this Agreement, and Sections 5.7 and Article VIII of this Agreement as they relate to such Sections 6.1, 6.2, 6.3 and 6.4 of this Agreement.

/s/ Don Edwards
Don Edwards

/s/ Phillip Robbibaro
Phillip Robbibaro

Signature page to GMT EPA

The following persons, intending to be legally bound hereby, join this Agreement for the purpose of agreeing to be individually bound by Sections 6.1, 6.2, 6.3 and 6.4 of this Agreement, and Sections 5.7 and Article VIII of this Agreement as they relate to such Sections 6.1, 6.2, 6.3 and 6.4 of this Agreement.

/s/ Shannon Edwards Honarvar
Shannon Edwards Honarvar

Signature page to GMT EPA

The following persons, intending to be legally bound hereby, join this Agreement for the purpose of agreeing to be individually bound by Sections 6.1, 6.2, 6.3 and 6.4 of this Agreement, and Sections 5.7 and Article VIII of this Agreement as they relate to such Sections 6.1, 6.2, 6.3 and 6.4 of this Agreement.

/s/ Stasia Edwards Mate
Stasia Edwards Mate

Signature page to GMT EPA

EXHIBIT A

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is dated as of                         , 2010 and is by and among Mine Safety Appliances Company, a Pennsylvania corporation (“Buyer”), Joseph A. Sperske (the “Sellers’ Representative”), as agent for the persons and entities set forth on Schedule I hereto (collectively, the “Sellers”), and PNC Bank, National Association, as escrow agent (the “Escrow Agent”).

WHEREAS, (i) the holders of all of the membership interests (the “GMT Members”) in General Monitors Transnational, LLC, a Nevada limited liability company, (“GMT”), (ii) Joseph A. Sperske, as agent for the GMT Members, and (iii) Buyer, have entered into an Equity Purchase Agreement dated as of September 7, 2010 (the “GMT Purchase Agreement”);

WHEREAS, (i) General Monitors, Inc., a Nevada corporation (“GMI”), (ii) Joseph A. Sperske, as agent for GMI, (iii) the shareholders of GMI, (iv) Fifty Acquisition Corp., a Nevada corporation and (v) Buyer, have entered into an Asset Purchase Agreement dated as of September 7, 2010 (“GMI Purchase Agreement”);

WHEREAS, (i) all of the shareholders (the “GMIL Shareholders”) of General Monitors Ireland Limited, an Irish corporation (“GMIL”), (ii) Joseph A. Sperske, as agent for the GMIL Shareholders, (iii) Mine Safety Fifty Ireland Limited and (iv) Buyer, have entered into a Stock Purchase Agreement dated as of September 7, 2010 (the “GMIL Purchase Agreement”);

WHEREAS, Buyer or its affiliates are purchasing certain minority equity interests as follows: (i) the minority equity interests of Electrasem, LLC, a California limited liability company (“Electrasem”), pursuant to equity purchase agreements (the “Electrasem Purchase Agreements”) with the holders of such minority interests (the “Electrasem Minority Holders”); (ii) the minority equity interests of General Monitors Systems, LLC, a Nevada limited liability company (“GMS”), pursuant to equity purchase agreements (the “GMS Purchase Agreements”) with the holders of such minority interest (the “GMS Minority Holders”); and (iii) the minority shareholder interests of Gassonic A/S, a company organized under the laws of Denmark (“Gassonic”), pursuant to stock purchase agreements (the “Gassonic Purchase Agreements”) with the holders of such minority shares (the “Gassonic Minority Holders”)(the Electrasem Purchase Agreements, the GMS Purchase Agreements and the Gassonic Purchase Agreements are referred to herein collectively as the “Minority Purchase Agreements”);

WHEREAS, each of Mine Safety Fifty Ireland Limited and Fifty Acquisition Corp. are direct or indirect subsidiaries of the Buyer and each has authorized Buyer to act on their behalf under this Agreement;

WHEREAS, the GMT Purchase Agreement, the GMI Purchase Agreement, the GMIL Purchase Agreement, the Electrasem Purchase Agreements, the GMS Purchase Agreements and the Gassonic Purchase Agreements shall be referred to herein collectively as the “Purchase Agreements”;

WHEREAS, the GMT Members, GMI, the GMIL Shareholders, the Electrasem Minority Holders, the GMS Minority Holders and the Gassonic Minority Holders have agreed in their applicable Purchase Agreements to (i) indemnify and hold the purchasers under their respective agreements harmless from and against specified Damages and (ii) a working capital adjustment, and the Escrow Account (as defined below) shall be a source of payment for any and all such indemnity obligations or working capital adjustment payments under such Purchase Agreements, all as set forth in Section 3 of this Agreement;

WHEREAS, pursuant to the respective Purchase Agreements, Buyer or its subsidiaries shall deposit at Closing a portion of the Purchase Price with the Escrow Agent to secure the indemnification and working capital adjustment payment obligations of the Sellers under the Purchase Agreements, said amount to be held by the Escrow Agent subject to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreements.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, intending to be legally bound, the parties agree as follows:

Section 1. Appointment of Escrow Agent; Establishment of Escrow Account

(a) The Escrow Agent is hereby appointed as escrow agent hereunder and agrees to act on the terms and subject to the conditions hereinafter set forth.

(b) Simultaneously with the execution and delivery of this Agreement, Buyer and its subsidiaries shall deposit with the Escrow Agent the aggregate sum of $38,000,000 to be held in escrow by the Escrow Agent. The Escrow Agent accepts said funds and agrees to establish and maintain a separate account (the “Escrow Account”) therefor in its capacity as Escrow Agent pursuant to the terms of this Agreement. The purpose of the Escrow Account is to provide a source of funds for any post-closing indemnification and working capital adjustment payment obligations of the Sellers pursuant to the Purchase Agreements. The Escrow Account shall be divided into the following sub-accounts:

(i) $19,630,400 for the benefit of GMI (the “GMI Account”);

(ii) $6,584,300 for the benefit of the GMIL Shareholders (the “GMIL Account”);

(iii) $10,882,700 for the benefit of the GMT Members (the “GMT Account”);

(iv) $108,000 for the benefit of the Electrasem Minority Holders (the “Electrasem Account”);

(v) $326,400 for the benefit of the GMS Minority Shareholders (the “GMS Account”); and

(vi) $468,200 for the benefit of the Gassonic Minority Holders (the “Gassonic Account”).

The GMI Account, GMIL Account, GMT Account, Electrasem Account, GMS Account and Gassonic Account shall each be a “sub-Escrow Account” and collectively the “sub-Escrow Accounts.”

(c) In the event funds transfer instructions (“Funds Transfer Instructions”) are given (other than in writing at the time of execution of this Agreement), whether in writing or by telecopier, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit A hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each Funds Transfer Instruction shall be executed by an authorized signatory; a list of such authorized signatories is set forth on Exhibit A. The undersigned is authorized to certify that the signatories on Exhibit A are authorized signatories. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives for either Buyer or Sellers’ Representative identified in Exhibit A, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the executive officers of Buyer (“Executive Officers”) which shall include the titles of Chief Financial Officer and Chief Legal Officer, or Sellers’ Representative, as the case may be, as the Escrow Agent may select. The Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Buyer or the Sellers’ Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. Notwithstanding the foregoing, the Escrow Agent shall not be obligated to confirm any Funds Transfer Instructions or other instructions or directions given in accordance with this Agreement and may rely on any Funds Transfer Instructions given in writing or by telecopier which the Escrow Agent believes in good faith to be signed by an authorized signatory set forth on Exhibit A.

Section 2. Investment; Income Reporting

(a) The Escrow Agent shall invest (and reinvest as appropriate), all funds held in the Escrow Account as specifically directed in this Section 2. The Escrow Agent shall have no investment discretion over the Escrow Account. The Escrow Agent shall invest all funds held into the Fidelity Institutional Money Market Funds (Money Market/Prime Money Market (AAA)). Buyer and the Sellers’ Representative instruct Escrow Agent to vote all proxies in accordance with the proxy policy in effect from time to time for the Escrow Agent unless otherwise specifically instructed by the Buyer and the Sellers’ Representative. Buyer and the Sellers’ Representative specifically acknowledge that Buyer and the Sellers’ Representative understand that this provision may involve the Escrow Agent’s voting shares of mutual funds that pay fees to the Escrow Agent or its affiliates and that, in voting such shares, the Escrow Agent may be in a position to vote to change fees paid at the mutual fund level to itself or to an affiliate.

(b) The Escrow Account will be invested in investments, including without limitation, shares of mutual funds, which are not insured by the FDIC, are not deposits of or guaranteed by the Escrow Agent or any of its affiliates and are subject to investment risks, including the loss of principal. In addition, shares of money market mutual funds are neither insured nor guaranteed by any Governmental Authority and there can be no assurance that a money market mutual fund will be able to maintain a stable net asset value of $1.00 per share.

(c) The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent in its capacity as escrow agent hereunder shall have no liability for any loss sustained as a result of (i) any investment made pursuant to the instructions of the parties hereto; (ii) the liquidation of any investment; (iii) the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Account or any earnings thereon; or (iv) any investment held by the Escrow Agent in the event the parties fail to give investment instructions.

(d) No investment shall mature after the conclusion of the Escrow Release Date (as defined below). Interest and other income, dividends and earnings (“Escrow Earnings”) on investments described herein shall be added to the sub-Escrow Account. Any loss or expense incurred as a result of an investment will be borne by the sub-Escrow Account and the Escrow Agent shall in no event be liable for any loss or expense incurred as a result of an investment made in accordance with this Agreement.

(e) The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month, which statement shall include without limitation information regarding any deposits and disbursements in each sub-Escrow Account and a separate statement reflecting the investment detail, including the balance, purchases, sales, and interest postings of each sub-Escrow Account. Although Buyer and Sellers’ Representative each recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, both parties hereby agree that confirmations of investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. However, no statement need be rendered for the Escrow Account if no activity occurred for such month.

(f) Buyer and the Sellers’ Representative acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of investments described herein. Proceeds of a sale of investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

(g) For purposes of (i) allocating pro rata among the Sellers, in accordance with their percentage interests as set forth on Exhibit B, Escrow Earnings with respect to such Seller’s applicable sub-Escrow Account, if any, and (ii) IRS information reporting, if required, the Escrow Agent is authorized and directed to report all Escrow Earnings, if any, earned in respect of the Escrow Account in accordance with the IRS Forms W-9 provided to the Escrow Agent by the Sellers’ Representative on behalf of the Sellers, with such reporting to be made by the Escrow Agent pro rata based on the respective percentage interests of the Sellers as set forth on Exhibit B (as such Exhibit B shall be updated or amended from time to time) with respect to such Seller’s applicable sub-Escrow Account.

Section 3. Disbursement of Escrow Account

(a) Subject to paragraphs (b), (c) and (d) below, the Escrow Agent is hereby authorized and directed to disburse to the Sellers all of the funds in the sub-Escrow Accounts, plus the income or interest earned thereon, if any, less an amount equal to the aggregate amount of Outstanding Claim Amounts, on [two years from closing date], 2012 (the “Escrow Release Date”) pursuant to written instructions from Sellers’ Representative which may be in the form of an excel spreadsheet (in a format acceptable to the Escrow Agent) that shall include each Seller’s name, address, taxpayer identification number, payment instruction and payment amount that indicates the disbursement amount for each Seller from each sub-Escrow Account. Disbursements pursuant to this Section 3 shall be made promptly (and in any event within five (5) business days) following the Escrow Release Date. For purposes of this Agreement, an “Outstanding Claim Amount” means the aggregate amount of Damages (as defined in the applicable Purchase Agreement under which such Claim is being sought) which is set forth in a Claim (as defined below) delivered to the Escrow Agent and the Sellers’ Representative prior to the Escrow Release Date and with respect to which and to the extent that it remains unresolved and no distribution has been made prior to the Escrow Release Date pursuant to this Section 3. Outstanding Claim Amounts shall be distributed to the Sellers and/or to Buyer, as is appropriate, upon the final resolution of such Outstanding Claim Amounts (notwithstanding that such final resolution shall not have occurred until after the Escrow Release Date) as evidenced by (A) joint written instructions from the Sellers’ Representative and Buyer as to the disposition of the Outstanding Claim Amount or (B) an order of a court having jurisdiction over the matter which is final and not subject to further court proceedings or appeal (which shall also be sent to Buyer and Sellers’ Representative, as applicable, by the party providing such final, nonappealable order to the Escrow Agent); provided, however, that any Outstanding Claim Amounts which may be finally resolved in favor of the Sellers prior to the Escrow Release Date shall not give rise to any distribution to the Sellers or the Sellers’ Representative prior to the Escrow Release Date. Upon receipt of any such instructions or order, the Escrow Agent shall disburse an amount of funds equal to the Outstanding Claim Amount in accordance therewith, provided that the Escrow Agent shall at all times hold funds in the applicable sub-Escrow Account which are sufficient to cover the aggregate amount of all then Outstanding Claim Amounts held against such sub-Escrow Account, or if the amount of funds is not then sufficient to cover the aggregate amount of all then Outstanding Claim Amounts held against the applicable sub-Escrow Account, the entire balance of such sub-Escrow Account.

(b) From time to time prior to the Escrow Release Date, subject to the terms, conditions and limitations set forth in the applicable Purchase Agreement, Buyer may deliver to the Escrow Agent a written notice (a “Claim”) requesting disbursement to Buyer of a specified amount of funds in full or partial payment of (i) (x) a Claim under Section 1.4(c)(ii) or (iii) of the GMT Purchase Agreement (working capital adjustment provisions), (y) a Claim under Section 1.6(c)(ii) or (iii) of the GMI Purchase Agreement (working capital adjustment provisions), or (z) a Claim under Section 1.4(c)(ii) or (iii) of the GMIL Purchase Agreement (working capital adjustment provisions); or (ii) an indemnification obligation of the Sellers to a Buyer Indemnitee (as defined in the applicable Purchase Agreement under which such a Claim is being sought) for Damages (as defined in the applicable Purchase Agreement under which such a Claim is being sought) in respect of which such Buyer Indemnitee is entitled to indemnification pursuant to Section 5.1(a) of such Purchase Agreement (other than any Minority Purchase Agreement), and Section 3.1(a) of the applicable Minority Purchase Agreement (any of which shall be referred to herein as a “Claim Amount”), along with a delivery receipt or other appropriate proof of delivery to the Sellers’ Representative of any Claim. In order to be validly asserted, each such Claim shall specify in reasonable detail the facts upon which the Claim is based, the section(s) of the applicable Purchase Agreement with respect to which indemnification is claimed, the appropriate sub-Escrow Account from which the Buyer alleges a right to have the Claim paid, and the Claim Amount, or if a Claim Amount is not finally quantified, a reasonable, good faith estimate of such Claim Amount (a copy of which shall be provided to Sellers’ Representative at the same time it is provided to the Escrow Agent). For the avoidance of doubt, each Claim and Claim Amount shall apply only to the sub-Escrow Account specified in the written notice provided by Buyer and such Claim or Claim Amount shall not affect any other sub-Escrow Account established herein; provided that Claims under the indemnities for [insert Big Branch Mine indemnity sections] may be made without regard to sub-Accounts. If a Claim Amount is finally quantified, and if the Escrow Agent is not in receipt of a written objection from the Sellers’ Representative to such Claim within thirty (30) days following the date of the Escrow Agent’s receipt of such Claim (a copy of which shall be provided to Buyer by the Sellers’ Representative at the same time it is provided to the Escrow Agent), then on the 31st day following such receipt (or if the 31st day is not a business day for the Escrow Agent, then on the first business day after the 31st day), the Escrow Agent shall disburse to Buyer an amount of funds equal to the Claim Amount identified in the Claim from the appropriate sub-Escrow Account referenced in the Claim.

(c) If the Escrow Agent is in receipt of a written objection, received within thirty (30) days following the date of the Escrow Agent’s receipt of a Claim, from the Sellers’ Representative (a copy of which shall be provided to Buyer) to a Claim requesting a distribution of a Claim Amount, the Escrow Agent shall not make the payment to Buyer of the Outstanding Claim Amount until such time as it receives (A) joint written instructions from the Sellers’ Representative and Buyer as to the disposition of the Outstanding Claim Amount or (B) an order of a court having jurisdiction over the matter which is final and not subject to further court proceedings or appeal. Upon receipt of any such instructions or order, the Escrow Agent shall disburse the Outstanding Claim Amount in accordance therewith.

(d) The following amounts shall be available for Claims (as defined below) under this Agreement, plus any related Escrow Earnings:

(i)	up to $19,630,400 for Claims under the GMI Purchase Agreement;

(ii)	up to $6,584,300 for Claims under the GMIL Purchase Agreement;

(iii)	up to $10,882,700 for Claims under the GMT Purchase Agreement;

(iv)	up to $108,000 for Claims under the Electrasem Purchase Agreements;

(v)	up to $326,400 for Claims under the GMS Purchase Agreements; and

(vi)	up to $468,200 for Claims under the Gassonic Purchase Agreements;

provided, that to the extent that any Claims made relate to (x) Electrasem, then 85% of any such Claim first shall be allocated to the maximum Claim amount under subsection (iii) above and 15% of any such Claims first shall be allocated to the maximum Claim amount under subsection (iv) above; (y) GMS, then 70% of any such Claim first shall be allocated to the maximum Claim amount under subsection (iii) above and 30% of such Claim first shall be allocated to the maximum Claim amount under subsection (v) above, and (z) Gassonic, then 69.832% of any such Claim first shall be allocated to the maximum Claim amount under subsection (iii) above and 30.168% of any such Claim first shall be allocated to the maximum Claim amount under subsection (vi) above. To the extent any allocation to subsections (iv), (v) or (vi) above exhaust the amounts available thereunder, then any excess Claim amount shall be allocated to and paid from the amounts set forth in subsection (iii).

(e) In connection with any court order with respect to this Agreement, the Escrow Agent shall be entitled to receive an opinion of counsel to the presenting party to the effect that such order is final and nonappealable and from a court of competent jurisdiction. The Escrow Agent shall act upon such order and opinion without further question.

(f) Any disputes among Buyer and Sellers’ Representative with respect to the release of funds in the Escrow Account shall be settled by the applicable dispute mechanisms contained in the applicable Purchase Agreement.

(g) All distributions of cash shall be made by federal funds wire transfer.

Section 4. Rights and Responsibilities of Escrow Agent. The acceptance by the Escrow Agent of its duties hereunder is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control with respect to the Escrow Agent’s rights, duties, liabilities and immunities:

(a) The Escrow Agent shall act hereunder as an escrow agent only, and it shall not be responsible or liable in any manner whatever for the sufficiency, correctness,

genuineness or validity of any document furnished to the Escrow Agent or any asset deposited with it. The Escrow Agent shall not make, be required to make, or be liable in any manner for its failure to make, any determination under the Purchase Agreements, including any determination whether any party thereto has complied with its terms or is entitled to payment or to any other right or remedy thereunder.

(b) The Escrow Agent may rely and shall be protected in acting or refraining from acting upon (and shall incur no liability for following the instructions contained therein) any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due to be paid into the Escrow Account by any party.

(c) The Escrow Agent shall not be liable for any action taken or omitted by it unless a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss. In the administration of the Escrow Account hereunder, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel, including in-house counsel, accountants and other skilled persons to be selected and retained by it and the fees of such persons shall be paid from the Escrow Account, such payment applied to the sub-Escrow Accounts pro rata per dollar value of such sub-Escrow Accounts measured at Closing. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons, including in-house counsel.

(d) Buyer and the Sellers’ Representative (on behalf of the Sellers) agree to jointly and severally indemnify, defend and hold the Escrow Agent and its affiliates and each of their respective directors, officers, agents and employees (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket and incidental expenses and legal fees and expenses (“Losses”) that may be imposed on, incurred by, or asserted against, the Indemnititees or any of them (i) for following any instructions or other directions upon which the Escrow Agent is authorized to rely pursuant to the terms of this Agreement; or (ii) in connection with or arising out of the Escrow Agent’s performance under this Agreement provided, with respect to this clause (ii) only, the Indemnitees have not acted with gross negligence or engaged in willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), and regardless of the form of action. The provisions of this Section 4(d) shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent for any reason.

(e) The Escrow Agent shall have no duties except those specifically set forth in this Agreement and shall not be subject to, nor have any liability or responsibility under, any other agreement or document the other parties hereto may be parties to or responsible for, even if same is referenced herein or copies have been given to the Escrow Agent.

(f) The Escrow Agent shall have the right at any time it deems appropriate to seek adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.

Section 5. Compensation. The Escrow Agent shall be compensated for its services (the “Escrow Fee”) hereunder as detailed in a fee schedule attached to this Agreement as Exhibit C. In addition, the Escrow Agent shall be entitled to reimbursement for all reasonable expenses, disbursements or advances made by it in the performance of its duties hereunder. The Escrow Fee and any reimbursements due to the Escrow Agent hereunder shall be deducted from the Escrow Account, such payments applied to the sub-Escrow Accounts pro rata per dollar value of such sub-Escrow Accounts measured at Closing.

Section 6. Attachment of Escrow Account; Compliance with Legal Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 7. Tax Matters

(a) Buyer and each Seller shall each furnish the Escrow Agent with a completed Form W-8 or Form W-9, as applicable.

(b) Reporting of Income. The Escrow Agent shall report to the Sellers and the Internal Revenue Service, as of each calendar year-end, all income earned from the investment of any sum held in the Escrow Account as income of the Sellers, whether or not said income has been distributed during such year, as and to the extent required by law. Escrow Agent shall withhold any taxes it deems appropriate in its reasonable discretion and shall remit such taxes to the appropriate authorities.

(c) Preparation and Filing of Tax Returns. Any tax returns required to be prepared and filed will be prepared and filed by the Sellers with the Internal Revenue Service in all years income is earned, whether or not income is received or distributed in any particular tax year, and Escrow Agent shall have no responsibility for the preparation and/or filing or any tax return with respect to any income earned by the Escrow Account.

(d) Payment of Taxes. Any taxes payable on income earned from the investment of any sums held in the Escrow Account shall be paid by the applicable Sellers, whether or not the income was distributed by the Escrow Agent during any particular year.

Section 8. Resignation or Removal of Escrow Agent

(a) The Escrow Agent may resign as such following the giving of thirty (30) days prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days prior written notice to the Escrow Agent by the other parties hereto. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after receipt of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the moneys or assets then in its possession to a successor escrow agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

(b) If the other parties hereto have failed to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

Section 9. Termination. Upon the final disbursement by the Escrow Agent pursuant to Section 3 of all funds held in each of the sub-Escrow Accounts, this Agreement shall terminate.

Section 10. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and be given in person, courier delivery service, by mail, or by telecopy (with confirmation of receipt) and shall become effective (a) on delivery if given in person, (b) on the date of delivery if sent by courier delivery service, (c) four business days after being deposited in the mails, with proper postage for first-class registered or certified mail, prepaid or (d) upon receipt if delivery is by telecopy. Notwithstanding the above, in the case of communications delivered to the Escrow Agent whereby the Escrow Agent must act based on a specified number of days upon its receipt of such communication, if applicable, such communications shall be deemed to have been given on the date received by the Escrow Agent.

Notices shall be addressed as follows:

(i)	if to Buyer :

Mine Safety Appliances Company

P.O. Box 426

Pittsburgh, PA 15230

Facsimile: (412) 967-3309

Attention: General Counsel

with a copy to:

Reed Smith, LLP

Reed Smith Centre

225 Fifth Avenue

Suite 1200

Pittsburgh, PA 15222

Facsimile: (412) 288-3063

Attention: Debra Dermody, Esq.

(ii)	if to the Sellers’ Representative :

Joseph A. Sperske

215 Hidden Creek Drive

Auburn, CA 95603

Facsimile: (530) 855-8684

Attention: Joseph A. Sperske

with a copy to:

Bryan Cave LLP

3161 Michelson Dr.,

Suite 1500

Irvine, CA 92612

Brett J. Souza, Esq.

Facsimile: (949) 223-7100

(iii)	if to the Escrow Agent:

PNC Bank, N.A.

Facsimile:

with a copy to:

PNC Bank Legal Department

One PNC Plaza

249 Fifth Avenue

Pittsburgh, PA 15222

Facsimile:

Section 11. Governing Law, Counterparts. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles. It may be executed in several counterparts, each one of which shall constitute an original and all collectively shall constitute but one instrument.

Section 12. Amendment, Modification or Waiver. This Agreement may be amended or modified and any term of this Agreement may be waived if such amendment, modification or waiver is in writing and signed by all parties.

Section 13. Assignments of Interests. No assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be delivered to and acknowledged by the Escrow Agent.

Section 14. Force Majeure. Notwithstanding any other provision of this Agreement, the Escrow Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.

Section 15. Interpretation. The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement. In the event of any conflict between any provision of this Agreement and any provision of an applicable Purchase Agreement, the provisions of the applicable Purchase Agreement shall govern and control.

Section 16. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

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IN WITNESS WHEREOF, the parties have been duly executed this Agreement as of the date first above written.

Mine Safety Appliances Company

By:
Name:
Title:

Joseph A. Sperske, as Sellers’ Representative

By:

PNC Bank, National Association

By
Name:
Title:

Signature Page to the Escrow Agreement

SCHEDULE I

LIST OF SELLERS

[To be provided by Sellers’ Representative]

EXHIBIT A

Telephone Number(s) and Signature(s) for

Person(s) Designated to give Funds Transfer Instructions

If to Buyer:

	Name	Telephone Number	Signature

1.

2.

If to Sellers’ Representative:

	Name	Telephone Number	Signature

1.	Joseph A. Sperske

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Buyer:

	Name	Telephone Number

1.

2.

If to Sellers’ Representative:

1.	Joseph A. Sperske

Telephone call backs shall be made to each party if joint instructions are required pursuant to the agreement.

EXHIBIT B

PERCENTAGE INTERESTS

[To be provided by Sellers’ Representative]

B-1

EXHIBIT C

SCHEDULE OF ESCROW AGENT FEES

[To be provided by Escrow Agent]

C-1

EXHIBIT B

FORM OF ROBBIBARO EMPLOYMENT AGREEMENT

P. Robbibaro Form

[Date]

Phillip A. Robbibaro

[Address]

Dear Mr. Robbibaro:

We are very pleased that you have decided to [continue employment with [General Monitors] (the “Company”), which will currently operate as a wholly-owned subsidiary of Mine Safety Appliances Company (“MSA”) following its acquisition by MSA].1/ This letter (this “Agreement”) confirms the terms and conditions of your employment with the Company. Please indicate your acceptance of these terms and intent to be legally bound by signing a copy of this Agreement and returning it to me.

1.	Employment. Your title will be President and Chief Executive Officer of each of the General Monitor companies. You agree to use your best efforts to perform the duties required by and customarily associated with such position and such other duties not inconsistent therewith as may be assigned to you from time to time by the President and CEO of MSA. You agree to devote your full business time, attention and energies to the business of the Company and its affiliates (except for paid-time-off and any period of disability), and, except as provided in this Section 1 or permitted under Section 2 below, you shall not engage in any other business or employment activity. You may accept appointment to or continue to serve on the board of directors or trustees of any charitable or non-profit organization and manage your personal investments; provided in each case that such activities do not conflict or interfere with the performance of your duties hereunder. You will, if so requested, become a Director or an Officer of any controlling or controlled company and remain in such capacity without any additional remuneration. You also agree to resign as a Director or Officer upon separation from employment.

2.	Outside Business Activity. Except as declared in Exhibit A, you are not a promoter, substantial stockholder, director, employee or officer of or consultant to a business

1/	To be revised to reflect final deal structure.

organized for profit nor will you become a promoter, substantial stockholder, director, employee or officer of, or consultant to such a business while employed by the Company without first obtaining the prior written approval of the President and CEO of MSA. Should you become a promoter, substantial stockholder, director, employee or officer of, or a consultant to a business organized for profit upon obtaining such prior written approval, you understand that you have a continuing obligation to advise the President and CEO of MSA at such time as any activity of either the Company or such other business presents you with a conflict of interest as an employee of the Company. Should any matter or dealings in which you are now involved or hereafter become involved, on your own behalf or as an employee of the Company, appear to present a possible conflict of interest under the Company policy then in effect, you will promptly disclose the facts to the President and CEO of MSA so that a determination can be made as to whether a conflict of interest does exist. You will take whatever action is requested of you by MSA to resolve any conflict which it finds to exist.

3.	No Conflicts. You represent to MSA that neither the execution nor delivery of this Agreement, nor the performance of your obligations under this Agreement, will conflict with or result in a breach of any other agreement or obligation including, without limitation, any contractual or fiduciary duty owed by you to any former employer.

4.

Compensation. Your annual base salary will initially be $[same salary as at GM], payable on regularly scheduled payroll dates in accordance with the Company’s standard procedures; and your annual base salary shall be reviewed and may be increased no less frequently than annually. As a financial incentive to help the Company achieve or exceed its objectives and to encourage your continued employment with the Company, you will (a) be eligible to earn an annual performance bonus equal to $[same annual bonus as at GM] based on the Company’s results and your individual performance, which if earned will be paid within 2  1/2 months following the end of the year to which it relates, and additionally, (b) be eligible to earn a quarterly performance bonus equal to $[same quarterly bonus as at GM] based on the Company’s results and your individual performance, which if earned will be paid quarterly, and in all events no later than the 15th day of the third month following the end of the quarter. It is in the nature of such bonus plans that there is no guarantee that any such bonus will be earned thereunder, and bonuses are subject to the terms of the applicable bonus plan.

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5.	Benefits. You shall be entitled to participate in such group health, life, and disability insurance plans, pension plans, and other welfare and fringe benefit programs as are available generally to similarly situated executives of the Company and as may be amended from time-to-time. Your participation in such plans and programs shall be subject to the terms of the applicable plan documents and generally applicable Company policies. You will be entitled to four (4) weeks’ paid vacation per year, to be taken at times which do not unreasonably interfere with the performance of your duties hereunder. You will be entitled to indemnification at all times during and after your employment with the Company to the maximum extent permitted under the Company’s organizational documents and applicable law. The Company will maintain directors’ and officers’ liability insurance on your behalf at all times during and after your employment for acts and omissions during your employment to the same extent such coverage is maintained for directors and other senior executives of the Company and MSA.

6.	Expense Reimbursement. You will be reimbursed for all travel and out-of-pocket expenses reasonably incurred during your employment with the Company in accordance with the Company’s expense reimbursement policies for the purposes of, and in connection with, performing your services for the Company. To obtain reimbursement, you must present to the Company vouchers or other statements itemizing the expenses in reasonable detail in conformity with the Company’s expense reimbursement policies. The expense reimbursements provided shall be payable within 30 days of the calendar month following the calendar month in which the expense was incurred during your employment, in accordance with the Company’s standard payroll and reimbursement procedures with respect to such perquisites and expense reimbursements; provided further that, to the extent reimbursed, all reimbursement payments with respect to expenses incurred within a particular year shall be made no later than the end of your taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year shall not affect the amount of reimbursable expenses in a different taxable year, and such reimbursement shall not be subject to liquidation or exchange for another benefit.

7.

Company Termination or Good Reason Termination. (a) General. This Agreement shall continue for a period commencing on the date hereof and ending on January 31, 2012, subject to prior termination as provided for herein. You will be an at-will employee who may resign or may be terminated at any time, with or without “cause.” Nothing in

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this Agreement shall provide you with the right to continued employment with the Company. You agree to resign immediately from all official positions with the Company and any of its affiliates upon termination of your employment for any reason.

(b) For Cause. If your employment is terminated by the Company for “cause,” the Company’s obligation under this Agreement will terminate immediately upon notice by the Company and payment of the Accrued Amounts. For purposes of this Agreement, “cause” means (i) your conviction of, or plea of nolo contendere to, a felony; (ii) your engaging in an act or acts of dishonesty, fraud, or gross misconduct which result or are intended to result in damage to the Company’s business or reputation; (iii) failure by you to substantially perform your duties hereunder (other than due to disability) which remains uncured for more than 10 days following your receipt of written notice thereof from the Company; or (iv) any conduct on your part contributing to, or any failure to correct deficiencies directly or indirectly resulting in, financial restatements or irregularities. “Accrued Amounts” means (w) any unpaid base salary at the rate then in effect through the date of termination and any accrued but unused vacation through the date of termination; (x) any unpaid bonus earned with respect to any period ending on or preceding the date of termination; (y) reimbursement for any unreimbursed business expenses incurred through the date of termination; and (z) all other payments or benefits to which you may be entitled under the terms of any applicable compensation arrangement or benefit program or this Agreement; provided, further that Accrued Amounts shall not include any pro-rata or other bonus amounts except as provided in subclause (x). Except to the extent otherwise required by law, Accrued Amounts shall be paid as follows: Accrued Amounts specified in subclause (w) shall be paid on the first regularly scheduled payroll date following separation from service; Accrued Amounts specified in subclause (x) shall be paid at the time and in the form provided in the underlying bonus plan or arrangement; Accrued Amounts specified in subclause (y) shall be paid as provided in the Company’s expense reimbursement policy and as provided in this Agreement; and Accrued Amounts specified in subclause (z) shall be paid as provided in the compensation arrangement, benefit program or this Agreement, as applicable.

(c) Without Cause. If your employment is terminated by the Company without cause, as your exclusive remedy, you shall (i) be paid the Accrued Amounts, and a pro-rated annual bonus and pro-rated quarterly bonus for the year and

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quarter in which your employment terminates (calculated using your target bonus for such year and quarter, which shall be calculated presuming all metrics are achieved at “target”) (“Pro-Rated Bonus”), upon the effective date of your separation from service, with Accrued Amounts payable as provided herein and the Pro-Rated Bonus payable on the first regularly scheduled payroll date following the 30 day anniversary of your separation from service, and (ii) continue to receive your then-current base salary together with your annual bonus and your quarterly bonuses (calculated using your target bonus for such year and quarters during such year and presuming all metrics achieved at “target”) (“Continuation Pay”) payable in the usual way through January 31, 2012 (the “Salary Continuation Period”), commencing on the first regularly scheduled payroll date following the 30 day anniversary of your separation from service and will be subject to legally required withholding; provided, however, if you are a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) then, to the extent (if any) that this Paragraph 7(c) provides for a “deferral of compensation” within the meaning of Section 409A, no such deferred compensation shall be paid during the six-month period following your separation from service and, to the extent otherwise payable during such period, shall be aggregated and paid on the first business day following the six-month anniversary of your separation from service. You will also continue to receive the same level of medical and dental benefits as are available to you at the time of your termination, at the Company’s expense under the COBRA program, for the duration of the Salary Continuation Period, to the extent such benefits can be provided to you on a non-taxable basis. The Company’s obligation to make payments and provide benefits during the Salary Continuation Period is contingent upon you first signing a general waiver and release and the expiration of any associated revocation period within 30 days following your separation from service, in a reasonable form presented by the Company and your full compliance with all provisions in this Agreement including, but not limited to, Sections 8 through 10.

(d) Good Reason. If you resign your employment for “Good Reason” during the term of this Agreement and not for voluntary termination as provided in Section 7(e), as your exclusive remedy, you shall (i) be paid the Accrued Amounts and the Pro-Rated Bonus, upon the effective date of your separation from service, with Accrued Amounts payable as provided herein and the Pro-Rated Bonus payable on the

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first regularly scheduled payroll date following the 30 day anniversary of your separation from service, and (ii) Continuation Pay payable in the usual way through the Salary Continuation Period, commencing on the first regularly scheduled payroll date following the 30 day anniversary of your separation from service and will be subject to legally required withholding; provided, however, if you are a “specified employee” under Section 409A then, to the extent (if any) that this Paragraph 7(d) provides for a “deferral of compensation” within the meaning of Section 409A, no such deferred compensation shall be paid during the six-month period following your separation from service and, to the extent otherwise payable during such period, shall be aggregated and paid on the first business day following the six-month anniversary of your separation from service. You will also continue to receive the same level of medical and dental benefits as are available to you at the time of your termination, at the Company’s expense under the COBRA program, for the duration of the Salary Continuation Period, to the extent such benefits can be provided to you on a non-taxable basis. The Company’s obligation to make payments and provide benefits during the Salary Continuation Period is contingent upon you first signing a general waiver and release and the expiration of any associated revocation period within 30 days following your separation from service, in a reasonable form presented by the Company and your full compliance with all provisions in this Agreement including, but not limited to, Sections 8 through 10. For purposes of this Agreement, “Good Reason” means: (A) any material adverse change in your position, duties, or authority as contemplated by this Agreement and as effective following acquisition of the Company by MSA; (B) a material diminution in your annual base salary or target bonus percentage; (C) the relocation of your principal place of employment to a location more than 35 miles from your principal place of employment upon the date of this Agreement; or (D) a breach by the Company of a material provision of this Agreement; provided, however, that you must provide notice to the Company of any such act or failure to act within 90 days of the initial existence of such act or failure to act, and, if the Company remedies and corrects such act or failure to act during the period of 30 days following your notice, such act or failure to act shall not constitute “Good Reason” under this Agreement. Notwithstanding the foregoing, in no event shall the mere occurrence of the acquisition of the Company by MSA be deemed to constitute Good Reason.

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(e) Resignation without Good Reason. You may voluntarily terminate your employment (i.e., without Good Reason) at any time and you agree to give the Company thirty (30) days’ written notice of the termination of your employment with the Company. Upon the effective date of such termination, the Company shall pay to you the Accrued Amounts.

(f) Death. If you die during your employment with the Company, the Company will pay your estate any Accrued Amounts and the Pro-Rated Bonus within 30 days of your death.

(g) Disability. If, during the term of this Agreement, you become disabled within the meaning of Section 409A, even with reasonable accommodations made by the Company on your behalf, the Company shall have the right to terminate your employment and this Agreement, in which event you shall be entitled to (i) the Accrued Amounts and the Pro-Rated Bonus, upon the effective date of your separation from service, with Accrued Amounts payable as provided herein and the Pro-Rated Bonus payable on the first regularly scheduled payroll date following the 30 day anniversary of your separation from service, and (ii) your then-current base salary payable on regularly scheduled payroll dates for a period of three (3) months following your separation from service.

(h) No Other Payments or Benefits. You will not be eligible to receive severance or similar payments or benefits under any plan of the Company or MSA, except as provided in this Section 7.

8.

Noncompetition. You agree that you will not at any time during your employment with the Company directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, lender, consultant or otherwise with, any business, entity or organization of any kind, in any part of the world, which competes with any part of the business of the Company, MSA or its affiliates, as such business is then conducted. Ownership of less than 5% of the securities of any publicly traded company will not violate this Section 8. You recognize and acknowledge that it is an essential part of the acquisition of the Company by MSA, for the proper protection of the business of the Company and the integration of its operations within MSA that you be restrained from competing against the Company and MSA or from soliciting or inducing any employee of

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the Company or MSA to leave their employ, in each case for the reasonable period provided herein, and that your compliance with Sections 8-10 herein will not prevent you from earning your livelihood.

9.	Employee-Nonsolicitation. You agree that you will not at any time during your employment with the Company or following your separation from employment for any reason for a two year period commencing upon the date of your separation, (i) solicit, entice or induce any individual that currently is, or at any time during the one year will be, an employee of the Company, MSA or any of its affiliates to become employed by any other person, firm, corporation, partnership or other business entity whatsoever (other than the Company or its affiliates), or (ii) approach any such employee for such purpose or authorize, or participate with, or assist in the taking of such actions by any other person, firm or corporation.

10.	Non-Disclosure. You agree not to disclose to anyone outside of the Company, use in other than the Company’s business, nor disclose to anyone within the Company who does not have a need-to-know, any technical or non-technical information or material which gives the Company an advantage over others who do not know it (“proprietary information”) relating in any way to the business of the Company, except with the Company’s written permission. You shall not disclose to the Company nor induce the Company to use any proprietary information of others. You further agree that upon termination of your employment with the Company, all records and all proprietary information of the Company including copies thereof in your possession, whether prepared by you or others, shall be so identified and shall be surrendered to and left with the Company. Further, you agree that all other property of whatsoever kind or nature belonging to the Company shall also be left with the Company. This obligation shall continue for at least five years after termination of your employment and for as long thereafter as is reasonably necessary to protect the Company’s interests.

11.	Proprietary Information. For purposes of this Agreement, proprietary information shall include, but not be limited to, scientific or any technical information, research, development, design, process, manufacture, procedure, formula, testing, improvements, operation and information related to the sale of the Company’s products or services; the Company’s patent position or trade secrets; costs, profits, investments, planning, markets and other financial or business information including listings of names, addresses or telephone numbers; or experience with new ventures or products. Proprietary information may be in written, digital, visual or oral form.

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12.	Inventions. You shall disclose promptly in writing to the Company all inventions, including discoveries, concepts and ideas, patentable or not, hereafter made or conceived solely or jointly by you during your employment with the Company, or within one year after termination of your employment, if based on or related to proprietary information of the Company, provided such invention, discovery, concepts and ideas relate in some manner to the business or activities of the Company; provided that the foregoing does not apply to an invention which qualifies fully as a nonassignable invention under Section 2870 et seq. of the California Labor Code.

13.	Assignment of Invention. You agree that in connection with any invention covered by Section 12, you shall, on request of the Company and at its expense, promptly execute a specific assignment of title to the Company and do anything else reasonably necessary to enable the Company to secure a patent therefor in the United States and foreign countries.

14.	No Prior Agreements. Except as declared in Exhibit A (attached hereto and forming part of this Agreement), you do not own or have an interest in any patent or unpatented invention, as described in this Agreement.

15.	Prior Company Agreements. Any prior agreements between yourself and the Company relating to patents, trade secrets, proprietary information or conflict of interest with the Company are hereby superseded.

16.	Return Of All Property And Documents. Upon your separation from employment for any reason, you immediately shall return to the Company all of its property including, without limitation, all documents (including copies) and information, however maintained (including computer files, tapes and recordings), concerning the Company or acquired by you in the course and scope of your employment.

17.

Litigation And Regulatory Cooperation. During and after your employment, notwithstanding the cause of separation from employment, you shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your

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full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section, subject to the reimbursement provisions of Section 6, and for any performance of your obligations under this Section 17 which occurs following your separation from employment, the Company shall compensate you at a reasonable rate for the time actually you spend cooperating under this Section 17.

18.	Tax Withholding. You understand and acknowledge that any amount payable may be subject to appropriate tax withholding and you hold the Company harmless for deducting such amounts prior to payment.

19.	Modification. If all or part of any provision of this Agreement shall become or be declared unlawful or unenforceable by reason of any rule of law or public policy, the rights of the Company and your obligations under this Agreement shall be modified only as much as is necessary to make the Agreement enforceable and all other portions of this Agreement, including the remaining portion of any provision, shall remain in full force and effect.

20.	Remedies. You understand that your services for the Company will be of a special and unique nature, and that the breach or threatened breach of the provisions of this agreement would cause the Company irreparable harm which could not be adequately compensated by monetary damages. In the event of a breach or threatened breach by you of any of Sections 8-10, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled to a temporary or permanent injunction, or temporary restraining orders or orders to prevent breaches thereof, in each case, without the need to post any security or bond. If it should become desirable or necessary for the Company to seek involuntary compliance with Sections 8-10 of this Agreement, the period of time during which you are restricted from soliciting Company employees shall extend to the anniversary date of the date of the trial court order or settlement requiring such compliance.

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21.	Binding Agreement; Applicable Law. The provisions of this letter will be binding upon, and will inure to the benefit of the respective heirs, legal representatives, successors and assigns of you and the Company, except that you may not delegate your obligations or assign your rights under this letter without the Company’s prior written consent. Our agreement outlined in this letter will be governed by, and construed and enforced in accordance with, the laws of the jurisdiction of your principal place of employment.

22.	Entire Agreement. This letter contains the entire agreement between us with respect to the subject matter hereof and supersedes all prior agreements or understandings with respect thereto. The terms of this letter may be amended only by an agreement in writing signed by you and the Company.

I look forward with great pleasure to our working together to make the Company the industry leader.

Sincerely yours,

[MSA Entity]

By:
[Name]
[Title]

ACCEPTED AND AGREED:

Phillip A. Robbibaro

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EXHIBIT A

INFORMATION REQUIRED BY SECTIONS 2,3 AND 14 OF EMPLOYMENT AGREEMENT

List here any items which are exceptions under Sections 2 or 3 (outside interests, possible conflict of interest) and Section 14 (agreements with or obligations to others and patents) of Agreement:

(If none, write “None.”)

Date:	Employee Signature:

EXHIBIT C

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

WHEREAS, reference is made to that certain Equity Purchase Agreement (the “Purchase Agreement”) dated as of September 7, 2010, with respect to the equity interests (the “GMT Interests”) of General Monitors Transnational, LLC, a Nevada limited liability company, by and among (i) Cecil Lenihan; David Woods; Denis Connolly; Joseph A. Sperske, as Trustee of the Shelley Trust; Joseph A. Sperske, as Trustee of the Stasia Trust, Joseph A. Sperske, as Trustee of the Shannon Trust; Darin Brame; George Purvis; Joseph A. Sperske, as Trustee of the Joseph A. Sperske Revocable Trust; and Phillip A. Robbibaro and Michelle Robbibaro, as Trustees of the Robbibaro Family Trust (each of the aforementioned is a “GMT Member” and collectively are the “GMT Members”); (ii) Joseph A. Sperske, as agent for the GMT Members (the “Members’ Representative”); and (iii) Mine Safety Appliances Company, a Pennsylvania corporation (“Buyer”).

WHEREAS, capitalized terms used herein not otherwise defined shall have the meaning as ascribed to them to in the Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual benefits to be derived from the Purchase Agreement and of the representations, warranties, conditions, agreements and promises contained therein and other good and valuable consideration, intending to be legally bound, the undersigned sets forth as follows:

1. The undersigned acknowledges having received a copy of the Purchase Agreement and certifies that he is the holder of the GMT Interest set forth opposite his name on Section 2.1(e) of the Disclosure Schedule.

2. Intending to be legally bound, the undersigned hereby joins in and agrees to be bound by, subject to, and obligated under the Purchase Agreement in accordance with all of its terms and provisions as a “GMT Member,” as if he were an original signatory thereto and had signed the Purchase Agreement as of the date thereof, including without limitation the making of the representations and warranties in Article II thereof, the indemnification obligations in Article V thereof, and the restrictions on competition, solicitation of customers and solicitation of employees in Article VI thereof.

3. This Joinder Agreement is to be deemed effective as of the date of the Purchase Agreement as if it was signed by the undersigned on that date, but is executed and delivered by the undersigned as of the date set forth below.

4. The undersigned, if married on the date hereof and/or the Closing Date, shall deliver to Buyer the Consent of Spouse in the form attached hereto as Annex A with this Joinder Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the day and year written below.

Signature:

Print Name:

Date:

Acknowledged and Agreed to:

MINE SAFETY APPLIANCES COMPANY

By

Title:

Signature Page to Joinder Agreement

ANNEX A

FORM OF SPOUSAL CONSENT

SPOUSAL CONSENT

I am the spouse of                                                               and I acknowledge that I have read the foregoing Joinder Agreement dated as of                          , 2010 (the “Joinder Agreement”) and the Equity Purchase Agreement to which it relates. I am aware that by the provisions thereof, my spouse is selling all of the ownership interests and units of General Monitors Transnational LLC owned by my spouse (the “GMT Interests”), including my community property or other interests in the GMT Interests, if any. I hereby consent to such sale and agree that my interests, if any, in the GMT Interests and the Purchase Price under the Equity Purchase Agreement shall be irrevocably bound by the Joinder Agreement (and the Equity Purchase Agreement referenced in the Joinder Agreement) and further understand and agree that my community property interest, if any, in the foregoing shall be similarly bound by the Joinder Agreement (and the Equity Purchase Agreement referenced in the Joinder Agreement). I agree to execute any and all further documents or instruments as may be necessary or appropriate to further the objectives of the Joinder Agreement (and the Equity Purchase Agreement referenced in the Joinder Agreement).

Date:                                      , 2010

Name:

Annex A-1

EXHIBIT D

FORM OF INDIVIDUAL PURCHASE AGREEMENT

INDIVIDUAL EQUITY PURCHASE AGREEMENT

This INDIVIDUAL EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of                          , 2010, by and among                                         , an individual (“Seller”), Joseph A. Sperske, as agent for the Seller (the “Sellers’ Representative”), and Mine Safety Appliances Company, a Pennsylvania corporation (“Buyer”) [NTD: adjust Buyer to MSA Netherlands for Gassonic].

INTRODUCTION

WHEREAS, the GMT Members, Joseph A. Sperske, as Members’ Representative, and Buyer have entered into that certain Equity Purchase Agreement, dated as of                          , 2010 (the “Purchase Agreement”), for the purchase by Buyer of all of the issued and outstanding membership interests of General Monitors Transnational, LLC, a Nevada limited liability company (the “Company”), and Buyer desires to purchase the ownership interests in GMS, Electrasem and Gassonic which are not owned by the Company (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement);

WHEREAS, Seller currently has an ownership interest in                      (the “GMT Subsidiary”) in an amount set forth opposite Seller’s name on Annex A attached hereto (collectively, the “Individual Interests”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Individual Interests.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, intending to be legally bound, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF INDIVIDUAL INTERESTS

1.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller will sell and deliver to Buyer (or, at Buyer’s election, its designee) the Individual Interests free and clear of any Liens and together with all rights attaching thereto on and after the Closing Date, and Buyer will purchase from Seller the Individual Interests.

1.2. Consideration. In consideration for the Individual Interests, pursuant to the terms of Section 1.2 of the Purchase Agreement, Buyer shall pay Seller the aggregate amount of consideration set forth opposite Seller’s name under the heading “Aggregate Purchase Price” on Annex A attached hereto, as such amount may be adjusted as provided in Section 1.4 and Article III hereof (the “Purchase Price”). The Purchase Price is payable on the Closing Date as follows:

(a) Buyer shall pay to Seller by wire transfer of immediately available funds, in accordance with written instructions to be provided by Seller to Buyer no less than two (2) business days prior to the Closing Date, an amount equal to (i) the amount set forth opposite Seller’s name under the heading “Aggregate Purchase Price” on Annex A attached hereto less (ii) the Escrow Amount (as defined below) (such difference, the “Closing Date Payment”, is set forth on Annex A); and

(b) Buyer shall pay to PNC Bank, N.A. (the “Escrow Agent”) by wire transfer of immediately available funds, the amount set forth opposite the Seller’s name under the heading “Cash Escrow Amount” on Annex A attached hereto (the “Escrow Amount”). The Escrow Amount shall be held in accordance with the terms of the Escrow Agreement by and among Buyer, the Members’ Representative, the Escrow Agent and certain other parties [describe briefly the other transactions under which the other sellers are also party to the escrow agreement via their applicable purchase agreement] (the “Escrow Agreement”). The Escrow Amount will be delivered to the Seller at such time and in such amounts as set forth in the Escrow Agreement. By signing this Agreement, Seller agrees to the terms of the Escrow Agreement.

(c) Buyer shall withhold taxes as required by law and shall remit such taxes to the appropriate authorities.

1.3. Closing. The closing (the “Closing”) for the consummation of the transactions contemplated by this Agreement shall take place at the same date and time as the closing occurs under the Purchase Agreement, with the understanding that the Closing hereunder shall occur if and only if the closing occurs under the Purchase Agreement (such date of the Closing being hereinafter called the “Closing Date”). The Closing shall be deemed to have occurred effective as of 12:01 a.m. on the Closing Date.

1.4. Working Capital Adjustment. Seller and Buyer each acknowledge and agree that the Purchase Price shall be subject to a post-Closing adjustment pursuant to the terms set forth in Section 1.4 of the Purchase Agreement. Seller hereby agrees to pay Seller’s Pro Rata Percentage (as defined below) of any amount payable by the Sellers pursuant to Section 1.4 of the Purchase Agreement. Seller further agrees that to the extent the post-Closing adjustment requires a payment of money to Buyer from Seller, Buyer shall be permitted to remove such funds from the Escrow Amount in satisfaction of any such adjustment. For purposes of this Agreement, Seller’s “Pro Rata Percentage” means the percentage set forth opposite Seller’s name under the heading “Pro Rata Percentage” on Annex A attached hereto.

1.5. Appointment of Sellers’ Representative.

(a) Seller hereby irrevocably makes, constitutes and appoints Joseph A. Sperske as his exclusive agent and true and lawful attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the Purchase Agreement, including but not limited to: (i) make all decisions relating to the determination of the Actual Closing Date Working Capital Amount; (ii) make all decisions relating to the distribution of any amounts payable or distributable to Seller hereunder; (iii) execution and delivery, on behalf of Seller, of the Escrow Agreement and any other document

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required by this Agreement or the Purchase Agreement; (iv) receipt of payments hereunder and under the Escrow Agreement and the disbursement thereof to Seller and others; (v) receipt and forwarding of notices and communications pursuant to this Agreement, the Purchase Agreement and the Escrow Agreement; (vi) administration of this Agreement, the Purchase Agreement and the Escrow Agreement, including the resolution of any dispute or claim; (vii) the resolution, settlement, or compromise of any claim for indemnification asserted against Seller pursuant to Section 3.1(a); (viii) asserting, on behalf of Seller, claims for indemnification under Section 3.1(b) and resolving, settling or compromising all such claims; and (ix) take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of Seller or other Person under any circumstance.

(b) Buyer and the Escrow Agent shall be fully protected in dealing with the Sellers’ Representative under this Agreement and may rely upon the authority of the Sellers’ Representative to act as agent of Seller. Any payment by Buyer to the Sellers’ Representative (for the benefit of Seller) under this Agreement shall be considered a payment by Buyer to Seller. The appointment of the Sellers’ Representative is coupled with an interest and shall be irrevocable by Seller in any manner and for any reason. This power of attorney shall not be affected by the disability or incapacity of the principal pursuant to any applicable law.

(c) The Sellers’ Representative acknowledges that the Sellers’ Representative has carefully read and understands this Agreement, hereby accepts such appointment and designation, and represents that he will act in his capacity as Sellers’ Representative in strict compliance with and conformance to the provisions of this Agreement.

(d) Seller agrees that in the event Mr. Sperske or his successor refuses to serve, or is no longer capable of serving, as the Sellers’ Representative, another person shall be appointed to serve as the Sellers’ Representative by a vote of the owners who held a majority of the outstanding ownership interests of the GMT Subsidiary prior to the Closing. Seller agrees that Mr. Sperske or his successor may be removed from serving as the Sellers’ Representative by a vote of the owners who held a majority of the outstanding ownership interests of the GMT Subsidiary prior to the Closing.

(e) Under no circumstances shall the Sellers’ Representative have any liability, under any fiduciary theory or otherwise, to Seller for any act or omission to act of the Sellers’ Representative in such capacity, unless Seller is able to prove that the Sellers’ Representative was guilty of gross negligence or willful malfeasance. Seller shall, severally but not jointly and on a pro rata basis with the other owners of the GMT Subsidiary prior to the Closing, indemnify, save and hold harmless the Sellers’ Representative from and against any and all costs, losses, liabilities, obligations, Damages, law suits, deficiencies, claims, demands and expenses, including, without limitation, attorneys’ fees incurred in connection with, arising out of, resulting from, or incident to any act or omission to act of the Sellers’ Representative in his capacity as such, except to the extent caused by the willful misconduct, gross negligence or bad faith of the Sellers’ Representative.

1.6. Spousal Consents. Seller, if married on the date hereof and/or the Closing Date, shall deliver to Buyer the Consent of Spouse in the form attached hereto as Annex B.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1. Title to Individual Interests. Seller is the sole registered and beneficial owner of the Individual Interests, and will transfer to Buyer (or, at Buyer’s election, its designee) good and marketable title to the Individual Interests free and clear of all Liens and with no restriction on the voting rights, transfer rights and the other incidents of record and beneficial ownership pertaining to the Individual Interests, except for such restrictions arising out of the Securities Act of 1933, as amended and state securities laws.

2.2. Binding Agreement. This Agreement has been duly executed and delivered by Seller pursuant to all necessary authorization and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

2.3. Conflicts; Consents. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will: (i) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any contract to which Seller is a party, (ii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to Seller or any of its properties or assets, or (iii) result in the imposition or creation of any Lien upon or with respect to the Individual Interests or the assets of the GMT Subsidiary. No consent or approval by, or any notification of or filing with, any public body or authority is required to be obtained or made at or prior to the Closing by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby.

2.4. Brokers. No agent, broker, investment banker or other Person acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

2.5. Incorporation by Reference. SELLER HAS BEEN PROVIDED WITH A COPY OF THE PURCHASE AGREEMENT INCLUDING THE DISCLOSURE SCHEDULES RELATED THERETO. SELLER HAS HAD A SUFFICIENT PERIOD OF TIME TO REVIEW THE PURCHASE AGREEMENT AND DISCLOSURE SCHEDULES AND, IF SELLER SO DESIRES, TO CONSULT WITH AN ATTORNEY WITH RESPECT TO THIS AGREEMENT. SELLER HAS REVIEWED THE REPRESENTATIONS, WARRANTIES AND COVENANTS IN THE PURCHASE AGREEMENT AND THE DISCLOSURE SCHEDULES THERETO (AS THE SAME MAY BE MODIFIED BY THE SELLER FROM TIME TO TIME PRIOR TO THE CLOSING) AND AGREES THAT SUCH REPRESENTATIONS AND WARRANTIES SET FORTH IN THE PURCHASE AGREEMENT AND INCORPORATED HEREIN ARE TRUE AND CORRECT AS OF THE

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CLOSING DATE SOLELY TO THE EXTENT THAT THEY REFERENCE OR INCLUDE THE GMT SUBSIDIARY AND THAT ANY OBLIGATIONS AND COVENANTS OF THE SELLERS UNDER THE PURCHASE AGREEMENT SHALL ALSO BE APPLICABLE TO SELLER SOLELY WITH RESPECT TO THE GMT SUBSIDIARY.

ARTICLE III

INDEMNITY AND CONTRIBUTION

3.1. General.

(a) Seller, (x) jointly and severally up to the amount of the Purchase Price of Seller placed into the Escrow Account with respect to the GMT Subsidiary and (y) severally in proportion to his or her relative share of the Purchase Price with respect to the GMT Subsidiary, shall indemnify and hold harmless Buyer and its affiliates and its and their respective former, present and future directors, officers, employees, shareholders and other agents and representatives (collectively, the “Buyer Indemnitees”) from and against any and all liabilities, judgments, claims, settlements, losses, damages (excluding, except as otherwise provided in this Article III, incidental, consequential, special, indirect, enhanced, and punitive damages), fees, Liens, Taxes, penalties, obligations and expenses (including reasonable attorney’s fees and disbursements) (collectively, “Damages”) incurred or suffered by any such Buyer Indemnitee, directly or indirectly, as a result of, based upon, arising from or by reason of:

(i) any misrepresentation or breach of any representation or warranty of the Seller or the GMT Members as to the GMT Subsidiary contained in or incorporated into this Agreement;

(ii) any breach of any covenant of Seller contained in this Agreement and/or any breach of any covenant of the GMT Subsidiary contained in or incorporated into this Agreement prior to the Closing;

(iii) any Taxes payable by, assessed against or relating to (x) the GMT Subsidiary for periods (or any portion thereof for a Straddle Period) prior to the Closing Date or (y) Seller, in either case which are in excess of the reserves for Taxes on the Financial Statements;

(iv) any liability or obligation of the GMT Subsidiary which accrues or arises based upon the operation of the GMT Subsidiary prior to the Closing, which liability or obligation is not otherwise included, reflected or reserved against in the unaudited balance sheet of the GMT Subsidiary as of June 30, 2010 or disclosed in any notes thereto or disclosed on the Disclosure Schedules, except for (A) current liabilities, accruals and expenses incurred in the ordinary course of business since June 30, 2010, (B) product and service warranty claims arising under warranties issued by the GMT Subsidiary in the ordinary course of business (but not including product recalls), and (C) as disclosed in this Agreement or the Disclosure Schedules; provided, however, this Section 3.1(a)(iv) shall terminate and be of no further force or effect upon the one year anniversary of the Closing Date and the Seller shall have no further obligation or liabilities under this Section 3.1(a)(iv); provided, that for the avoidance of doubt, the foregoing proviso shall not preclude Buyer from proceeding with any claims made by Buyer under the Escrow Agreement with respect to this Section 3.1(a)(iv) prior to such one year anniversary;

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(v) any liability or obligation of any entity in the Company Group, GMI or GMIL, based upon products manufactured or distributed or services provided by any of any entity in the Company Group, GMI or GMIL, that were used in or relate to the Massey Upper Big Branch Coal Mine, including any liability related to the explosion at the Upper Big Branch Coal Mine on April 5, 2010, whether or not any issues related thereto are or have been disclosed to Buyer; provided, however, this Section 3.1(a)(v) shall terminate and be of no further force or effect upon the two year anniversary of the Closing Date and the Seller shall have no further obligation or liabilities under this Section 3.1(a)(v); provided, that for the avoidance of doubt, the foregoing proviso shall not preclude Buyer from proceeding with any claims made by Buyer under the Escrow Agreement with respect to this Section 3.1(a)(v) prior to such two year anniversary;

(vi) any claim by any Person that such Person is an owner of the Individual Interest to the extent that such interest was not specifically identified and disclosed to Buyer in Annex A hereof;

(vii) any environmental condition or violation of Environmental Law prior to the Closing Date in connection with any property now or previously owned, used, leased or operated by the GMT Subsidiary; and

(viii) any environmental investigation, monitoring, cleanup or remediation at any property at which wastes generated by the GMT Subsidiary prior to the Closing Date were transported, stored, disposed of, recycled, reclaimed or otherwise manage.

(b) Buyer shall indemnify and hold harmless Seller and his heirs and assigns (“Seller Indemnitees”) from and against any and all Damages incurred or suffered by any such Seller Indemnitee, directly or indirectly, as a result of, based upon, arising from or by reason of:

(i) any misrepresentation or breach of any representation or warranty of Buyer contained in or incorporated into this Agreement,

(ii) any breach of any covenant of Buyer (and on and after the Closing Date, the GMT Subsidiary) contained in or incorporated into this Agreement,

(iii) any liability or obligation of the GMT Subsidiary which accrues or arises based upon the operations of the GMT Subsidiary after the Closing Date; and

(iv) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on its behalf) in connection with the purchase and sale of the Individual Interests.

(c) A party seeking indemnification under Article III of this Agreement shall be referred to as an “Indemnified Party” and a party from whom the indemnification is sought

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under Article III of this Agreement shall be referred to as an “Indemnifying Party”. No Indemnified Party will seek indemnification under Section 3.1(a)(i) or (iv) or Section 3.1(b)(i), as the case may be, until the date on which all unreimbursed claims by parties entitled to indemnification under Section 3.1(a)(i) or (iv) along with those unreimbursed claims by parties entitled to indemnification under Section 5.1(a)(i) of the Purchase Agreement, on the one hand or unreimbursed claims by parties entitled to indemnification under Section 3.1(b)(i), on the other hand, exceed $580,000 in the aggregate (such amount, the “Deductible Amount”), in which case the Indemnified Party shall be entitled to indemnity only for the amount of its Damages exceeding the Deductible Amount. Notwithstanding the foregoing, an Indemnified Party may immediately seek reimbursement for the full amount of any Damages (i.e., without having to satisfy the Deductible Amount) for (i) claims under Section 3.1(a)(i) arising out of a breach of the representations and warranties contained in Sections 2.1 and 2.2 (the “Core Representations”) and (ii) claims arising out of or relating to fraud or willful misconduct. The aggregate liability of either Buyer, on the one hand, or Seller, on the other hand, for indemnification against each such other party under Section 3.1(a)(i), (iv) or (v) or Section 3.1(b)(i), as the case may be, shall not exceed the aggregate of the Escrow Amount, except that claims arising out of a breach of the Core Representations shall not be subject to the Escrow Amount cap. The maximum aggregate liability of the Seller under Sections 3.1(a) shall be one hundred percent (100%) of the Purchase Price.

(d) To the extent an indemnification claim arises under this Article III as a result of a third-party claim against an Indemnified Party, the Damages shall be deemed to include incidental, consequential, special, indirect, enhanced and punitive damages to the extent claimed by a third party against an Indemnified Party.

(e) For the avoidance of doubt, any claim for indemnity pursuant to Sections 3.1(a)(ii), (iii), (v), (vi), (vii) and (viii) shall not be subject to the Deductible Amount limitations set forth in Section 3.1(c).

(f) Notwithstanding any provision contained herein to the contrary (including without limitation the Seller’s failure to disclose any matter required to be disclosed on any Disclosure Schedule required hereunder), the parties agree that (1) no representation or warranty of the Seller contained in this Agreement shall be deemed to be untrue or incorrect, and the Seller shall not be deemed to be in breach thereof, and no Buyer Indemnitee shall be entitled to indemnification hereunder with respect to any such breach, and (2) no indemnification obligation shall be triggered under Section 3.1(a)(iv), if in either case Buyer, its affiliates or any of their respective employees had actual knowledge with respect to any such undisclosed matter or that any representation or warranty was untrue or incorrect, but only if such knowledge was obtained by such Person pursuant to information or data contained in any report, written analysis or other documentation prepared for or at the request of Buyer (or its affiliates) by Deloitte or any other third-party consultant or advisor (excluding Buyer’s outside legal counsel, Reed Smith) in connection with Buyer’s due diligence investigation relating to the transactions contemplated hereby.

3.2. Procedures for Indemnification; Limitation of Liability; Exclusive Remedy. Each of Buyer and Seller acknowledge and agree that any claims for indemnification hereunder shall be subject to the provisions set forth in Sections 5.2, 5.3, 5.4, 5.7, and 5.8 of the Purchase Agreement.

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3.3. Escrow; Release of Escrow Amounts. For a period of two (2) years beginning on the Closing Date (the “Escrow Period”), the Escrow Amount shall be held by the Escrow Agent pursuant to the Escrow Agreement. To the extent that indemnification claims, if any, become payable by Seller under the provisions of Section 3.1 of this Agreement, the parties will satisfy those claims using the Escrow Amount. Upon expiration of the Escrow Period, any Escrow Amount which remains in said escrow and is not subject to an outstanding claim made prior to such expiration by Buyer shall be released by the Escrow Agent to Seller pursuant to the Escrow Agreement.

3.4. Adjustments. Any indemnification payments made under this Article III shall be considered an adjustment to the Purchase Price.

[Note to Form: Article IV will be applicable only as to those equity holders who are to sign a non-compete as set forth in the Purchase Agreement.]

ARTICLE IV

RESTRICTIONS ON COMPETITION

4.1. Restrictions on Competition. Seller covenants and agrees that during the period commencing on the Closing Date and for a period of two (2) years following the Closing Date, Seller shall not, either directly or indirectly undertake or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any Person engaged in, any business involving the provision of products or services which are the same as, similar to or in competition with the business of Buyer and its affiliates (including the Company, each other entity in the Company Group, GMHK and Wuxi) in the United States of America or in any other country in which Buyer or its affiliates (including the Company, each other entity in the Company Group, GMHK and Wuxi) presently conduct or have conducted business at any time during the last two (2) years immediately prior to the Closing Date.

4.2. Non-Solicitation of Customers. Seller agrees that for two (2) years following the Closing Date, Seller shall not, directly or indirectly, solicit the trade of, or trade with, any customers or prospective customers of Buyer or its affiliates (including the Company, each other entity in the Company Group, GMHK and Wuxi).

4.3. Non-Solicitation of Employees. Seller agrees that for two (2) years following the Closing Date, Seller shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of Buyer or its affiliates (including the Company, each other entity in the Company Group, GMHK and Wuxi) to leave for any reason whatsoever; provided that general advertisements for employment not specifically targeting employees of Buyer or its affiliates shall not be deemed to violate this Section 4.3.

4.4. Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Sections 4.1, 4.2 and 4.3 shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any

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provision or provisions hereof shall not render unenforceable, or impair, the remaining provisions of this Agreement. If any provision or provisions of such sections shall be deemed illegal, invalid or otherwise unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof to render it valid and enforceable.

ARTICLE V

MISCELLANEOUS

5.1. Acknowledgment by Buyer. BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF THE SELLER IN OR INCORPORATED INTO THIS AGREEMENT, INCLUDING THE DISCLOSURE SCHEDULE (AND UPDATES THERETO) CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE GMT SUBSIDIARY) ARE SPECIFICALLY DISCLAIMED BY THE SELLER.

5.2. Entire Agreement. This Agreement, together with the Purchase Agreement incorporated herein and any schedules, exhibits or annexes hereto and the other agreements contemplated herein, contains the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements or understandings among the parties.

5.3. Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt), by reputable overnight courier (charges prepaid), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Buyer or Sellers’ Representative, as set forth in the Purchase Agreement.

If to Seller:

Facsimile:
Attention:

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Each such notice, request or communication shall be effective when received; if given by reputable overnight or international courier, the next business day after deposit with the courier; or, if given by mail, when delivered at the address specified in this Section 5.3 or on the fifth business day following the date on which such communication is posted, whichever occurs first.

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5.4. Expenses. Seller, on the one hand, and Buyer, on the other hand, shall each bear their own costs and expenses (including the expenses of their respective financial, legal, accounting, tax and other relevant representatives) incurred in connection with the transactions contemplated hereby, including any fees or commissions of any broker, agent, investment banker, or other Person engaged by such party.

5.5. Counterparts. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission or portable document format (.pdf)), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

5.6. Survival. All covenants, representations, warranties, agreements and obligations of the parties in this Agreement shall survive the Closing. Except as provided below, the representations and warranties contained in this Agreement shall survive the Closing until the date which is twelve (12) months after the Closing Date. The Core Representations made by Seller shall survive indefinitely without expiration. All covenants and other agreements shall survive the Closing without limitation by time.

5.7. Benefits of Agreement. No party may assign any of its rights under this Agreement without the prior consent of the other parties hereto, except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer. Subject to the preceding sentence, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

5.8. Amendments and Waivers. No modification, amendment or waiver, of any provision of, or consent required by, this Agreement, or any consent to any departure herefrom, shall be effective unless it is in writing and signed by Buyer, Seller and the Sellers’ Representative. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

5.9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

5.10. Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Any Action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the courts of the State of California, County of Orange or the Commonwealth of Pennsylvania, County of Allegheny, or in the United States District Court for the Central District of California or Western District of Pennsylvania and each of the Parties consents to the non-exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

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(b) THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

5.11. Miscellaneous Interests. The provisions of Section 8.2, 8.10, 8.11, 8.12 and 8.13 of the Purchase Agreement shall be incorporated herein as if set forth herein and applicable to this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

MINE SAFETY APPLIANCES COMPANY

By:

Name:
Title:

SELLER:

Signature:

Print Name:

SELLERS’ REPRESENTATIVE

Joseph A. Sperske

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